   As filed with the Securities and Exchange Commission on November 24, 1997

                                                      Registration No. 333-
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                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        TOWN SPORTS INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

                NEW YORK                                    7991                                   13-2749906
    (State or other jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     incorporation or organization)             Classification Code Number)                  Identification Number)

                            ------------------------

                               888 SEVENTH AVENUE
                            NEW YORK, NEW YORK 10106
                           TELEPHONE: (212) 246-6700
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                         ------------------------------

                                 C/O MARK SMITH

                            CHIEF EXECUTIVE OFFICER

                        TOWN SPORTS INTERNATIONAL, INC.

                               888 SEVENTH AVENUE

                            NEW YORK, NEW YORK 10106

                           TELEPHONE: (212) 246-6700

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                    COPY TO:

                                JOSHUA N. KORFF
                                Kirkland & Ellis
                              153 East 53rd Street
                         New York, New York 10022-4675
                           Telephone: (212) 446-4800
                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective. If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                            PROPOSED            PROPOSED
                                                         AMOUNT             MAXIMUM             MAXIMUM            AMOUNT OF
             TITLE OF EACH CLASS OF                      TO BE           OFFERING PRICE        AGGREGATE          REGISTRATION
           SECURITIES TO BE REGISTERED                 REGISTERED         PER UNIT(1)      OFFERING PRICE(1)          FEE
Town Sports International's 9 3/4% Senior Notes
  due 2004.......................................     $85,000,000            $1,000           $85,000,000          $25,757.58

(1) Estimated solely for the purpose of calculating the registration fee.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL NOR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 24, 1997

PRELIMINARY PROSPECTUS

OFFER FOR ALL OUTSTANDING 9 3/4% SENIOR NOTES DUE 2004

IN EXCHANGE FOR SERIES B 9 3/4% SENIOR NOTES DUE 2004 OF

TOWN SPORTS INTERNATIONAL

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,

NEW YORK CITY TIME, ON       , 1997, UNLESS EXTENDED.

    TOWN SPORTS INTERNATIONAL ("TSI" and, collectively with its subsidiaries, the" Company") hereby offers to exchange an aggregate principal amount of up to $85,000,000 of its Series B 9 3/4% Senior Notes due 2004 (the "New Notes") for a like principal amount of its 9 3/4% Senior Notes due 2004 (the "Old Notes") outstanding on the date hereof upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"). The New Notes and the Old Notes are collectively hereafter referred to as the "Notes." The terms of the New Notes are identical in all material respects to those of the Old Notes, except for certain transfer restrictions and registration rights relating to the Old Notes. The New Notes will evidence the same debt as the Old Notes and will be issued pursuant to, and entitled to the benefits of the Indenture governing the Old Notes dated October 16, 1997 (the "Indenture"). The New Notes will be general unsecured obligations of the Company and will rank PARI PASSU in right of payment with all existing and future unsubordinated indebtedness of the Company and senior in right of payment with all existing and future subordinated indebtedness of the Company. The Notes will be effectively subordinated in right of payment to all secured indebtedness of the Company (including indebtedness incurred under the New Credit Facility). As of August 31, 1997, on a pro forma basis after giving effect to the Initial Offering (as defined), the Company would have had approximately $90.0 million in indebtedness outstanding and $13.9 million of availability under the New Credit Facility.

    Upon a Change of Control (as defined), (i) the Company will have the option, at any time on or prior to October 15, 2002, to redeem the Notes in whole but not in part at a redemption price equal to 100% of the principal amount thereof, plus the Applicable Premium (as defined) as of, and accrued and unpaid interest, if any, to the date of redemption and (ii) if the Company does not so redeem the Notes or if such Change of Control occurs after October 15, 2002, the Company will be required to make an offer to purchase all outstanding Notes at a price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase. See "Description of Notes."

    The Company will accept for exchange any and all Notes validly tendered and
not withdrawn prior to 5:00 p.m., New York City time, on       , 1997, unless
extended by the Company in its sole discretion (the "Expiration Date"). Notwithstanding the foregoing, the Company will not extend the Expiration Date
beyond       , 1997. Tenders of Notes may be withdrawn at any time prior to 5:00
p.m. on the Expiration Date. The Exchange Offer is subject to certain customary conditions. The Notes were sold by the Company on October 16, 1997 to the Initial Purchaser (as defined) in a transaction (the "Initial Offering") not registered under the Securities Act in reliance upon an exemption under the Securities Act. The Initial Purchaser subsequently placed the Notes with qualified institutional buyers in reliance upon Rule 144A under the Securities Act. Accordingly, the Notes may not be reoffered, resold or otherwise transferred in the United States unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The New Notes are being offered hereunder in order to satisfy certain obligations of the Company and contained in the Registration Rights Agreement dated October 16, 1997 (the "Registration Rights Agreement"), among the Company and BT Alex. Brown, Incorporated (the "Initial Purchaser"), with respect to the Initial Offering. See "The Exchange Offer."

    Based on no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission") to third parties, the Company believes the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of the Company or its subsidiaries within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such Notes. See "The Exchange Offer--Purpose and Effect of the Exchange Offer" and "The Exchange Offer--Resale of the New Notes." Each broker-dealer (a "Participating Broker-Dealer") that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale. See "Plan of Distribution."

    Holders of Old Notes not tendered and accepted in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and benefits and will be subject to the limitations applicable thereto under the Indentures and with respect to transfer under the Securities Act. The Company will pay all the expenses incurred by it incident to the Exchange Offer. See "The Exchange Offer."
                         ------------------------------

    Prior to the Exchange Offer, there has been no public market for the Old Notes. If a market for the New Notes should develop, such New Notes could trade at a discount from their principal amount. The Company currently does not intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system and no active public market for the New Notes is currently anticipated. There can be no assurance that any public market for the New Notes will develop. The Exchange Offer is not conditioned on any minimum principal amount of Old Notes being tendered for exchange pursuant to the Exchange Offer. See "Risk Factors--Absence of a Public Market." Moreover, to the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Notes could be adversely affected.

    SEE "RISK FACTORS" COMMENCING ON PAGE 15 FOR A DISCUSSION OF CERTAIN FACTORS THAT HOLDERS OF OLD NOTES SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER.
                             ---------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               THE DATE OF THIS PROSPECTUS IS            , 1997.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

    THIS PROSPECTUS INCLUDES "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACTS INCLUDED IN THIS PROSPECTUS, INCLUDING WITHOUT LIMITATION, CERTAIN STATEMENTS UNDER THE "PROSPECTUS SUMMARY," "THE COMPANY," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS" AND LOCATED ELSEWHERE HEREIN REGARDING THE COMPANY'S FINANCIAL POSITION AND BUSINESS STRATEGY, MAY CONSTITUTE FORWARD-LOOKING STATEMENTS. ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, IT CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE COMPANY'S EXPECTATIONS ("CAUTIONARY STATEMENTS") ARE DISCLOSED IN THIS PROSPECTUS, INCLUDING WITHOUT LIMITATION IN CONJUNCTION WITH THE FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS AND UNDER "RISK FACTORS." ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANY OR PERSONS ACTING ON ITS BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS.

                                    SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. PROSPECTIVE INVESTORS ARE URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY. UNLESS OTHERWISE INDICATED, ALL REFERENCES TO FISCAL YEARS CONTAINED HEREIN SHALL BE DEEMED TO REFER TO THE APPLICABLE FISCAL YEAR OF THE COMPANY, WHICH ENDS ON MAY 31 OF THE APPLICABLE CALENDAR YEAR. IN ADDITION, UNLESS OTHERWISE INDICATED, ALL SOURCES FOR ALL INDUSTRY DATA AND STATISTICS CONTAINED IN OR DERIVED FROM INTERNAL OR INDUSTRY SOURCES BELIEVED BY THE COMPANY TO BE RELIABLE. AS USED HEREIN, THE "COMPANY" REFERS TO TOWN SPORTS INTERNATIONAL, INC. AND ITS SUBSIDIARIES.

                                  THE COMPANY

    The Company is a leading owner and operator of fitness clubs in the Northeast and Mid-Atlantic regions of the United States and the largest operator of fitness clubs in Manhattan. As of August 31, 1997, the Company operated 36 clubs which collectively serve in excess of 90,000 members. The Company's largest presence is in the New York metropolitan area, where it operates 27 clubs under the tradename "New York Sports Clubs" that collectively serve over 75,000 members. The Company also has a strong presence in the Washington, D.C. metropolitan area with five clubs operating under the tradename "Washington Sports Clubs" and has expanded its operations to include the Boston metropolitan market where it has two clubs. The Company has experienced significant growth over the past several years through a combination of developing new "greenfield" club locations and acquiring existing clubs. From May 31, 1995 to August 31, 1997, the Company's club base has grown from 25 clubs to 36 clubs. Over the same period, the Company's revenues and Adjusted EBITDA (as defined) have increased from $33.3 million and $3.4 million, respectively, for the year ended May 31, 1995, to $61.4 million and $14.6 million, respectively, for the twelve months ended August 31, 1997.

    The Company's clubs are conveniently located, reasonably priced, state-of-the-art fitness facilities. The Company employs a regional clustering strategy providing members access to clubs near both their work and home for a single membership fee. This strategy allows the Company to maximize revenues by charging members slightly higher monthly dues for the ability to use more than one club in the chain and to attract and retain members by offering greater convenience and a broader range of facilities and services than its smaller competitors. The Company's regional clustering strategy also allows the Company to achieve economies of scale with regard to sales, marketing, purchasing and corporate administrative expenses. In addition, the Company's emphasis on monthly dues and use of its electronic funds transfer system allows the Company to generate stable and predictable cash flows and makes the Company less dependent on new membership sales and price discounting than certain of its competitors.

    Over its 24-year operating history, the Company has developed and refined a model club format that allows the Company to cost effectively construct and more efficiently operate its fitness clubs. The Company's model club is 15,000 to 25,000 square feet and features a wide variety of state-of-the-art cardiovascular and strength-training equipment, as well as exercise studios offering extensive group fitness programs. Certain clubs also feature additional amenities, including swimming pools, squash or tennis courts and physical therapy centers. The Company offers members a variety of other services for which it receives additional fees, including personal training. The Company's typical member is 20 to 44 years of age, college educated and earns in excess of $50,000 per annum.

                               INDUSTRY OVERVIEW

    According to the International Health, Racquet & Sportsclub Association ("IHRSA"), the industry's leading trade organization, revenues generated by the United States fitness club industry increased at a compound annual rate of 9.4% from $5.5 billion in 1991 to $8.6 billion in 1996. Over the same period, memberships in all clubs have grown at a 4.5% compound annual growth rate, from
16.7 million to 20.8 million. Both fitness club revenues and memberships have benefited from the increasing awareness among the general public of the importance of physical exercise. In July 1996, the Surgeon General issued a report on Physical Activity and Health highlighting the connection between regular physical exercise and better health. The Company believes the Surgeon General's report and other medical evidence supporting the importance of regular physical exercise are leading more Americans to become increasingly health conscious and to regularly incorporate exercise into their lives.

    The fitness club industry in the United States is highly fragmented. According to IHRSA, there were more than 13,000 commercial fitness clubs in operation during 1996. According to Club Industry magazine, however, the ten largest companies in the industry account only for approximately 15% of all industry revenue and own less than 10% of all clubs. The Company believes that independent operators have found it increasingly difficult to compete with multi-facility operators like the Company that enjoy substantial economies of scale. Management believes the long-term trend of increasing fitness awareness and the fragmented nature of the industry make it attractive for continued investment.

                             COMPETITIVE STRENGTHS

    The Company attributes its opportunities for continued growth and increased profitability to the following competitive strengths:

    STRONG MARKET POSITION. The Company believes it is among the five largest fitness club operators in the United States, as measured by consolidated revenues. The Company is the largest operator of fitness clubs in Manhattan with 20 clubs, making it more than twice as large as its nearest competitor. The Company believes there are only four chains that own and operate more than ten clubs in the Northeast and Mid-Atlantic markets, and the Company has the opportunity to maintain, or establish, a leadership position in each of these markets. The Company attributes its leadership position to the success of its regional clustering strategy, the consistency of facilities and services provided by its clubs, and the ability to continue to attract new members by providing one of the most attractive price/value combinations available in its markets.

    SUCCESSFUL REGIONAL CLUSTERING STRATEGY. The Company believes its regional clustering strategy allows it to maximize cash flows by providing higher quality, conveniently located fitness facilities on a cost effective basis. By operating a group of clubs in a concentrated geographic area, the value of Company memberships is enhanced by the ability to offer memberships that allow the member to use any of the Company's clubs at any time ("Passport Membership"). This membership appeals primarily to consumers who seek the convenience of having a fitness club near their home and their workplace. Approximately 55% of all members choose the Passport Membership, and because these memberships offer broader privileges and greater convenience, they generate higher monthly dues than single club memberships. Regional clustering also allows the Company to provide special facilities within the market without offering them at each location (e.g., squash, tennis, special programs, and swimming pools). The Company believes its regional clustering strategy allows it to achieve economies of scale with regard to sales, marketing, purchasing and corporate administrative expenses.

    STABLE CASH FLOWS. The Company believes that its emphasis on affordable monthly dues and its electronic funds transfer ("EFT") system allows it to generate stable and predictable cash flows. The Company charges a modest initiation fee ($115 on average) and monthly dues of $53-$76, depending on the type of membership plan. The Company believes that its monthly dues structure gives it a significant competitive advantage in terms of ease of sale and collection and revenue collected per year and makes the Company less dependent on new membership sales, and price discounting, than certain of its competitors. The Company also believes its use of EFT, by which a member's credit card or bank account is automatically debited for each month's dues, assures a more stable cash flow, eliminates the traditional accounts receivable function and minimizes bad-debt write-offs. Approximately 90% of the Company's members pay their monthly dues through EFT, accounting for more than 70% of monthly revenues.

    PROVEN UNIT OPERATING PERFORMANCE. The Company has established a track record of consistent growth in revenue and cash flow across its club base. The Company's 12 wholly-owned clubs in operation at the end of fiscal 1993 generated revenues and Adjusted EBITDA (before corporate expenses) of $25.0 million and $8.9 million, respectively, during fiscal 1997 as compared to $20.0 million and $6.9 million, respectively, during fiscal 1993. Over its 24-year history, the Company has never closed a club, and in fiscal 1997, each of the clubs that was in operation for more than six months generated positive Adjusted EBITDA (before corporate expense) for the year.

    EXPERIENCED MANAGEMENT TEAM. The Company believes that it possesses one of the most experienced management teams in the industry. The Company's five senior executives have over 60 years of combined experience in the fitness club industry and have been working together at the Company since 1990. Management believes that it has the depth, experience and motivation to manage the Company's internal and external growth. In the aggregate, management owns approximately 28% of the capital stock of the Company, on a fully-diluted basis.

                               BUSINESS STRATEGY

    The Company intends to significantly increase revenue and cash flow using the following strategies:

    MATURATION OF RECENTLY OPENED CLUBS. Since the beginning of fiscal 1996, the Company has opened or acquired 12 clubs. Management believes that the Company's recent financial performance does not yet fully reflect the benefit of these new clubs. Based on the Company's historical experience, a new club tends to achieve significant increases in revenues during its first three years of operation as it reaches maturity. Because there is relatively little incremental cost associated with such increasing revenues, there is a greater proportionate increase in profitability. In the aggregate, the 12 clubs opened or acquired between May 31, 1995 and August 31, 1997 generated revenues and Adjusted EBITDA (before corporate expenses) of $14.0 million and $3.3 million, respectively, during the last twelve months ended August 31, 1997. The Company believes that the revenues and Adjusted EBITDA (before corporate expenses) of these 12 clubs will significantly increase as the clubs reach maturity.

    EXPANSION OF CLUB BASE. Management intends to strengthen the Company's market position in the Northeast and Mid-Atlantic regions and increase revenues and cash flow through the opening of new clubs and the acquisition of existing clubs. Before opening or acquiring a new club, management undertakes a rigorous process involving site selection, demographic and competitive analysis, negotiation of lease and acquisition terms and financial modeling to ensure that a location meets the Company's criteria for a model club. As of August 31, 1997, the Company had identified over 30 locations in its targeted markets which it believes possess the criteria for a model club. Because of the Company's historical success with opening new clubs and the number of opportunities currently available to increase the club base, the Company expects to open or acquire approximately 15 clubs by the end of fiscal 1999.

    INCREASED VALUE-ADDED SERVICES. In addition to the Company's regional clustering strategy, the Company has recently focused on increasing the additional services available to its members. These services, which include personal training, generate incremental revenues with minimal capital investment and assist in the process of attracting and retaining members. The increased emphasis on these value-added services have contributed to the Company's growth, as non-membership club revenues have increased from $2.4 million, or 7.2% of revenues in fiscal 1995, to $5.5 million, or 9.0% of revenues in the last twelve months ended August 31, 1997.

                             CORPORATE ORGANIZATION

    TSI acts primarily as a holding company that derives operating income and cash-flow from its subsidiaries. TSI also operates one fitness club and owns the real estate housing that club. Each of TSI's wholly-owned subsidiaries is a single-purpose subsidiary which enters into leases and/or operates one of the Company's clubs. In December 1996, TSI consummated a merger (the "Merger") pursuant to which, among other things, Bruckmann, Rosser, Sherrill & Co., L.P. and certain of its employees and affiliates (collectively, "BRS") and certain institutional investors and certain members of TSI's management acquired TSI's newly authorized Common Stock, Series A Preferred Stock and Series B Preferred Stock (each as defined). In addition, pursuant to the Merger, TSI instituted a new option plan granting certain members of TSI's management options to acquire TSI's newly authorized Series B Preferred Stock and Common Stock. In the aggregate, management owns approximately 28% of the capital stock of the Company, on a fully-diluted basis. See "Security Ownership" and "Certain Relationships and Related Transactions."

    The Company is incorporated under the laws of the State of New York. The Company's principal executive offices are located at 888 Seventh Avenue, New York, New York 10106, and its telephone number is (212) 246-6700.

                              THE INITIAL OFFERING

NOTES.............................  $85 million aggregate principal amount of 9 3/4% Senior
                                    Notes due 2004 (the "Old Notes") were sold by the
                                    Company on October 16, 1997 (the "Initial Offering") to
                                    BT Alex. Brown, Incorporated (the "Initial Purchaser")
                                    pursuant to a Purchase Agreement dated October 9, 1997
                                    (the "Purchase Agreement"). The Initial Purchasers
                                    subsequently resold the Notes to qualified institutional
                                    buyers pursuant to Rule 144A under the Securities Act
                                    and to a limited number of institutional accredited
                                    investors who agreed to comply with certain transfer
                                    restrictions and other conditions.

REGISTRATION RIGHTS AGREEMENT.....  Pursuant to the Purchase Agreement, the Company and the
                                    Initial Purchaser entered into a Registration Rights
                                    Agreement dated October 16, 1997 (the "Registration
                                    Rights Agreement"), which granted the holder of the
                                    Notes certain exchange and registration rights. The
                                    Exchange Offer is intended to satisfy such exchange
                                    rights which shall then terminate upon the consummation
                                    of the Exchange Offer.

                               THE EXCHANGE OFFER

SECURITIES OFFERED................  Up to $85 million aggregate principal amount of Series B
                                    9 3/4% Senior Notes due 2004 (the "New Notes"). The
                                    terms of the New Notes and the Old Notes are identical
                                    in all material respects, except for certain transfer
                                    restrictions and registration rights relating to the Old
                                    Notes.

THE EXCHANGE OFFER................  The New Notes are being offered in exchange for a like principal amount of Old Notes. Old Notes may be
                                    exchanged only in integral multiples of $1,000. The
                                    issuance of the New Notes is intended to satisfy
                                    obligations of the Company contained in the Registration
                                    Rights Agreement.

                                    The Company will issue the New Notes to holders on or
                                    promptly after the Expiration Date.

                                    Based on an interpretation by the staff of the
                                    Commission set forth in no-action letters issued to
                                    third parties, the Company believes that the New Notes
                                    issued pursuant to the Exchange Offer in exchange for
                                    Old Notes may be offered for resale, resold and
                                    otherwise transferred by any holder thereof (other than
                                    any such holder which is an "affiliate" of the Company
                                    within the meaning of Rule 405 under the Securities Act)
                                    without compliance with the registration and prospectus
                                    delivery provisions of the Securities Act, provided that
                                    such New Notes are acquired in the ordinary course of
                                    such holder's business and that such holder does not
                                    intend to participate and has no arrangement or
                                    understanding with any person to participate in the
                                    distribution of such New Notes. See "The Exchange
                                    Offer-- Certain Conditions to the Exchange Offer."

                                    Each Participating Broker-Dealer that receives the New
                                    Notes for its own account pursuant to the Exchange Offer
                                    must acknowledge that it will deliver a prospectus in
                                    connection with any resale of such New Notes. The Letter
                                    of Transmittal states that by so acknowledging and by
                                    delivering a prospectus, a Participating Broker-Dealer
                                    will not be deemed to admit that it is an "underwriter"
                                    within the meaning of the Securities Act. The
                                    Prospectus, as it may be amended or supplemented from
                                    time to time, may be used by a Participating
                                    Broker-Dealer in connection with resales of New Notes
                                    received in exchange for Old Notes where such Notes were
                                    acquired by such Participating Broker-Dealer as a result
                                    of market-making activities or other trading activities.
                                    The Company has agreed that, for a period of 180 days
                                    after the Expiration Date, it will make the Prospectus
                                    available to any Participating Broker-Dealer for use in
                                    connection with any such resale. See "Plan of
                                    Distribution."

                                    In addition, to comply with the securities laws of
                                    certain jurisdictions, if applicable, the New Notes may
                                    not be offered for sale unless they have been registered
                                    or qualified for sale in such jurisdiction or an
                                    exemption from registration or qualification is
                                    available and is complied with. The Company has agreed,
                                    pursuant to the Registration Rights Agreement and
                                    subject to certain specified limitations therein, to
                                    register or qualify the New Notes for offer or sale
                                    under the securities of blue sky laws of such
                                    jurisdictions as any holder of the Notes reasonably
                                    requests in writing. If a holder of Old Notes does not
                                    exchange such Old Notes for New Notes pursuant to the
                                    Exchange Offer, such Old Notes will continue to be
                                    subject to the restrictions on transfer contained in the
                                    legend thereon. In general, the Old Notes may not be
                                    offered for sale, unless registered under the Securities
                                    Act, except pursuant to an exemption from, or in a
                                    transaction not subject to, the Securities Act and
                                    applicable state securities

                                    laws. Holders of Old Notes do not have any appraisal or
                                    dissenters' rights under the Delaware General
                                    Corporation Law in connection with the Exchange Offer.
                                    See "The Exchange Offer--Consequences of Failure to
                                    Exchange; Resales of New Notes."

                                    The Old Notes are currently eligible for trading in
                                    Private Offerings, Resales and Trading through Automated
                                    Linkages ("PORTAL") market. Following commencement of
                                    the Exchange Offer but prior to its consummation, the
                                    Old Notes may continue to be traded in the PORTAL
                                    market. Following consummation of the Exchange Offer,
                                    the New Notes will not be eligible for PORTAL trading.

                                    Any holder who tenders in the Exchange Offer with the
                                    intention to participate, or for the purpose of
                                    participating, in a distribution of the New Notes could
                                    not rely on the position of the staff of the Commission
                                    enunciated in no-action letters and, in the absence of
                                    an exemption therefrom, must comply with the
                                    registration and prospectus delivery requirements of the
                                    Securities Act in connection with any resale
                                    transaction. Failure to comply with such requirements in
                                    such instance may result in such holder incurring
                                    liability under the Securities Act for which the holder
                                    is not indemnified by the Company.

EXPIRATION DATE...................  5:00 p.m., New York City time, on             , 1997
                                    unless the Exchange Offer is extended, in which case the
                                    term "Expiration Date" means the latest date and time to
                                    which the Exchange Offer is extended.

ACCRUED INTEREST ON THE EXCHANGE
  NOTES AND THE NOTES.............  Each New Note will bear interest from its issuance date.
                                    Holders of Old Notes that are accepted for exchange will
                                    receive, in cash, accrued interest thereon to, but not
                                    including, the issuance date of the New Notes. Such
                                    interest will be paid with the first interest payment on
                                    the New Notes. Interest on the Old Notes accepted for
                                    exchange will cease to accrue upon issuance of the New
                                    Notes.

CONDITIONS TO THE EXCHANGE
  OFFER...........................  The Exchange Offer is subject to certain customary conditions, which may be waived by the Company. See "The
                                    Exchange Offer--Conditions."

PROCEDURES FOR TENDERING NOTES....  Each holder of Notes wishing to accept the Exchange
                                    Offer must complete, sign and date the accompanying
                                    Letter of Transmittal, or a facsimile thereof, in
                                    accordance with the instructions contained herein and
                                    therein, and mail or otherwise deliver such Letter of
                                    Transmittal, or such facsimile, together with the Notes
                                    and any other required documentation to the Exchange
                                    Agent (as defined) at the address set forth herein. By
                                    executing the Letter of Transmittal, each holder will
                                    represent to the Company that, among other things, the
                                    New Notes acquired pursuant to the Exchange Offer are
                                    being obtained in the ordinary course of business of the
                                    person receiving such Notes, whether or not such

                                    person is the holder, that neither the holder nor any
                                    such other person has any arrangement or understanding
                                    with any person to participate in the distribution of
                                    the New Notes and that neither the holder nor any such
                                    other person is an "affiliate," as defined under Rule
                                    405 of the Securities Act, of the Company. See "The
                                    Exchange Offer--Purpose and Effect of the Exchange
                                    Offer" and "--Procedures for Tendering."

UNTENDERED NOTES..................  Following the consummation of the Exchange Offer, holders of Notes eligible to participate but who do not
                                    tender their Notes will not have any further exchange
                                    rights and such Notes will continue to be subject to
                                    certain restrictions on transfer. Accordingly, the
                                    liquidity of the market for such Notes could be
                                    adversely affected.

CONSEQUENCES OF FAILURE TO
  EXCHANGE........................  The Notes that are not exchanged pursuant to the
                                    Exchange Offer will remain restricted securities.
                                    Accordingly, such Notes may be resold only (i) to the
                                    Company, (ii) pursuant to Rule 144A or Rule 144 under
                                    the Securities Act or pursuant to some other exemption
                                    under the Securities Act, (iii) outside the United
                                    States to a foreign person pursuant to the requirements
                                    of Rule 904 under the Securities Act or (iv) pursuant to
                                    an effective registration statement under the Securities
                                    Act. See "The Exchange Offer--Consequences of Failure to
                                    Exchange."

SHELF REGISTRATION STATEMENT......  If any holder of the Notes (other than any such holder which is an "affiliate" of the Company within the
                                    meaning of Rule 405 under the Securities Act) is not
                                    eligible under applicable securities laws to participate
                                    in the Exchange Offer, and such holder has provided
                                    information regarding such holder and the distribution
                                    of such holder's Notes to the Company for use therein,
                                    the Company has agreed to register the Notes on a shelf
                                    registration statement (the "Shelf Registration
                                    Statement") and use its best efforts to cause it to be
                                    declared effective by the Commission as promptly as
                                    practical on or after the consummation of the Exchange
                                    Offer. The Company has agreed to maintain the
                                    effectiveness of the Shelf Registration Statement for,
                                    under certain circumstances, a maximum of two years, to
                                    cover resales of the Notes held by any such holders.

SPECIAL PROCEDURES FOR BENEFICIAL
  OWNERS..........................  Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company
                                    or other nominee and who wishes to tender should contact
                                    such registered holder promptly and instruct such
                                    registered holder to tender on such beneficial owner's
                                    behalf. If such beneficial owner wishes to tender on
                                    such owner's own behalf, such owner must, prior to
                                    completing and executing the Letter of Transmittal and
                                    delivering its Notes, either make appropriate arrange-
                                    ments to register ownership of the Notes in such owner's
                                    name or obtain a properly completed bond power from the
                                    registered holder. The transfer of registered ownership
                                    may take considerable time. The Company will keep the
                                    Exchange Offer open for

                                    not less than twenty days in order to provide for the
                                    transfer of registered ownership.

GUARANTEED DELIVERY PROCEDURES....  Holders of Notes who wish to tender their Notes and whose Notes are not immediately available or who cannot
                                    deliver their Notes, the Letter of Transmittal or any
                                    other documents required by the Letter of Transmittal to
                                    the Exchange Agent (or comply with the procedures for
                                    book-entry transfer) prior to the Expiration Date must
                                    tender their Notes according to the guaranteed delivery
                                    procedures set forth in "The Exchange Offer-- Guaranteed
                                    Delivery Procedures."

WITHDRAWAL RIGHTS.................  Tenders may be withdrawn at any time prior to 5:00 p.m.,
                                    New York City time, on the Expiration Date. See "The
                                    Exchange Offer--Withdrawal of Tenders."

ACCEPTANCE OF NOTES AND DELIVERY
  OF NEW NOTES....................  The Company will accept for exchange any and all Notes which are properly tendered in the Exchange Offer prior
                                    to 5:00 p.m., New York City time, on the Expiration
                                    Date. The New Notes issued pursuant to the Exchange
                                    Offer will be delivered promptly following the
                                    Expiration Date. See "The Exchange Offer--Terms of the
                                    Exchange Offer."

USE OF PROCEEDS...................  There will be no cash proceeds to the Company from the exchange pursuant to the Exchange Offer.

EXCHANGE AGENT....................  The United States Trust Company of New York is serving as the Exchange Agent in connection with the Exchange
                                    Offer.

FEDERAL INCOME TAX CONSEQUENCES...  The exchange of Notes pursuant to the Exchange Offer should not be a taxable event for federal income tax
                                    purposes. See "Certain Federal Income Tax
                                    Considerations."

                                 THE NEW NOTES

GENERAL...........................  The form and terms of the New Notes are the same as the form and terms of the Old Notes (which they replace)
                                    except that (i) the New Notes have been registered under
                                    the Securities Act and, therefore, will not bear legends
                                    restricting the transfer thereof and (ii) the holders of
                                    New Notes will not be entitled to certain rights under
                                    the Registration Rights Agreement, including the
                                    provisions providing for an increase in the interest
                                    rate on the Old Notes in certain circumstances relating
                                    to the timing of the Exchange Offer, which rights will
                                    terminate as a general matter when the Exchange Offer is
                                    consummated. See "The Exchange Offer--Purpose and Effect
                                    of the Exchange Offer." The New Notes will evidence the
                                    same debt as the Notes and will be entitled to the
                                    benefits of the Indenture. See "Description of the
                                    Notes."

ISSUER............................  Town Sports International, Inc.

SECURITIES OFFERED................  $85 million aggregate principal amount of Series B
                                    9 3/4% Senior Notes due 2004.

MATURITY DATE.....................  October 15, 2004

INTEREST PAYMENT DATES............  Interest on the Notes will accrue from the date of original issuance (the "Issue Date"). Interest is
                                    payable on April 15 and October 15 of each year,
                                    commencing April 15, 1998.

RANKING...........................  The Notes will be unsecured senior obligations of the
                                    Company and will rank PARI PASSU in right of payment
                                    with all existing and future unsubordinated indebtedness
                                    of the Company and senior in right of payment with all
                                    existing and future subordinated indebtedness of the
                                    Company. The Notes will be effectively subordinated in
                                    right of payment to all secured indebtedness of the
                                    Company (including indebtedness incurred under the New
                                    Credit Facility). As of August 31, 1997, on a pro forma
                                    basis after giving effect to the Offering, the Company
                                    would have had approximately $90.0 million of
                                    indebtedness outstanding (and $13.9 million of secured
                                    indebtedness available under the New Credit Facility).

OPTIONAL REDEMPTION...............  The Notes will not be redeemable at the option of the
                                    Company prior to October 15, 2001. Thereafter, the Notes
                                    will be redeemable, at the Company's option, in whole or
                                    in part from time to time, at the redemption prices set
                                    forth herein, plus accrued and unpaid interest, if any,
                                    to the date of redemption. In addition, at any time and
                                    from time to time prior to October 15, 2000, TSI may
                                    redeem in the aggregate, with the net proceeds of one or
                                    more Public Equity Offerings, up to 35% of the original
                                    principal amount of the Notes at a redemption price of
                                    109.750% of the principal amount thereof, plus accrued
                                    and unpaid interest, if any, to the date of redemption.
                                    See "Description of Notes-- Optional Redemption."

CHANGE OF CONTROL.................  Upon the occurrence of a Change of Control, (i) the
                                    Company will have the option, at any time on or prior to
                                    October 15, 2002, to redeem the Notes in whole but not
                                    in part at a redemption price equal to 100% of the
                                    principal amount thereof, plus the Applicable Premium as
                                    of, and accrued and unpaid interest, if any, to the date
                                    of redemption and (ii) if the Company does not so redeem
                                    the Notes or if such Change of Control occurs after
                                    October 15, 2002, the Company will be required to make
                                    an offer to purchase all outstanding Notes at a price
                                    equal to 101% of the principal amount thereof plus
                                    accrued interest to the date of purchase. See
                                    "Description of Notes--Change of Control."

CERTAIN COVENANTS.................  The Indenture (as defined) under which the Notes will be issued contains certain covenants that, among other
                                    things, limit the ability of the Company and its
                                    Restricted Subsidiaries (as defined) to incur additional
                                    indebtedness, pay dividends or make certain other
                                    restricted payments, engage in transactions with
                                    affiliates, incur liens and engage in asset sales. The
                                    Indenture will also restrict the ability of the Company
                                    to consolidate or merge with, or transfer all or
                                    substantially all of its assets to,

                                    another person. See "Description of Notes--Certain Cove-
                                    nants."

TRANSFER RESTRICTIONS; ABSENCE
  OF A PUBLIC MARKET FOR
  THE NOTES COVENANTS.............  The New Notes are new securities and there is currently no established market for the New Notes. Accordingly,
                                    there can be no assurance as to the development or
                                    liquidity of any market for the New Notes. The Initial
                                    Purchasers have advised the Company that they currently
                                    intend to make a market in the New Notes. However, they
                                    are not obligated to do so, and any market-making with
                                    respect to the New Notes may be discontinued without
                                    notice. The Company does not intend to apply for listing
                                    of the New Notes on any national securities exchange or
                                    for their quotation through the National Association of
                                    Securities Dealers Automated Quotation System. See "Risk
                                    Factors-- Transfer Restrictions; Absence of Public
                                    Market."

 For additional information regarding theNew Notes, see "Description of Notes."

    The address for the Company is 888 Seventh Avenue, New York, New York 10106 and the telephone number is (212) 246-6700.

                                  RISK FACTORS

    Holders of Old Notes should carefully consider all of the information set forth in this Prospectus and, in particular, should evaluate the specific factors under "Risk Factors" beginning on page 15 for risks in connection with the Exchange offer.

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

    Set forth below are summary historical consolidated financial data of the Company for fiscal 1995, 1996 and 1997, the three month periods ended August 31, 1996 and August 31, 1997 and the twelve month period ended August 31, 1997. The summary historical consolidated financial data as of May 31, 1995, May 31, 1996 and May 31, 1997, and for fiscal 1995, 1996 and 1997 were derived from the audited Consolidated Financial Statements of the Company. The summary historical consolidated financial data as of August 31, 1997, for the three month period ended August 31, 1996 and for the three and twelve month period ended August 31, 1997 were derived from the Unaudited Consolidated Interim Financial Statements of the Company for such periods, which, in the opinion of the management of the Company, reflect all normal and recurring adjustments necessary to present fairly the financial position and results of operations for the periods presented. The information contained in this table should be read in conjunction with "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and accompanying notes thereto appearing elsewhere in this Registration Statement.

                                                                                 THREE MONTHS      TWELVE MONTHS
                                                      FISCAL YEAR                   ENDED              ENDED
                                                     ENDED MAY 31,                AUGUST 31,         AUGUST 31,
                                            -------------------------------  --------------------  --------------
                                              1995       1996       1997       1996       1997          1997
                                            ---------  ---------  ---------  ---------  ---------  --------------
                                                                   (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues..................................  $  33,349  $  43,755  $  56,567  $  12,375  $  17,198    $   61,390
Operating expenses........................     33,969     41,626     55,291     11,233     15,078        59,136
Operating income (loss)...................       (620)     2,129      1,276      1,142      2,120         2,254
Interest expense, net.....................        654        952      2,455        184      1,144         3,415
Income tax (benefit) provision............       (541)       628       (243)       475        450          (268)
Net income (loss).........................       (733)       549       (936)       483        526          (893)

OTHER DATA:
Adjusted EBITDA(1)........................  $   3,415  $   8,302  $  13,048  $   2,756  $   4,355    $   14,647
Adjusted EBITDA margin....................       10.2%      19.0%      23.1%      22.3%      25.3%         23.9%
Deferred lease expense(2).................  $   1,232  $   1,277  $   1,620  $     275  $     486    $    1,831
Compensation expense in connection with
  stock options...........................        635      1,967      5,933        450        160         5,643
Depreciation and mortization..............      2,168      2,929      4,219        889      1,589         4,919
Capital expenditures......................      7,670      5,380     11,110      1,187      1,303        11,226
Wholly-owned clubs operated at end of
  period(3)...............................         20         23         28         23         31            31
Total clubs operated at end of
  period(4)...............................         25         28         35         28         36            36
Members at end of period(5)...............     45,600     55,500     70,500     55,600     80,500        80,500

PRO FORMA DATA(6):
Cash interest expense(7)........................................                                     $    8,852
Ratio of Adjusted EBITDA to cash interest expense...............                                            1.7x
Net debt(8).....................................................                                     $   46,616
Ratio of net debt to Adjusted EBITDA............................                                            3.2x

                                                                                             AS OF AUGUST 31, 1997
                                                                                             ---------------------
                                                                                                            AS
                                                                                              ACTUAL     ADJUSTED
                                                                                             ---------  ----------

                                                                                                  (DOLLARS IN
                                                                                                  THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents..................................................................  $     702  $   43,402
Total assets...............................................................................     55,874     101,314
Long-term debt, including current installments.............................................     43,905      90,018
Stockholders' deficit......................................................................     (6,265)     (6,937)

------------------------

(1) Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, deferred lease expense and compensation expense in connection with stock options. Adjusted EBITDA is presented because management believes it provides useful information regarding a company's ability to incur and/or service debt. Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with GAAP (as defined) or as a measure of a Company's profitability or liquidity.

(2) Deferred lease expense reflects the difference between accrued rent expense in accordance with GAAP and cash rent expense actually paid in a given period, which difference is typically positive in the early years of a lease and negative in the later years of a lease.

(3) During fiscal 1997, the Company opened or acquired six clubs and merged the operations and membership of an existing wholly-owned club into one of the newly opened clubs.

(4) Includes all clubs whether wholly-owned or managed.

(5) Represents members at wholly-owned clubs only.

(6) Information set forth under the caption "Pro Forma Data" has been adjusted to give effect to the issuance of the Notes offered hereby and the simultaneous closing of the New Credit Facility.

(7) Cash interest expense is defined as interest expense less amortization of debt issuance costs.

(8) Net debt is defined as total debt less cash and cash equivalents.

                                  RISK FACTORS

    HOLDERS OF OLD NOTES SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS AS WELL AS THE OTHER INFORMATION AND DATA INCLUDED IN THIS PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFER. THE RISK FACTORS SET FORTH BELOW ARE GENERALLY APPLICABLE TO THE OLD NOTES AS WELL AS THE NEW NOTES.

SUBSTANTIAL LEVERAGE AND ABILITY TO SERVICE DEBT

    The Company is highly leveraged. As of August 31, 1997, on a pro forma basis after giving effect to the Offering and the net proceeds therefrom, the Company's total indebtedness would have been approximately $90.0 million. In addition, subject to restrictions in the New Credit Facility and the Indenture, the Company may incur up to $13.9 million of borrowings under the New Credit Facility. See "Description of New Credit Facility" and "Description of Notes."

    The level of the Company's indebtedness could have important consequences to holders of the Notes, including: (i) a substantial portion of the Company's cash flow from operations will be dedicated to debt service and may not be available for other purposes; (ii) the Company's leveraged position may impede its ability to obtain financing in the future for working capital, capital expenditures and general corporate purposes, including acquisitions, and may impede its ability to secure favorable lease terms; and (iii) the Company's leveraged financial position may make it more vulnerable to economic downturns and may limit its ability to withstand competitive pressures. The Company's ability to pay interest on the Notes, to repay portions of its long-term indebtedness (including the Notes and the New Credit Facility) and to satisfy its other debt obligations will depend upon its future-operating performance and the availability of refinancing indebtedness, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond the Company's control. The Company believes that, based on its current level of operations, it will have sufficient capital to carry on its business and will be able to meet its scheduled debt service requirements. However, there can be no assurance that the future cash flow of the Company will be sufficient to meet the Company's obligations and commitments. If the Company is unable to generate sufficient cash flow from operations in the future to service its indebtedness and to meet its other commitments, the Company will be required to adopt one or more alternatives, such as refinancing or restructuring its indebtedness, selling material assets or operations or seeking to raise additional debt or equity capital. There can be no assurance that any of these actions could be effected on a timely basis or on satisfactory terms or that these actions would enable the Company to continue to satisfy its capital requirements. In addition, the terms of existing or future debt agreements, including the Indenture (as defined) and the New Credit Facility, may prohibit the Company from adopting any of these alternatives. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Description of New Credit Facility" and "Description of Notes."

RESTRICTIONS IMPOSED BY THE COMPANY'S INDEBTEDNESS

    The New Credit Facility requires the Company to maintain specified financial ratios and tests, among other obligations, including interest coverage and total leverage ratios. In addition, the New Credit Facility restricts, among other things, the Company's ability to incur additional indebtedness and restricts the ability of the Company to dispose of assets, incur additional indebtedness, incur guarantee obligations, repay indebtedness or amend debt instruments, pay dividends, create liens on assets, make investments, make acquisitions, engage in mergers or consolidations or engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities. A failure to comply with the restrictions contained in the New Credit Facility could lead to an event of default thereunder which could result in an acceleration of such indebtedness. Such an acceleration would constitute an event of default under the Indenture relating to the Notes. In addition, the Indenture restricts, among other things, the Company's ability to incur additional indebtedness, make certain payments and dividends or merge or consolidate. A failure to comply with the restrictions in the Indenture could result in an event of default under the Indenture. See "Description of New Credit Facility" and "Description of Notes."

RANKING; ASSET ENCUMBRANCE

    The Notes will be general unsecured senior obligations and will rank PARI PASSU in right of payment with all existing and future unsubordinated Indebtedness of the Company, including obligations under the New Credit Facility. As of August 31, 1997, on a pro forma basis after giving effect to the Offering, the Company would have had approximately $90.0 million of Indebtedness outstanding (excluding $1.1 million of outstanding standby letters of credit) and $13.9 million of secured indebtedness available under the New Credit Facility. The Notes will be effectively subordinated to all secured Indebtedness of the Company to the extent of the value of the assets securing such Indebtedness. The Indebtedness of the Company under the New Credit Facility is secured by liens upon real property and current assets, including receivables, inventory, general intangibles and equipment. The Indenture permits the Company to incur additional Indebtedness under the New Credit Facility. In the event of a bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to pay obligations on the Notes only after all secured Indebtedness of the Company has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding.

ACQUISITION AND DEVELOPMENT OF ADDITIONAL CLUBS; RISKS OF CONSTRUCTION DELAYS

    Part of the Company's growth strategy is dependent upon the Company's ability to acquire, develop, own and operate additional fitness clubs in selected locations in and adjacent to large metropolitan areas within the Northeast and Mid-Atlantic regions of the United States. The successful acquisition and development of new fitness clubs will depend on various factors, including the availability of suitable sites for fitness clubs, the ability of the Company to negotiate successfully lease and purchase contracts for new fitness clubs and to meet construction schedules and budgets. As a result of the foregoing, there can be no assurance that the Company will be able to acquire or otherwise develop fitness clubs in areas into which it wishes to expand, or otherwise execute its business strategies, and its ability to grow may be adversely affected thereby. Even if the Company is able to expand its business, there can be no assurance that such expansion will be profitable for the Company.

PERFORMANCE OF RECENT OPENED CLUBS; ATTRACTION AND RETENTION OF MEMBERS.

    The Company has opened 12 clubs between May 31, 1995 and August 31, 1997, which have not yet achieved mature membership levels and have operated at a loss or at a smaller profit margin than other clubs. The performance of these clubs (and all other clubs operated by the Company) is dependent on the Company's ability to attract and retain members and there can be no assurance that it will be successful in these efforts, or that the membership levels at one or more of its clubs will not decline. There are numerous factors that could lead to a decline in membership levels or that could prevent the Company from increasing its membership at newer clubs, including the public image of the clubs, the ability of the clubs to deliver quality service at a competitive cost, the presence of direct and indirect competition in the areas in which the clubs are located, the public's interest in sports and fitness clubs and general economic conditions.

GEOGRAPHIC CONCENTRATION

    The Company owns and/or manages 27 fitness clubs and a physical therapy facility in the New York metropolitan market, five fitness clubs in Washington, D.C., two fitness clubs in Boston, and two fitness clubs in Switzerland. The Company's geographic concentration in the Northeast and Mid-Atlantic regions and in particular the New York metropolitan market may expose the Company to adverse developments related to competition, economic and demographic changes.

HEALTH RISKS

    Use of the Company's fitness clubs poses some potential health risks to members or guests through exertion and use of the Company's services and facilities including exercise equipment. There can be no assurance that a claim against the Company for death or an injury suffered by members or their guests while exercising at a club will not be asserted or that the Company would be able to successfully defend any claim that might be asserted. The Company currently maintains general liability coverage; however, there can be no assurance that the Company will be able to maintain such liability insurance on acceptable terms in the future or that such insurance will provide adequate coverage against potential claims.

COMPETITION

    The fitness club industry is fragmented and highly competitive. The Company competes with other fitness clubs, physical fitness and recreational facilities established by local governments and hospitals and by businesses for their employees, amenity and condominium clubs, the YMCA and similar organizations and, to a certain extent, with racquet and tennis and other athletic clubs, country clubs, weight reducing salons and the home-use fitness equipment industry. There can be no assurance that the Company will be able to compete effectively in the future in the markets in which it operates. New competitors, which may include companies which are larger and have greater resources than the Company, may enter these markets. Additionally, consolidation in the fitness club industry could result in increased competition among participants, particularly large multi-facility operators like the Company.

DEPENDENCE ON KEY PERSONNEL

    The Company is dependent on the continued services of its senior management team. The Company believes the loss of such key personnel could have a material adverse effect on the Company and there can be no assurance that the Company can attract and retain sufficient qualified personnel to meet its business needs. Currently, the Company does not have any long-term employment agreements with its executive officers. See "Management--Directors and Executive Officers."

GOVERNMENT REGULATION

    The operations and business practices of the Company are subject to regulations at federal, state and, in some cases, local levels. General rules and regulations of the Federal Trade Commission (the "FTC")' and of state and local consumer protection agencies, and state statutes apply to the Company's advertising, sales and other trade practices, including the sale and collection of memberships Although management is not aware of any proposed changes in any statutes, rules or regulations, any changes could have a material adverse effect on the Company's financial condition and results of operations. In addition, the provision of rehabilitation services is subject to government regulation. See "Business--Government Regulation."

CONTROLLING SHAREHOLDERS

    Bruckmann, Rosser, Sherrill & Co., L.P. ("BRS, L.P.") and Farallon Partners, L.L.C. ("Farallon") own approximately 62% of the Common Stock of the Company and collectively have the ability to elect a majority of the Board of Directors and generally to control the affairs and policies of the Company. .

    Circumstances may occur in which the interests of BRS, L.P. and Farallon, in pursuing acquisitions or otherwise as shareholders of the Company, could be in conflict with the interests of the holders of the Notes. See "Security Ownership," "Certain Relationships and Related Transactions" and "Business-- Business Strategy."

LIMITATIONS ON CHANGE OF CONTROL

    In the event of a Change of Control, the Company will be required to make an offer for cash to purchase the Notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the purchase date. A Change of Control will result in an event of default under the New Credit Facility and may result in a default under other indebtedness of the Company that may be incurred in the future. The New Credit Facility will prohibit the purchase of outstanding Notes prior to repayment of the borrowings under the New Credit Facility and any exercise by the holders of the Notes of their right to require the Company to repurchase the Notes will cause an event of default under the New Credit Facility. Finally, there can be no assurance that the Company will have the financial resources necessary to repurchase the Notes upon a Change of Control. See "Description of Notes--Change of Control."

ABSENCE OF PUBLIC MARKET; RESTRICTIONS ON TRANSFER

    Prior to the Exchange Offer, there has not been any public market for the Notes. The Notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchange for New Notes by holders who are entitled to participate in this Exchange Offer. The holders of old Notes (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) who are not eligible to participate in the Exchange Offer are entitled to certain registration rights, and the Company is required to file a Shelf Registration Statement with respect to such Notes. The New Notes will constitute a new issue of securities with no established trading market. The Company does not intend to list the New Notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The Initial Purchaser has advised the Company that it currently intends to make a market in the New Notes, but it is not obligated to do so and may discontinue such market making at any time. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer and the pendency of the Shelf Registration Statements. Accordingly, no assurance can be given that an active public market or other market will develop for the New Notes or as to the liquidity of the trading market for the New Notes. If a trading market does not develop or is not maintained, holders of the New Notes may experience difficulty in reselling the New Notes or may be unable to sell them at all. If a market for the New Notes develops, any such market may be discontinued at any time.

    If a public trading market develops for the New Notes, future trading prices of the New Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Company, the New Notes may trade at a discount from their principal amount.

FORWARD-LOOKING STATEMENTS

    This Prospectus contains certain forward-looking statements concerning the Company's operations, economic performance and financial condition, including, in particular, the likelihood of the Company's success in developing and expanding its business. These statements are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company, and reflect future business decisions which are subject to change. The foregoing description of risk factors specifies the principal contingencies and uncertainties to which the Company believes it is subject. Some of these assumptions inevitably will not materialize, and unanticipated events will occur which will affect the Company's results.

EXCHANGE OFFER PROCEDURES

    Issuance of New Notes in exchange for the Old Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Company of the Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Old Notes desiring to tender such Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of Notes for exchange. Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof and, upon consummation of the Exchange Offer, certain registration rights under the Registration Rights Agreement will terminate. In addition, any holder of Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transactions. Each Participating Broker-Dealer that receives New Notes for its own account in exchange for Old Notes, where such Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. See "Plan of Distribution." To the extent that Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Notes could be adversely affected. See "The Exchange Offer."

                                USE OF PROCEEDS

    The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement. The Company will not receive any cash proceeds from the issuance of the New Notes in the Exchange Offer. The net proceeds of the Initial Offering (after deducting the discount to the Initial Purchaser and expenses in connection with the Initial Offering and certain related transactions) were approximately $81.7 million. Such proceeds were used as follows: (i) $34.0 million was used by the Company to repay all outstanding obligations under the Credit Agreement dated as of December 10, 1996 by and among TSI, Bankers Trust Company and the lending institutions from time to time a party thereto (the "Credit Agreement"); and (ii) $7.5 million was used to prepay all outstanding obligations under the Subordinated Loan Agreement dated as of December 10, 1996 between TSI and Canterbury Mezzanine Capital, L.P. The remainder of the proceeds was retained by the Company for general corporate purposes, including to fund expansion of the club base.

    Concurrently with the Initial Offering, the Company entered into a new credit facility with a group of lenders (the "New Credit Facility"), which provides for a $15.0 million revolving credit facility with a scheduled maturity date of October 15, 2002. See "Description of New Credit Facility."

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of August 31, 1997 and as adjusted to give effect to the Offering and the application of the proceeds therefrom. This table should be read in conjunction with the financial statements, and the related notes thereto, included elsewhere herein. See "Use of Proceeds," "Selected Historical Consolidated Financial Data" and "Security Ownership."

                                                                                            AS OF AUGUST 31, 1997
                                                                                            ----------------------
                                                                                             ACTUAL    AS ADJUSTED
                                                                                            ---------  -----------

                                                                                            (DOLLARS IN THOUSANDS)
Cash and cash equivalents.................................................................  $     702   $  43,402
                                                                                            ---------  -----------
                                                                                            ---------  -----------
Long-term debt (including current installments):
  Borrowings under the Existing Credit Agreement..........................................  $  31,500   $  --
  Borrowings under the New Credit Facility(1).............................................     --          --
  Notes offered hereby....................................................................     --          85,000
  Capitalized lease obligations...........................................................      2,255       2,255
  Notes payable...........................................................................      2,763       2,763
  Borrowings under the Subordinated Loan Agreement(2).....................................      7,387      --
                                                                                            ---------  -----------
    Total long-term debt..................................................................     43,905      90,018
    Total stockholders' deficit...........................................................     (6,265)     (6,937)(3)
                                                                                            ---------  -----------
Total capitalization......................................................................  $  37,640   $  83,081
                                                                                            ---------  -----------
                                                                                            ---------  -----------

------------------------

(1) Represents a commitment of up to $15.0 million under the New Credit Facility, utilized only to the extent of outstanding standby letters of credit of $1.1 million.

(2) Shown net of unamortized original issue discount of $0.1 million.

(3) Reflects the write-off of unamortized original issue discount of $0.1 million and deferred financing costs of $1.1 million relating to debt being repaid with the net proceeds of the Offering, net of income tax benefit.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

    Set forth below are selected historical consolidated financial data and other financial data of the Company as of the dates and for the periods presented. The selected historical consolidated financial data as of May 31, 1993, 1994, 1995, 1996 and 1997 and for the fiscal years then ended were derived from the audited Consolidated Financial Statements of the Company. The selected historical consolidated financial data as of August 31, 1997 and 1996 and for each of the three month periods then ended were derived from the unaudited Consolidated Interim Financial Statements of the Company for such periods, which, in the opinion of Management, reflect all normal and recurring adjustments necessary to present fairly the financial position and results of operations of the unaudited periods. The information contained in this table and accompanying notes should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and accompanying notes thereto appearing elsewhere in this registration statement.

                                                                                                  THREE MONTHS ENDED
                                                        FISCAL YEAR ENDED MAY 31,                     AUGUST 31,
                                          -----------------------------------------------------  --------------------
                                            1993       1994       1995       1996       1997       1996       1997
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                                                    (DOLLARS IN THOUSANDS)
Summary Statement of
  Operations Data
Revenues................................  $  21,935  $  24,890  $  33,349  $  43,755  $  56,567  $  12,375  $  17,198
Operating expenses
  Payroll and related...................     10,073     10,799     16,105     18,626     23,321      5,220      7,035
  Compensation expense in connection
    with stock options..................     --         --            635      1,967      5,933        450        160
  Club operating expenses...............      6,406      8,115     11,740     14,542     18,044      3,651      5,230
  General and Administrative............      1,807      2,359      3,321      3,562      3,774      1,023      1,064
  Depreciation and Amortization.........      1,285      1,514      2,168      2,929      4,219        889      1,589
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating income (loss).................      2,364      2,103       (620)     2,129      1,276      1,142      2,120
Interest expense, net...................        356        342        654        952      2,455        184      1,144
Income tax (benefit) provision..........        882        824       (541)       628       (243)       475        450
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss).......................  $   1,126  $     937  $    (733) $     549  $    (936) $     483  $     526
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------

Other Financial and
  Operational Data
Adjusted EBITDA(1)......................  $   4,068  $   4,635  $   3,415  $   8,302  $  13,048  $   2,756  $   4,355
Adjusted EBITDA margin..................       18.5%      18.6%      10.2%      19.0%      23.1%      22.3%      25.3%
Deferred lease expense(2)...............  $     419  $   1,017  $   1,232  $   1,277  $   1,620  $     275  $     486
Capital expenditures....................  $   1,798  $   5,648  $   7,670  $   5,380  $  11,110  $   1,187  $   1,303
Wholly owned clubs operated at end of
  period(3).............................         12         16         20         23         28         23         31
Total clubs operated at end of
  period(4).............................         20         24         25         28         35         28         36
Members at end of period(5).............     28,000     33,000     45,600     55,500     70,500     55,600     80,500
Ratio (Deficiency) of earnings to fixed
  charges(6)............................       2.3x       1.7x  $  (1,516)      1.3x  $  (1,345)      2.1x       1.4x

                                                                                                     THREE MONTHS ENDED
                                                           FISCAL YEAR ENDED MAY 31,                     AUGUST 31,
                                             -----------------------------------------------------  --------------------
                                               1993       1994       1995       1996       1997       1996       1997
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                                                       (DOLLARS IN THOUSANDS)
Balance Sheet Data
Total assets...............................  $  12,177  $  18,421  $  27,275  $  34,805  $  52,819  $  35,665  $  55,874
Long-term debt, including
  current installments.....................      7,098     10,205     10,430     10,453     41,071     10,622     43,905
Stockholders' equity
  (accumulated deficit)....................      1,408      2,343      1,986      5,474     (6,951)     5,895     (6,265)

------------------------

(1) Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, deferred lease expense and compensation expense in connection with stock options. Adjusted EBITDA is presented because management believes it provides useful information regarding a company's ability to incur and/or service debt. Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with GAAP (as defined) or as a measure of a Company's profitability or liquidity.

(2) Deferred lease expense reflects the difference between accrued rent expense in accordance with GAAP and cash rent expense, which difference is typically positive in the early years of a lease and negative in the later years of a lease.

(3) During fiscal 1997, the Company opened or acquired six clubs and merged the operations and membership of an existing wholly-owned club into one of the newly opened clubs, which resulted in a net increase of five wholly-owned clubs.

(4) Includes all clubs whether wholly-owned or managed.

(5) Represents members at wholly-owned clubs only.

(6) For the purpose of determining the ratio of earnings to fixed charges, "earnings" consist of income before provision for corporate income taxes and fixed charges. "Fixed charges" consist of interest expense, which includes the amortization of deferred debt issuance costs and the interest portion of the Company's rent expense (assumed to be one third of rent expense).

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with the "Selected Historical Consolidated Financial Data," and the Financial Statements of the Company and the notes thereto included elsewhere in this Registration Statement. This Registration Statement contains, in addition to historical information, forward-looking statements that include risks and uncertainties. The Company's actual results may differ materially from those anticipated in these forward-looking statements.

OVERVIEW

    The Company's revenues are principally a function of the number of clubs in service and the number of total members. As of August 31, 1997, the Company operated 36 clubs, of which 29 were wholly-owned and consolidated for reporting purposes. The Company's clubs collectively served in excess of 90,000 members, of which 80,500 were members at wholly-owned and consolidated clubs. The Company generates approximately 81% of its revenues from membership dues and approximately 7% of its revenues from one-time initiation fees. In no event are revenues recognized before receipt of the underlying cash payment. Initiation fees, which are paid at the inception of a membership contract, are recognized on a pro rata basis over the estimated period of the membership (currently 24 months). Initiation fees are matched against sales commissions and other expenses incurred in deriving the new membership sale. Monthly dues and non-membership revenues are recognized on a pro-rata basis over the period in which the services are provided. The Company believes its emphasis on affordable monthly dues and use of EFT provides the Company with stable and predictable cash flows and makes the Company less dependent on new membership sales than certain of its competitors.

    The Company's operating and selling expenses are comprised of both fixed and variable costs. The fixed costs tend to include salary expense, rent, utilities, janitorial expenses and depreciation. Variable costs are primarily related to sales commission, advertising and supplies. As clubs mature and increase their membership base, fixed costs are typically spread over an increasing revenue base and operating margins tend to improve.

    During the last several years, the Company has substantially increased revenues and profitability by expanding its club base in the New York, Washington, D.C. and Boston metropolitan areas. As a result of the Company's expanding club base and the relatively fixed nature of the Company's operating costs, the Company's Adjusted EBITDA has increased from $3.4 million in fiscal 1995 to $14.6 million for the twelve-month period ended August 31, 1997 and Adjusted EBITDA as a percentage of revenues has increased from 10.2% to 23.9% over the same period.

    Management expects the strong growth in revenues and Adjusted EBITDA to continue as the 12 clubs opened or acquired since the beginning of fiscal 1996 continue to mature. Based on the Company's historical experience, a new club tends to experience significant increases in revenues during its first three years of operation as it reaches maturity. Because there is relatively little incremental cost associated with such increasing revenues, there is a greater proportionate increase in profitability. In the aggregate, the 12 clubs opened or acquired since the beginning of fiscal 1996 generated revenue and Adjusted EBITDA (before corporate expenses) of $14.0 million and $3.0 million, respectively, in the last twelve months ended August 31, 1997. The Company believes that the revenues and Adjusted EBITDA (before corporate expenses) of these 12 clubs will increase significantly as the clubs reach maturity.

    In addition, management seeks to strengthen the Company's market position in the Northeast and Mid-Atlantic regions and increase revenues and cash flow through the opening of new clubs and the acquisition of existing clubs. As of August 31, 1997, the Company had identified over 30 locations in its targeted markets which it believes possess the criteria for a model club. Because of the Company's historical success with opening new clubs and the number of opportunities currently available to increase the club base, the Company intends to open or acquire approximately 15 clubs by the end of fiscal 1999.

RESULTS OF OPERATIONS

THREE MONTHS ENDED AUGUST 31, 1997 COMPARED TO THREE MONTHS ENDED AUGUST 31,
  1996

    REVENUES. Revenues increased $4.8 million, or 39%, to $17.2 million for the quarter ended August 31, 1997 from $12.4 million in the quarter ended August 31, 1996. This increase resulted primarily from the continued maturation of the three clubs opened or acquired in fiscal 1996 (approximately $0.9 million), the six clubs opened or acquired in fiscal 1997 (approximately $2.3 million), and the three clubs acquired in fiscal 1998 (approximately $0.9 million). In addition, revenues increased during the quarter ended August 31, 1997 due to revenue growth at the Company's mature clubs resulting from membership growth and dues increases as well as increased sales of personal services such as private training.

    OPERATING EXPENSES. Operating expenses increased $3.8 million, or 34%, to $15.1 million for the quarter ended August 31, 1997 from $11.2 million in the quarter ended August 31, 1996. The increase in total operating expenses resulted primarily from increases in: payroll and related expenses ($1.8 million); club operating expenses ($1.6 million); and depreciation and amortization ($0.7 million). This increase was primarily attributable to the six clubs opened or acquired in fiscal 1997 (approximately $2.2 million) and the three clubs acquired in 1998 (approximately $1.5 million). In addition, general and administrative expenses were unchanged at approximately $1.0 million for the quarters ended August 31, 1997 and August 31, 1996.

    OPERATING INCOME (LOSS). Operating income (loss) increased $1.0 million, or 86%, to $2.1 million for the quarter ended August 31, 1997 from $1.1 million in the quarter ended August 31, 1996. Operating income (loss) as a percentage of revenues increased from 9% in the quarter ended August 31, 1996 to 12% in the quarter ended August 31, 1997. The increase in operating income and operating income as a percentage of revenues during the quarter ended August 31, 1997 is primarily attributable to revenue growth at the 12 clubs opened or acquired since fiscal 1995.

    INTEREST EXPENSE, NET. Interest expense, net, increased $1.0 million to $1.1 million for the quarter ended August 31, 1997 from $0.2 million in the quarter ended August 31, 1996, primarily as a result of the Merger during the 1997 fiscal year and the new debt financing structure put in place.

    INCOME TAX (BENEFIT) PROVISION. Income tax (benefit) provision remained unchanged at $0.5 million for the quarters ended August 31, 1997 and 1996.

FISCAL 1997 COMPARED TO FISCAL 1996

    REVENUES. Revenues increased $12.8 million, or 29%, to $56.6 million during fiscal 1997 from $43.8 million in fiscal 1996. This increase resulted primarily from the continued maturation of four clubs opened or acquired during fiscal 1995 (approximately $1.4 million), the three clubs opened or acquired in fiscal 1996 (approximately $4.3 million), and the six clubs opened or acquired in fiscal 1997 (approximately $4.3 million). In addition, revenues increased during fiscal 1997 due to revenue growth at the Company's mature clubs resulting from membership growth and dues increases as well as increased sales of personal services such as private training.

    OPERATING EXPENSES. Operating expenses increased $13.7 million, or 33%, to $55.3 million in fiscal 1997 from $41.6 million in fiscal 1996. The increase in total operating expenses resulted primarily from increases in: payroll and related expenses ($4.7 million); compensation expense in connection with stock options ($4.0 million); club operating expenses ($3.5 million); and depreciation and amortization ($1.3 million). The increase in payroll and related club operating expenses is primarily attributable to the three clubs opened or acquired in fiscal 1996 (approximately $2.7 million), and the six clubs opened or acquired in fiscal 1997 (approximately $5.4 million). The increase in compensation expense in connection with stock options is attributable to the adjustment of the Company's stock options to fair market value in connection with the Merger. In addition, general and administrative expenses increased $0.2 million to $3.8 million in fiscal 1997 from $3.6 million in fiscal 1996.

    OPERATING INCOME (LOSS). Operating income (loss) decreased $0.9 million to $1.3 million in fiscal 1997 from $2.1 million in fiscal 1996. Operating income as a percentage of sales decreased from 5% in fiscal 1996 to 2% in fiscal 1997. The decrease in operating income (loss) and operating income as a percentage of sales during fiscal 1997 is attributable to the above-mentioned increase in compensation expense in connection with stock options, which was partially offset by improved operating results at the Company's clubs.

    INTEREST EXPENSE, NET. Interest expense, net, increased $1.5 million to $2.5 million in fiscal 1997 from $1.0 million in fiscal 1996, primarily as a result of the Merger during fiscal 1997 and the debt incurred to finance the Merger.

    INCOME TAX (BENEFIT) PROVISION. Income tax (benefit) provision decreased $0.9 million to ($0.2) million in fiscal 1997 from $0.6 million in fiscal 1996, as a result of the net loss after interest expense in fiscal 1997. The Company's effective tax rate in fiscal 1996 was negatively impacted by losses at certain of the Company's clubs incurred in states where the net operating loss could not be currently utilized. In fiscal 1997 the income tax benefit was reduced by adjustments to expected tax refunds partly offset by a reduction in the valuation allowance for the deferred tax assets.

FISCAL 1996 COMPARED TO FISCAL 1995

    REVENUES. Revenues increased $10.4 million, or 31%, to $43.8 million during fiscal 1996 from $33.3 million in fiscal 1995. This increase resulted primarily from the continued maturation of four clubs opened during fiscal 1994 (approximately $2.7 million), the four clubs opened or acquired in fiscal 1995 (approximately $4.9 million), and the three clubs opened or acquired in fiscal 1996 (approximately $0.9 million). In addition, revenues increased during fiscal 1996 due to revenue growth at the Company's mature clubs resulting from membership growth and dues increases and increased sales of personal services such as private training.

    OPERATING EXPENSES. Operating expenses increased $7.7 million, or 23%, to $41.6 million in fiscal 1996 from $34.0 million in fiscal 1995. The increase in total operating expenses resulted primarily from increases in: payroll and related expenses ($2.5 million); compensation expense in connection with stock options ($1.3 million); club operating expenses ($2.8 million); and depreciation and amortization expense ($0.8 million). The increase in payroll and related and club operating expenses is primarily attributable to the four clubs opened during fiscal 1994 (approximately $0.8 million), the four clubs opened or acquired during fiscal 1995 (approximately $2.9 million) and the three clubs opened or acquired in fiscal 1996 (approximately $1.8 million). The increase in compensation expense in connection with stock options is attributable to the adjustment of the Company's stock options to fair market value. In addition, general and administrative expenses increased $0.2 million to $3.6 million in fiscal 1996 from $3.3 million in fiscal 1995.

    OPERATING INCOME (LOSS). Operating income (loss) increased $2.7 million to $2.1 million in fiscal 1996 from ($0.6) million in fiscal 1995. The increase in operating income (loss) is primarily attributable to the increased revenues associated with the seven new clubs opened since fiscal 1995. In addition, operating income (loss) in fiscal 1995 was adversely affected by the opening of four new clubs during the fourth quarter of fiscal 1994 and two clubs in fiscal 1995. The Company's clubs typically experience significant increases in revenues and cash flow/profitability during the first three years of operations as they mature. Because there are usually minimal incremental operating expenses associated with such increased revenues, once break even is reached there is a larger proportionate increase in profitability. Due to the fixed cost nature of its operation, however, the Company's typical club takes six to nine months to generate positive operating income.

    INTEREST EXPENSE, NET. Interest expense, net increased $0.3 million to $1.0 million in fiscal 1997 from $0.7 million in fiscal 1996, primarily to finance capital expenditures for new clubs opened or acquired in fiscal 1996.

    INCOME TAX (BENEFIT) PROVISION. Income tax (benefit) provision increased $1.2 million to $0.6 million in fiscal 1996 from ($0.5) million in fiscal 1995, primarily as a result of the move to profitability in fiscal 1996. In fiscal 1996, the company's effective tax rate was negatively affected by net operating losses incurred by certain clubs located in the states in which the losses could not currently be utilized.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's primary cash needs are for capital expenditures, debt service and working capital. The Company has financed its capital expenditures, debt service requirements, and working capital primarily through internally generated cash flow and borrowings under its Existing Credit Agreement together with capital leases and other notes payable.

    Net cash provided by operating activities in the three month period ended August 31, 1997 was $0.8 million as compared with $0.5 million provided by operating activities in the three month period ended August 31, 1996. Net cash provided by operating activities for the fiscal year ended May 31, 1997 was $12.0 million as compared with $5.7 million provided by operating activities for the fiscal year ended May 31, 1996. The increase primarily reflects continued maturation of recently opened facilities. Net cash provided by operating activities for the fiscal year ended May 31, 1996 was $5.7 million as compared with $3.3 million provided by operating activities for the fiscal year ended May 31, 1995. The increase primarily reflects continued maturation of recently opened facilities.

    The Company invested $7.7 million, $5.4 million and $11.1 million in capital expenditures during fiscal years 1995, 1996 and 1997, and $1.3 million during the three months ended the August 31, 1997. The Company estimates that it will invest a total of approximately $15.0 million in capital expenditures during the balance of fiscal 1998 and approximately $20.0 million in capital expenditures during fiscal 1999 to open or acquire approximately 15 new clubs and to maintain existing clubs.

    The Company incurred significant indebtedness in connection with the Merger. At August 31, 1997, on a pro forma basis, after giving effect to the issuance of the Notes offered hereby, the Company would have had approximately $90.0 million of outstanding indebtedness, consisting of $85.0 million of the Notes and $5.0 million in capitalized leases and notes payable. The Company believes that cash generated from operations, together with the excess cash generated from the net proceeds of the Offering and amounts available under the New Credit Facility, will be adequate to meet its capital expenditures, debt service requirements, and working capital needs for the foreseeable future. The Company will have approximately $13.9 million in availability under the New Credit Facility. The New Credit Facility will mature on May 31, 2002 and has no scheduled interim amortization requirements. The Company's future operating performance and ability to service or refinance the Notes and to extend or refinance the New Credit Facility will be subject to future economic conditions generally and to financial, business and other factors, many of which are beyond the Company's control. See "Description of New Credit Facility."

INFLATION

    The Company believes that inflation has not had a material impact on its results of operations for the three years ended May 31, 1997.

RECENT ACCOUNTING PRONOUNCEMENTS

    During February 1997, the Financial Accounting Standards Board issued Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128"). SFAS No. 128 will require the Company to replace the current presentation of the per share data with "basic" and "diluted" per share. SFAS No. 128 will be adopted by the Company for periods ending after May 31, 1998, and for all periods presented the Company will provide "basic" and "diluted" per share data. Based on management's current estimates, the future adoption of SFAS 128 is not expected to have a material impact on per share data.

                                    BUSINESS

GENERAL

    The Company is a leading owner and operator of fitness clubs in the Northeast and Mid-Atlantic regions of the United States and the largest operator of fitness clubs in Manhattan. As of August 31, 1997, the Company operated 36 clubs which collectively serve in excess of 90,000 members. The Company's largest presence is in the New York metropolitan area, where it operates 27 clubs under the tradename "New York Sports Clubs" that collectively serve over 75,000 members. The Company also has a strong presence in the Washington, D.C. metropolitan area with five clubs operating under the tradename "Washington Sports Clubs" and has expanded its operations to include the Boston metropolitan market where it has two clubs. The Company has experienced significant growth over the past several years through a combination of developing new "greenfield" club locations and acquiring existing clubs. From May 31, 1995 to August 31, 1997, the Company's club base has grown from 25 clubs to 36 clubs. Over the same period, the Company's revenues and Adjusted EBITDA (as defined) have increased from $33.3 million and $3.4 million, respectively, for the year ended May 31, 1995, to $61.4 million and $14.6 million, respectively, for the twelve months ended August 31, 1997.

    The Company's clubs are conveniently located, reasonably priced, state-of-the-art fitness facilities. The Company employs a regional clustering strategy providing members access to clubs near both their work and home for a single membership fee. This strategy allows the Company to maximize revenues by charging members slightly higher monthly dues for the ability to use more than one club in the chain and to attract and retain members by offering greater convenience and a broader range of facilities and services than its smaller competitors. The Company's regional clustering strategy also allows the Company to achieve economies of scale with regard to sales, marketing, purchasing and corporate administrative expenses. In addition, the Company's emphasis on monthly dues and use of its electronic funds transfer system allows the Company to generate stable and predictable cash flows and makes the Company less dependent on new membership sales and price discounting than certain of its competitors.

    Over its 24 year operating history, the Company has developed and refined a model club format that allows the Company to cost effectively construct and more efficiently operate its fitness clubs. The Company's model club is 15,000 to 25,000 square feet and features a wide variety of state-of-the-art cardiovascular and strength-training equipment, as well as exercise studios offering extensive group fitness programs. Certain clubs also feature additional amenities, including swimming pools, squash or tennis courts and physical therapy centers. The Company offers members a variety of other services for which it receives additional fees, including personal training. The Company's typical member is 20 to 44 years of age, college educated and earns in excess of $50,000 per annum.

INDUSTRY OVERVIEW

    According to the International Health, Racquet & Sportsclub Association ("IHRSA"), the industry's leading trade organization, revenues generated by the United States fitness club industry increased at a compound annual rate of 9.4% from $5.5 billion in 1991 to $8.6 billion in 1996. Over the same period, memberships in all clubs have grown at a 4.5% compound annual growth rate, from
16.7 million to 20.8 million. Both fitness club revenues and memberships have benefited from the increasing awareness among the general public of the importance of physical exercise. In July 1996, the Surgeon General issued a report on Physical Activity and Health highlighting the connection between regular physical exercise and better health. The Company believes the Surgeon General's report and other medical evidence supporting the importance of regular physical exercise are leading more Americans to become increasingly health conscious and to regularly incorporate exercise into their lives.

    The fitness club industry in the United States is highly fragmented. According to IHRSA, there were more than 13,000 commercial fitness clubs in operation during 1996. According to Club Industry magazine, however, the ten largest companies in the industry account only for approximately 15% of all industry revenue and own less than 10% of all clubs. The Company believes that independent operators have found it increasingly difficult to compete with multi-facility operators like the Company that enjoy substantial economies of scale. Management believes the long-term trend of increasing fitness awareness and the fragmented nature of the industry make it attractive for continued investment.

COMPETITIVE STRENGTHS

    The Company attributes its opportunities for continued growth and increased profitability to the following competitive strengths:

    STRONG MARKET POSITION. The Company believes it is among the five largest fitness club operators in the United States, as measured by consolidated revenues. The Company is the largest operator of fitness clubs in Manhattan with 20 clubs, making it more than twice as large as its nearest competitor. The Company believes there are only four chains that own and operate more than ten clubs in the Northeast and Mid-Atlantic markets, and the Company has the opportunity to maintain, or establish, a leadership position in each of these markets. The Company attributes its leadership position to the success of its regional clustering strategy, the consistency of facilities and services provided by its clubs, and the ability to continue to attract new members by providing one of the most attractive price/value combinations available in its markets.

    SUCCESSFUL REGIONAL CLUSTERING STRATEGY. The Company believes its regional clustering strategy allows it to maximize cash flows by providing higher quality, conveniently located fitness facilities on a cost effective basis. By operating a group of clubs in a concentrated geographic area, the value of Company memberships is enhanced by the ability to offer memberships that allow the member to use any of the Company's clubs at any time ("Passport Membership"). This membership appeals primarily to consumers who seek the convenience of having a fitness club near their home and their workplace. Approximately 55% of all members choose the Passport Membership, and because these memberships offer broader privileges and greater convenience, they generate higher monthly dues than single club memberships. Regional clustering also allows the Company to provide special facilities within the market without offering them at each location (e.g., squash, tennis, special programs, and swimming pools). The Company believes its regional clustering strategy allows it to achieve economies of scale with regard to sales, marketing, purchasing and corporate administrative expenses.

    STABLE CASH FLOWS. The Company believes that its emphasis on affordable monthly dues and its electronic funds transfer ("EFT") system allows it to generate stable and predictable cash flows. The Company charges a modest initiation fee ($115 on average) and monthly dues of $53-$76, depending on the type of membership plan. The Company believes that its monthly dues structure gives it a significant competitive advantage in terms of ease of sale and collection and revenue collected per year and makes the Company less dependent on new membership sales, and price discounting, than certain of its competitors. The Company also believes its use of EFT, by which a member's credit card or bank account is automatically debited for each month's dues, assures a more stable cash flow, eliminates the traditional accounts receivable function and minimizes bad-debt write-offs. Approximately 90% of the Company's members pay their monthly dues through EFT, accounting for more than 70% of monthly revenues.

    PROVEN UNIT OPERATING PERFORMANCE. The Company has established a track record of consistent growth in revenue and cash flow across its club base. The Company's 12 wholly-owned clubs in operation at the end of fiscal 1993 generated revenues and Adjusted EBITDA (before corporate expenses) of $25.0 million and $8.9 million, respectively, during fiscal 1997 as compared to $20.0 million and $6.9 million, respectively, during fiscal 1993. Over its 24-year history, the Company has never closed a club, and in fiscal 1997, each of the clubs that was in operation for more than six months generated positive Adjusted EBITDA (before corporate expense) for the year.

    EXPERIENCED MANAGEMENT TEAM. The Company believes that it possesses one of the most experienced management teams in the industry. The Company's five senior executives have over 60 years of combined experience in the fitness club industry and have been working together at the Company since 1990. Management believes that it has the depth, experience and motivation to manage the Company's internal and external growth. In the aggregate, management owns approximately 28% of the capital stock of the Company, on a fully-diluted basis.

BUSINESS STRATEGY

    The Company intends to significantly increase revenue and cash flow using the following strategies:

    MATURATION OF RECENTLY OPENED CLUBS. Since the beginning of fiscal 1996, the Company has opened or acquired 12 clubs. Management believes that the Company's recent financial performance does not yet fully reflect the benefit of these new clubs. Based on the Company's historical experience, a new club tends to achieve significant increases in revenues during its first three years of operation as it reaches maturity. Because there is relatively little incremental cost associated with such increasing revenues, there is a greater proportionate increase in profitability. In the aggregate, the 12 clubs opened or acquired between May 31, 1995 and August 31, 1997 generated revenues and Adjusted EBITDA (before corporate expenses) of $14.0 million and $3.3 million, respectively, during the last twelve months ended August 31, 1997. The Company believes that the revenues and Adjusted EBITDA (before corporate expenses) of these 12 clubs will significantly increase as the clubs reach maturity.

    EXPANSION OF CLUB BASE. Management intends to strengthen the Company's market position in the Northeast and Mid-Atlantic regions and increase revenues and cash flow through the opening of new clubs and the acquisition of existing clubs. Before opening or acquiring a new club, management undertakes a rigorous process involving site selection, demographic and competitive analysis, negotiation of lease and acquisition terms and financial modeling to ensure that a location meets the Company's criteria for a model club. As of August 31, 1997, the Company had identified over 30 locations in its targeted markets which it believes possess the criteria for a model club. Because of the Company's historical success with opening new clubs and the number of opportunities currently available to increase the club base, the Company expects to open or acquire approximately 15 clubs by the end of fiscal 1999.

    INCREASED VALUE-ADDED SERVICES. In addition to the Company's regional clustering strategy, the Company has recently focused on increasing the additional services available to its members. These services, which include personal training, generate incremental revenues with minimal capital investment and assist in the process of attracting and retaining members. The increased emphasis on these value-added services have contributed to the Company's growth, as non-membership club revenues have increased from $2.4 million, or 7.2% of revenues in fiscal 1995, to $5.5 million, or 9.0% of revenues in the last twelve months ended August 31, 1997.

FACILITIES AND SERVICES

    Approximately 30 of the Company's existing clubs are based on the Company's model club format, which will serve as a basis for new clubs developed or acquired by the Company. This model draws on the Company's historical experience and has been refined through the operation and results of recently opened clubs. However, because the Company typically builds new clubs in existing buildings designed for office, retail or other uses (e.g., parking garage, nightclub, and banking), its model club is tailored for each space.

    The main characteristics of the prototype club include:

    LOCATION: The Company's clubs are typically located in well-established, higher-income residential, commercial or mixed urban neighborhoods within major metropolitan areas capable of supporting the development of a cluster of clubs. Clubs must have relatively high "retail" visibility and should be close to transportation hubs.

    CLUB SIZE: The Company's clubs range from 15,000 to 25,000 square feet. The optimal size is determined based on expected membership size, peak member usage at maturity and occupancy costs. Membership for each club ranges from 2,500 to 4,500 at maturity.

    DEMOGRAPHICS: Although club members represent a cross-section of the population in a given geographic market, the Company's typical member is between the ages of 20 and 44, college educated and earns in excess of $50,000 per annum.

    FACILITIES/SERVICES: The Company's facilities include state-of-the-art cardiovascular equipment, including Lifecycles, StairMasters, treadmills, and elliptical motion machines; strength equipment and free weights, including Nautilus, Cybex, Icarian and Hammer Strength machines; group exercise and cycling studio(s); Cardio-Theater entertainment systems; locker rooms, including shower facilities, towel service, other amenities such as saunas and steamrooms; and a small retail shop. Personal training services are offered at all locations and massage is offered at most clubs, each at an additional charge. Additional services and facilities such as physical therapy programs, child care, swimming pools, tennis courts or squash courts, and climbing walls are available in certain locations.

    CAPITAL INVESTMENT: The initial development of a new club costs approximately $100 per square foot. This includes all hard and soft construction costs, fitness equipment, furniture and fixtures, and all other start-up costs. In general, approximately 65% of the costs are for construction, 25% for fitness equipment, furniture and fixtures, and the remainder for miscellaneous costs.

MEMBERSHIP PROGRAMS AND REVENUE COLLECTION

    The Company offers three principal types of memberships:

    (1) The Passport Membership is the Company's highest priced membership, and it entitles the member to use any Company club at any time. This membership is held by approximately 55% of current members.

    (2) The Gold membership allows the member to use his/her "home" club at any time, and to use other clubs at off-peak times only. This membership is held by approximately 40% of current members.

    (3) The Off-Peak membership, which is the least expensive category, restricts use to off-peak times at any Company club. Five percent (5%) of the Company's members hold this type of membership.

    To join a Company club, a new member signs a membership agreement which obligates the member to pay the Club a one-time initiation fee and monthly dues. The initiation fee averages $120 for the New York Sports Clubs and averages $55 for the other U.S. clubs. Club dues currently average approximately $70 per month in the New York area clubs and $60 in other areas. The Company believes that its monthly dues strategy gives it a significant competitive advantage in terms of ease of sale and collection, revenue collected per year, and length of membership. In addition, it enables the Company to increase its dues in an efficient and consistent manner.

    Approximately 90% of all memberships continue from month-to-month until the member makes an affirmative decision to cancel the membership. The average length of a club membership is approximately 24 months. The membership agreement provides that monthly dues will be collected by EFT based on credit card or bank account debit authorization contained in the agreement. The monthly dues and EFT system assures a stable cash flow for the Company, eliminates the traditional accounts receivable function, and minimizes bad-debt write-offs. During the first week of each month the Company receives, on a consolidated basis, by wire transfer, the dues for that month. In fiscal 1997, the Company collected average annual revenue of approximately $890 per member, which typically places the membership cost in the mid-price range for the markets served by the Company. Now exceeding $4.2 million per month, the total EFT has increased by $1.9 million since May 31, 1995. While the Company strongly encourages monthly dues memberships, approximately 10% of the Company's members (often corporate group members) purchase paid-in-full defined term memberships of one year.

PHYSICAL THERAPY SERVICES

    The Company operates a stand-alone physical therapy facility in New York City on behalf of the Hospital for Joint Diseases, which is part of the New York University Hospital Group (the "Hospital"). The Company was paid approximately $0.9 million for these management services in fiscal year 1997, and expects to be paid a similar amount in fiscal year 1998. Pursuant to the existing management and other agreements between the Company and the Hospital, the Company is responsible for all payroll and occupancy expenses of the facility, as well as certain other expenses. The term of these agreements is currently month-to-month, but the Company is renegotiating the agreements and expects to extend the respective terms for at least two years.

    Six of the Company's clubs offer physical therapy services on-site. These services are provided by unaffiliated sub-tenants or licensees of the Company, including Health South at one Manhattan location. The Company believes that these facilities attract new club members and provide valuable services to existing members.

MARKET AND MEMBERSHIP DEMOGRAPHICS

    The Company's clubs are typically located in well-established, higher-income residential, commercial or mixed urban areas with a significant population of young (25 to 44 years of age) professionals. They are broadly positioned as conveniently located clubs for men and women of all ages and levels of fitness, offering mid-priced memberships for quality facilities, equipment, and programs. Club members represent a cross-section of the population in a given geographic market, but they are primarily individuals in the 20 to 44 year-old age group. Approximately 60% of all members are above the age of thirty years and the median age is approximately 35 years. The total membership is composed of slightly more women than men (53% to 47%). A majority of members are college educated, and have income in excess of $50,000 per year. The Company believes that its typical member has incorporated fitness into his/her lifestyle.

    Despite the higher transient segment of the population that exists in the urban markets served by the Company, the Company's overall cancellation rates are in line with the Northeast U.S. industry average, based on IHRSA's Industry Data Survey (1996). While the Company's cancellation rates at mature clubs vary from month-to month and club-to-club, due to seasonality and other factors, they tend to fluctuate in a predictable range of 3.5% to 4.0% per month. Newer clubs have far lower rates. Cancellation rates generally increase as a club membership base grows and then stabilizes as a club reaches maturity.

    The Company believes that approximately 55% of cancellations result from factors which are beyond its control, primarily member relocation, but also medical and payment issues. The Company closely monitors and manages its member attrition. Efforts to reduce member turnover are ongoing.

SALES AND MARKETING

    The Company employs in excess of 95 "in-club" membership consultants whose sole responsibility is the sale of club memberships. Most of the clubs have street frontage and high visibility which attracts substantial retail traffic. In addition, the clubs have significant advertising and market visibility as a result of the Company's clustering strategy. The Company promotes the clubs aggressively through television and print advertising, billboards, direct mail, public relations campaigns, special events (e.g., as primary sponsor of a health and fitness products and services exposition), and special offers such as free-trial periods. In addition, the Company has developed three worldwide web sites which describe all of the club facilities and locations and act as a source for promotion on line. The Company's marketing and public relations efforts are often supported by innovative fitness programs and products developed by the Company. For example, the Company has an exclusive relationship with the New York City Ballet for the co-development of class exercise programs for club use.

    The Company's experience has been that membership levels at new clubs generally increase for a period of three years or more before reaching a relatively stable level. The Company considers clubs which have reached this level to be "mature" clubs. At mature clubs, referrals from existing club members are a primary source of new members.

    The Company also pursues an active corporate and group sales program. Given heightened concern about health care costs, and the increased interest in preventive health care on the part of businesses, insurance companies, health maintenance organizations, and the government, the Company has placed increased emphasis on its corporate sales efforts.

    The clustering of clubs strengthens the Company's sales and marketing efforts. By operating a group of clubs in a concentrated geographic area, the value of Company memberships is enhanced by the ability to offer Passport Memberships, which allow the member to use any Company club (including clubs in other areas) at any time. This membership appeals primarily to consumers who seek the convenience of having a fitness club near their home and their workplace. Approximately 55% of all members choose the Passport Membership, and because these memberships offer broader privileges and greater convenience, they are sold at a premium over single-club prices. Clustering also allows the Company to provide special facilities within the market without offering them at each location (e.g., squash, tennis, special programs, and swimming pools).

    The Company believes that its approach of providing the best price/value combination to a broad customer base enables the Company to generate significantly higher revenue per square foot than the industry standard, while also reducing the risks associated with targeting a narrow market. While IHRSA statistics show that U.S. fitness-only clubs generate approximately $63 in revenue per square foot, the Company's mature clubs generate two-to-three times that amount.

INFORMATION SYSTEMS

    The Company believes it has been an industry leader in the use of computer technology since it adopted the EFT system for monthly dues collection in the mid-1980's. In August 1997, the Company collected revenue from over 70,000 bank and credit card accounts belonging to members of its wholly-owned clubs. The Company believes that it now has the third largest monthly revenue from EFT in the fitness club industry.

    The Company applies information technology in virtually every area of the business, including business development, sales and marketing, staffing and other operational systems. The Company has underway a multi-year information technology project that has implemented, among other things, the industry's first multi-site online contracting system designed to control membership pricing and streamline the creation, processing and management of the Company's sales contracts for new members, as well as the associated sales compensation system. Other elements of this project will include the development and implementation of (a) a computerized photo and card-swipe system for member check-in, (b) automated updates and changes to existing member records and (c) extensive club site development databases, class exercise scheduling and payroll system and personal training revenue tracking and payroll system, as part of a larger fitness programming project. The Company believes that its information management systems, which are proprietary in many respects, produce a substantial competitive advantage.

MANAGED CLUBS

    As of August 31, 1997, 31 of the existing clubs were wholly-owned by the Company and five were managed and/or partly-owned by the Company (the "Managed Clubs"). The Managed Clubs are controlled by the Company, which acts as either general partner or managing agent, and are operated by the Company in the same manner as wholly owned clubs, subject to certain rights held by the Company's partners or the club owners, according to the applicable partnership or management agreements. As partner or manager, the Company receives a share of club cash flow, which varies from club to club, but is typically approximately 50%. These amounts appear on the Company's income statements as management fees or as share of net income in equity investments. However, the gross revenue generated by the Managed Clubs (approximately $10.0 million per year) is not consolidated for financial statement purposes.

    The Company acquired two Managed Clubs during fiscal 1995 and two Managed Clubs at the outset of fiscal 1998 which were originally party to a management agreement with the Company. In the future, the Company may seek to acquire Managed Clubs, if such opportunities arise.

COMPETITION

    The Company is one of the largest fitness club operators in the country and the largest in Manhattan measured by number of clubs. The Company believes its clustering strategy results in its strong position in the New York and Washington, D.C. markets. The Company's clubs compete with numerous regional and local club operators, as well as with physical fitness and recreational facilities established by governments and businesses for their employees, amenity and condominium clubs, the YMCA and similar organization and to a certain extent, racquet clubs and tennis and other athletic clubs, weight reducing salons, and the home-use fitness equipment industry. Neither of the two largest fitness club operators in the United States, Bally Total Fitness and Fitness Holdings, have a significant presence in the Company's targeted market segments. The Company estimates that as of August 31, 1997 there were more than 200 competitive clubs in the New York metropolitan market, 100 clubs in the Washington, D.C. market, and 70 clubs in the Boston market. See "Risk Factors--Competition."

    The Company believes that its market leadership, experience and operating efficiencies enable it to provide the consumer with a superior product in terms of convenience, quality and affordability. The Company believes that there are significant barriers to entry in its urban markets, including restrictive zoning laws, lengthy permit processes and a shortage of appropriate real estate, which could discourage any large competitor from attempting to open a chain of clubs in these markets. However, such a competitor could enter these markets more easily through acquisitions.

INTELLECTUAL PROPERTY

    The Company has registered, and is in the process of registering, various trademarks and service marks with the U.S. Patent and Trademark Office, including New York Sports Clubs, Washington Sports Clubs, Boston Sports Clubs, TSI, and Town Sports International, Inc.

EMPLOYEES

    At August 31, 1997, the Company had approximately 2,100 employees, of which approximately 680 were employed full-time. Approximately 90 employees were corporate personnel working in the Manhattan or the Washington, D.C. offices. The Company is not a party to any collective bargaining agreement with its employees. The Company has never experienced any significant labor shortages nor had any difficulty in obtaining adequate replacements for departing employees and considers its relations with its employees to be good. The Company believes that it offers its employees benefits (including health, dental, disability, life insurance and 401(k) plans) which are superior to those generally offered by its competitors.

PROPERTIES AND FACILITIES

    CLUB LOCATIONS. In the New York City and Washington, D.C. markets, the Company has created clusters of clubs in the higher-income urban areas and their commuter suburbs in accordance with the Company's operating strategy of offering the consumer the convenience and value of multiple locations and reciprocal use privileges and maximizing efficiencies through centralized management control of standardized facilities and services.

                      CLUB LOCATIONS AS OF AUGUST 31, 1997

                                                                                                          FISCAL
                                                                                                           YEAR
                                                                                                           FIRST
            LOCATION                                ADDRESS                     OWNERSHIP STRUCTURE      OPERATED
---------------------------------  -----------------------------------------  ------------------------  -----------
 1 Manhattan                       404 Fifth Avenue at 37th Street            Wholly Owned                    1974
 2 Manhattan                       151 East 86th Street                       Wholly Owned                    1976
 3 Washington, DC                  214 D Street, S.E.                         Part Owned/Managed              1979
 4 Manhattan                       61 West 62nd Street                        Wholly Owned                    1985
 5 Brooklyn, NY                    110 Boerum Place                           Wholly Owned                    1986
 6 Manhattan                       614 Second Avenue at 34th Street           Wholly Owned                    1986
 7 Basel, Switzerland              St. Johanns-Vorstadt 41                    Managed                         1987
 8 Zurich, Switzerland             Glarnischstrasse 35                        Managed                         1987
 9 Great Neck, NY                  15 Barstow Road                            Managed                         1989
10 East Brunswick, NJ              8 Cornwall Court                           Wholly Owned                    1990
11 Manhattan                       30 Cliff Street                            Wholly Owned                    1990
12 Manhattan                       380 Madison Avenue at 46th Street          Wholly Owned                    1990
13 Manhattan                       151 Reade Street                           Wholly Owned                    1990
14 Washington, DC                  1835 Connecticut Avenue, N.W.              Part Owned/Managed              1990
15 Manhattan                       1601 Broadway at 48th Street               Wholly Owned                    1992
16 Boston, MA                      561 Boylston Street                        Wholly Owned                    1992
17 Manhattan                       50 West 34th Street                        Wholly Owned                    1993
18 Washington, DC                  1990 M Street, N.W.                        Wholly Owned                    1993
19 Bethesda, MD                    4903 Elm Street                            Wholly Owned                    1994
20 Washington, DC                  2251 Wisconsin Avenue, N.W.                Wholly Owned                    1994
21 Manhattan                       349 East 76th Street                       Wholly Owned                    1994
22 Manhattan                       248 West 80th Street                       Wholly Owned                    1994
23 Manhattan                       502 Park Avenue at 59th Street             Wholly Owned                    1995
24 Manhattan                       117 Seventh Avenue S. at 10th Street       Wholly Owned                    1995
25 Scarsdale, NY                   696 White Plains Road                      Wholly Owned                    1996
26 Manhattan                       303 Park Avenue S. at 23rd Street          Wholly Owned                    1996
27 Manhattan                       30 Wall Street                             Wholly Owned                    1996
28 Manhattan                       575 Lexington Avenue at 51st Street        Wholly Owned                    1997
29 Manhattan                       278 Eighth Avenue at 23rd Street           Wholly Owned                    1997
30 Manhattan                       1635 Third Avenue at 91st Street           Wholly Owned                    1997
31 Mamaroneck, NY                  124 Palmer Avenue                          Wholly Owned                    1997
32 Manhattan                       200 Madison Avenue at 36th Street          Wholly Owned                    1997
33 Manhattan                       131 East 31st Street at Lexington Avenue   Wholly Owned                    1997
34 Forest Hills, NY                69-33 Austin Street                        Wholly Owned                    1997
35 Princeton, NJ                   301 North Harrison Street                  Wholly Owned                    1997
36 Allston, MA                     15 Gorham Street                           Wholly Owned                    1998
Under Construction
37 Manhattan                       633 Third Avenue at 41st Street            Wholly Owned                    1998
38 North Bethesda, MD              10,400 Old Georgetown Road                 Wholly Owned                    1998

    TSI owns the 151 East 86th Street location, which houses a Company club and a retail tenant that generated $0.5 million of rental income for the Company during the fiscal year ended May 31, 1997. All other clubs occupy leased space pursuant to long-term leases (generally 15 to 25 years, including options). In the next seven fiscal years (ending May 31, 2004), only three of the Company's leases will expire without any renewal option.

    The Company leases approximately 15,000 square feet of office space in New York City, and 3,000 square feet of office space in Washington, D.C., for administrative, accounting and general corporate purposes. The Company also leases warehouse and commercial space in Long Island City, New York, for storage purposes and for the operation of a centralized laundry facility for certain New York clubs.

GOVERNMENT REGULATION

    The operations and business practices of the Company are subject to regulation at the Federal, state and, in some cases, local levels. State and local consumer protection laws and regulations govern the Company's advertising, sales and other trade practices.

    Statutes and regulations affecting the fitness industry have been enacted in states in which the Company conducts business; many other states into which the Company may expand have adopted or likely will adopt similar legislation. Typically, these statutes and regulations prescribe certain forms and provisions of membership contracts, afford members the right to cancel the contract within a specified time period after signing, require an escrow of funds received from pre-opening sales or the posting of a bond or proof of financial responsibility, and may establish maximum prices for membership contracts and limitations on the term of contracts. In addition, the Company is subject to numerous other types of federal and state regulations governing the sale of memberships. These laws and regulations are subject to varying interpretations by a number of state and federal enforcement agencies and the courts. The Company maintains internal review procedures in order to comply with these requirements, and believes that its activities are in substantial compliance with all applicable statutes, rules and decisions.

    Under so-called state "cooling-off" statutes, a member has the right to cancel his or her membership for a period of three to ten days (depending on the applicable state law) and, in such event, is entitled to a refund of any down payment made. In addition, the Company's membership contracts provide that a member may cancel his or her membership at any time for death, medical reasons or relocation a certain distance from the nearest club. The specific procedures for cancellation in these circumstances vary due to differing state laws. In each instance, the canceling member is entitled to a refund of prepaid amounts only. Furthermore, where permitted by law, a cancellation fee is due to the Company upon cancellation and the Company may offset such amount against any refunds owed.

LEGAL PROCEEDINGS

    The Company is a party to various litigation matters incidental to the conduct of its business. Management does not believe that the outcome of any of the matters in which it is currently involved will have a material adverse effect on the financial condition or results of operations of the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth the names, ages as of August 31, 1997, and a brief account of the business experience of each person who is a director or executive officer of the Company.

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
Mark Smith...........................................          38   Chief Executive Officer and Director

Robert Giardina......................................          39   President and Chief Operating Officer

Alexander Alimanestianu..............................          38   Executive Vice President, Development

Richard Pyle.........................................          38   Executive Vice President and Chief Financial Officer

Deborah Smith........................................          38   Senior Vice President--Operations

Leslie Kimerling.....................................          35   Senior Vice President--Information Management and
                                                                    Planning

Keith Alessi.........................................          42   Director

Paul Arnold..........................................          51   Director

Bruce Bruckmann......................................          43   Director

Stephen Edwards......................................          34   Director

Jason Fish...........................................          39   Director

    MARK SMITH joined the Company in 1985, and was appointed Chief Executive Officer in 1995. Prior to this appointment, he held the position of Executive Vice President of Development and International Operations. Mr. Smith has also served as a director of the Company since December 1996. Mr. Smith has had primary responsibility for the development and/or acquisition of more than 25 new Company clubs since 1990, as well as responsibility for the Company's Managed Clubs in Switzerland. Before joining the Company, Mr. Smith was a chartered accountant with Coopers & Lybrand in New York City, London and New Zealand, and a professional squash player.

    ROBERT GIARDINA has served as President and Chief Operating Officer of the Company since 1992. Mr. Giardina joined the Company in 1981 (when the Company had 4 clubs) after six years of employment with other fitness club companies. With over 20 years of experience in the club industry, Mr. Giardina has expertise in virtually every aspect of facility management and club operations. In addition to operations, Mr. Giardina has primary responsibility for sales and marketing.

    ALEXANDER ALIMANESTIANU joined the Company in 1990, and became Executive Vice President, Development in 1995. From 1990 to 1995, Mr. Alimanestianu served as Vice President and Senior Vice President. Before joining the Company, he worked as a corporate attorney for six years with one of the Company's outside law firms. Mr. Alimanestianu has been involved in the development or acquisition of 30 of the Company's clubs.

    RICHARD PYLE, a British chartered accountant, joined the Company in 1987 and has been chiefly responsible for the Company's financial matters since that time, as a Vice President in 1988, Senior Vice President in 1992 and Executive Vice President in 1995, successively. Before joining the Company, Mr. Pyle worked in public accounting (in the U.S., Bermuda, Spain and in England) specializing in the hospitality industry, and as the corporate controller for a British public company in the leisure industry.

    DEBORAH SMITH joined the Company in 1985, and served as Vice President before her appointment as a Senior Vice President of Operations in 1995. Ms. Smith has been responsible for the startup and operation of Company clubs in New York, Switzerland, Maryland and Washington, D.C. She oversees club operations in all U.S. geographic areas.

    LESLIE KIMERLING joined the Company in 1994 and became Senior Vice President in 1995 with responsibility for the development of the Company's information management and planning capabilities. Prior to joining the Company, Ms. Kimerling was a management consultant for four years.

    KEITH ALESSI has served as a director of the Company since April, 1997. Mr. Alessi is president, chief executive officer and a director of Jackson Hewitt, the second largest tax preparation service in the United States. Mr. Alessi is also a director of Cort Business Services, Inc. and Shoppers Food Warehouse Corp.

    PAUL ARNOLD has served as a director of the Company since April, 1997. Mr. Arnold is president and CEO of Cort Business Services, a leading national supplier of high end rental furniture.

    BRUCE BRUCKMANN has served as a director of the Company since December 1996. Since 1994, Mr. Bruckmann has served as a principal of BRS. From 1983 until 1994, Mr. Bruckmann served as an officer and subsequently a Managing Director of Citicorp Venture Capital, Ltd. ("CVC"). Mr. Bruckmann is currently a director of Jitney Jungle Stores of America, Inc., Mohawk Industries, Inc., AmeriSource Distribution Corporation, Chromcraft Revington Corporation, Cort Business Services, Inc. and Anvil Knitwear, Inc. and a director of several private companies.

    STEPHEN EDWARDS has served as a director of the Company since December 1996. Since 1994, Mr. Edwards has served as a principal of BRS. From 1993 until 1994, Mr. Edwards served as an officer of CVC. From 1988 through 1991, he was an associate of CVC. Prior to joining CVC, Mr. Edwards worked with Citicorp/Citibank in various corporate finance positions. Mr. Edwards is currently a director of Anvil Knitwear Inc. and a director of several private companies.

    JASON M. FISH has been a director of the Company since December 1996. Mr. Fish has been a Managing Member of Farallon Capital Management, L.L.C. ("FCMLLC") and Farallon Partners, L.L.C., Farallon's two management entities, since April 1996. He was a General Partner of the Farallon investment partnerships and a Managing Director of FCMLLC's predecessor, Farallon Capital Management, Inc., from 1990 to 1996.

COMPENSATION OF DIRECTORS

    The Company may compensate directors for services provided in such capacity. In addition to reimbursement for all reasonable out-of-pocket expenses in connection with their travel, directors who are not executives of the Company or officers of BRS or Farallon are paid $1,500 for each board meeting they attend in person, $500 for each committee meeting they attend in person and $500 for each telephonic meeting.

                           SUMMARY COMPENSATION TABLE

    The following summarizes, for the fiscal year indicated, the principal components of compensation for the Company's Chief Executive Officer (the "CEO") and the four highest compensated executive officers (collectively, the "named executive officers"). The compensation set forth below fully reflects compensation for work performed on behalf of the Company.

                                                            ANNUAL COMPENSATION                     LONG-TERM COMPENSATION
                                           ------------------------------------------------------           AWARDS
                                                                                      OTHER              COMMON STOCK
                                                                                     ANNUAL               UNDERLYING
                                             FISCAL                               COMPENSATION           OPTIONS/ SARS
NAME AND PRINCIPAL POSITION                   YEAR        SALARY    BONUS (1)          ($)                    (#)
-----------------------------------------  -----------  ----------  ----------  -----------------  -------------------------
Mark Smith, Chief Executive Officer......        1997   $  350,000  $  176,000             --                  8,830
Robert Giardina, President and Chief
  Operating Officer......................        1997   $  331,948  $  118,000             --                  8,829
Richard Pyle, Executive Vice President
  and Chief Financial Officer............        1997   $  181,941  $   85,000             --                  8,828
Alexander Alimanestianu, Executive Vice
  President, Development.................        1997   $  178,711  $   85,000             --                  8,828
Deborah Smith, Senior Vice
  President--Operations..................        1997   $  136,990  $   63,475             --                  5,350

------------------------

(1) Includes annual bonus payments under the Company's Annual Bonus Plan.

                      OPTION/SAR GRANTS DURING FISCAL 1997

    The following discloses options on the Company's Class A Common Stock granted during fiscal 1997 to the named executive officers.

                                                               INDIVIDUAL GRANTS
                                              ----------------------------------------------------
                                                                                                    POTENTIAL REALIZABLE VALUE AT
                                                                                                       ASSUMED ANNUAL RATES OF
                                                NUMBER OF    % OF TOTAL                                STOCK PRICE APPRECIATION
                                               SECURITIES     OPTIONS/                                     FOR OPTION TERM
                                               UNDERLYING       SARS                                ------------------------------
                                                OPTIONS/     GRANTED TO                                  5%
                                                  SAR'S       EMPLOYEES    EXERCISE                    ANNUAL            10%
                                               GRANTED (#)    IN FISCAL     OR BASE    EXPIRATION    GROWTH RATE    ANNUAL GROWTH
NAME                                               (1)        YEAR (%)     PRICE ($)      DATE           ($)          RATE ($)
--------------------------------------------  -------------  -----------  -----------  -----------  -------------  ---------------
Mark Smith..................................        8,830         15.45         1.00     12-31-06        14,383          22,903
Robert Giardina.............................        8,829         15.45         1.00     12-31-06        14,382          22,900
Richard Pyle................................        8,828         15.45         1.00     12-31-06        14,380          22,898
Alexander Alimanestianu.....................        8,828         15.45         1.00     12-31-06        14,380          22,898
Deborah Smith...............................        5,350          9.36         1.00     12-31-06         8,715          13,877

------------------------

(1) All of such options were granted under the 1996 Common Stock Option Plan (as defined). The options granted under the 1996 Common Stock Option Plan are subject to vesting over five years subject to certain performance targets and repurchase provisions upon termination of employment.

    Pursuant to the Merger, certain options on the Company's Common and Preferred Stock were converted into new options on the Company's Series B Preferred Stock. The following table sets forth the holdings of such options by the named executive officers.

                                                             NUMBER OF
                                                            SECURITIES   EXERCISE OR                   POTENTIAL
                                                            UNDERLYING   BASE PRICE   EXPIRATION       REALIZABLE
NAME                                                        OPTIONS(#)       ($)         DATE         VALUE ($)(1)
----------------------------------------------------------  -----------  -----------  -----------  ------------------
Mark Smith................................................      42,812    $   10.00     12-31-21         1,070,289
Robert Giardina...........................................      32,793        10.00     12-31-21           819,829
Richard Pyle..............................................      27,569        10.00     12-31-21           689,225
Alexander Alimanestianu...................................      27,199        10.00     12-31-21           679,983
Deborah Smith.............................................       9,530        10.00     12-31-21           238,257

------------------------

(1) Based upon the liquidation preference of the Series B Preferred Stock. Does not include dividends accruing at a rate of 14% per annum on the difference between the exercise price and the liquidation value.

AGGREGATED OPTION/SAR EXERCISES DURING 1997 AND 1997 YEAR-END OPTION/SAR VALUES

    The following summarizes exercises of stock options (granted in prior years) by the named executive officers during fiscal 1997, as well as the number and value of all unexercised options held by the named executive officers at the end of fiscal 1997.

                                                                         NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                                        UNDERLYING UNEXERCISED         IN-THE-MONEY
                                                                            OPTIONS/SARS AT            OPTIONS/SARS
                                                                              FY-END (#)               AT FY-END($)
                                                                        -----------------------  -------------------------
                                                   SHARES
                                                  ACQUIRED     VALUE         EXERCISABLE/              EXERCISABLE/
                                                     ON      REALIZED        UNEXERCISABLE             UNEXERCISABLE
                                                  EXERCISE(#)  ($)(1)   -----------------------  -------------------------
NAME                                               COMMON     COMMON       COMMON     PREFERRED    COMMON      PREFERRED
------------------------------------------------  ---------  ---------  ------------  ---------  -----------  ------------
Mark Smith......................................      2,404     66,110   1,766/7,064   42,812/0    512/2,048   1,070,289/0
Robert Giardina.................................     31,252    921,193   1,766/7,063   32,793/0    512/2,048     819,829/0
Richard Pyle....................................      1,548     42,570   1,766/7,062   27,569/0    512/2,048     689,225/0
Alexander Alimanestianu.........................      1,527     41,992   1,766/7,062   27,199/0    512/2,048     679,983/0
Deborah Smith...................................        578     15,895   1,070/4,280    9,530/0    310/1,241     238,257/0

------------------------

(1) Value realized is based upon the fair market value of the stock at the exercise date minus the exercise price. Fair market value was determined in good faith by the Board of Directors and was based upon the historical and projected financial performance of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The current members of the Compensation Committee are Bruce Bruckmann, Stephen Edwards and Mark Smith.

MANAGEMENT EQUITY AGREEMENTS

    Simultaneously with the Merger, the Company entered into Executive Stock Agreements with certain of the officers and other key employees of the Company. Pursuant to the Executive Stock Agreements, the executives each have purchased shares of Common Stock and/or shares of Series B Preferred of the Company at a purchase price of $1.00 per share of Common Stock and $35.00 per share of Series B Preferred Stock. Upon the termination of an executive's employment, a portion of the Common Class A shares purchased by each executive are subject to repurchase by the Company, BRS or Farallon (the

"Restricted Shares"). The Common Class A Restricted Shares vest over the course of a five year period, or fully upon a sale of the Company or an initial public offering of the Company's shares.

1996 COMMON STOCK OPTION PLAN

    In December 1996, the Company adopted the 1996 Common Stock Option Plan (the "Common Plan") designed to advance the Company's best interests by providing additional incentives to executive and other key employees of the Company. The Common Plan provides for aggregate option grants of 57,142 shares of the Common Stock of the Company. The administration of the Common Plan, the selection of participants, and the form and the amounts of the grants is within the sole discretion of the Compensation Committee of the Board, subject to the limitations of the Common Plan. As of August 31, 1997, option to purchase an aggregate of 57,142 shares of the Common Stock at an exercise price of $1.00 were outstanding under the Common Plan.

1996 PREFERRED STOCK OPTION PLAN

    In December 1996, the Company adopted the 1996 Preferred Stock Option Plan (the "Preferred Plan") designed to advance the Company's best interests by providing additional incentives to executive and other key employees of the Company. The Preferred Plan provides for aggregate options grants of 164,782.56 Series B Preferred Shares of the Company. The administration of the Preferred Plan, the selection of participants, and the form and the amounts of the grants is in the sole discretion of the Board, subject to any limitations in the Preferred Plan or in any option agreement. As of August 31, 1997, options to purchase an aggregate of 164,782.56 shares of Preferred Stock at an exercise price of $10.00 were outstanding under the Preferred Plan.

COMPANY BENEFIT PLANS

    In April 1996, the Company implemented a 401(k) salary deferral plan (the "Plan") which is available to eligible employees, as defined. The Plan provides for the Company to make discretionary contributions. However, the Company elected not to make contributions for either fiscal 1997 or 1996.

                               SECURITY OWNERSHIP

    The following table sets forth (as of August 31, 1997) certain information with respect to the beneficial ownership of the Common Stock and Preferred Stock by (i) any person or group who beneficially owns more than 5% of any class of TSI's voting securities, (ii) each named executive officer and director of the Company, and (iii) all Directors and named executive officers of the Company as a group.

                                                                            PERCENTAGE      SERIES A      SERIES B
                                                                             OF COMMON     PREFERRED     PREFERRED
NAME                                                        COMMON STOCK       STOCK         STOCK         STOCK
---------------------------------------------------------  --------------  -------------  ------------  ------------
Bruckmann, Rosser, Sherrill & Co., L.P. (1)
  126 East 56th Street, 29th Floor New York,
  New York 10022.........................................     504,456.01          49.9%     104,330.35       --
Farallon Partners, L.L.C. (2)
  One Maritime Plaza, Suite 1325
  San Francisco, California 94111........................     198,461.00          19.6%      41,045.46       --
Canterbury Mezzanine Capital, L.P. (3)
  600 Fifth Avenue, 23rd Floor New York,
  New York 10020.........................................     124,022.00          11.0%        --            --

EXECUTIVE OFFICERS AND DIRECTORS
Mark Smith (4)...........................................      67,891.00           6.7%        --          42,811.56
Robert Giardina (4)......................................      52,417.00           5.2%        --          32,793.16
Richard Pyle (4).........................................      44,348.00           4.4%        --          27,569.00
Alexander Alimanestianu (4)..............................      43,777.00           4.3%        --          27,199.32
Deborah Smith (4)........................................      16,978.00           1.7%        --           9,530.28
Bruce C. Bruckmann (5)...................................     517,231.29          51.2%     106,972.50       --
Stephen Edwards (6)......................................     504,456.01          49.9%     104,330.35       --
Jason Fish (7)...........................................     198,461.00          19.6%      41,045.46       --
Directors and Officers as a group
  (8 persons)(8).........................................     928,328.01          91.2%      14,017.96    140,452.50

------------------------

(1) Excludes shares held individually by Mr. Bruckmann and other individuals (and affiliates thereof), each of whom are employed by BRS.

(2) Includes shares held by each of Farallon Capital Partners, L.P., Farallon Capital Institutional Partners, L.P., Farallon Capital Institutional Partners II, L.P. and R.R. Capital Partners, L.P. (the "Farallon Entities"). Farallon Partners, L.L.C. is the general partner of each of the Farallon Entities. Farallon Partners, L.L.C. disclaims beneficial ownership of such shares.

(3) Includes a warrant to purchase 114,022 shares of Common Stock with an exercise price of $.01 per share and an expiration date of December 10, 2006.

(4) Includes options to acquire, exercisable within sixty days, Common Stock, and options, exercisable within sixty days, to acquire Series B Preferred Stock, pursuant to the Company's 1996 Common Stock Option Plan and 1996 Preferred Stock Option Plan, respectively, each of which were approved and instituted contemporaneously with the Merger. Messrs. Smith, Giardina, Alimanestianu, and Pyle each hold options on 1,766 shares of Common Stock, and Ms. Smith holds options on 1,070 shares of Common Stock. All shares of Series B Preferred Stock beneficially owned by such persons are in the form of options. The address for each of these named executive officers is the same as the address of the Company's principal executive offices.

(5) Includes shares held by BRS, and certain other family members of Mr. Bruckmann. Mr. Bruckmann disclaims beneficial ownership of such shares held by BRS.

(6) Includes shares held by BRS. Mr. Edwards disclaims beneficial ownership of such shares.

(7) Includes shares held by each of the Farallon Entities. Mr. Fish is a managing member of Farallon Partners, L.L.C., which is the general partner of each of the Farallon Entities. Mr. Fish disclaims beneficial ownership of such shares.

(8) Includes (i) shares held by BRS, which may be deemed to be owned beneficially by Messrs. Bruckmann and Edwards, and (ii) shares held by the Farallon Entities, which may be deemed to be owned beneficially by Mr. Fish. Excluding the shares beneficially owned by BRS and Farallon, Farallon, the directors and named executive offices as a group beneficially own (i) 276,431.28 shares of Common Stock (which represents approximately 23.3% of the Common Stock on a fully diluted basis), (ii) 3,824.15 shares of Series A Preferred Stock, and (iii) 140,452.50 shares of Series B Preferred Stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RECAPITALIZATION

    In December 1996, the Company consummated the Merger pursuant to which, among other things, (i) all shares of TSI's preferred stock outstanding prior to the Merger ("Old Preferred Stock") were redeemed or converted into shares of TSI's then authorized common stock ("Old Common Stock"), (ii) all shares of Old Common Stock (other than shares held by certain members of TSI's management team) were exchanged for cash, (iii) Bruckmann, Rosser, Sherrill & Co., L.P. and certain of its employees and affiliates (collectively, "BRS"), Farallon Capital Partners, L.P, Farallon Capital Institutional Partners, L.P., RR Capital Partners, L.P., and Farallon Capital Institutional Partners II, L.P. (collectively, "Farallon"), and certain members of TSI's management acquired TSI's, newly authorized common stock, par value $0.001 per share ("Common Stock"), Series A Preferred Stock ("Series A Preferred") and Series B Preferred Stock ("Series B Preferred"). In addition, pursuant to the Merger, TSI instituted a new option plan granting certain members of TSI's management options to acquire TSI's newly authorized Series B Preferred Stock (the "Series B Preferred") and Common Stock.

SHAREHOLDERS AGREEMENT

    In connection with the Merger, the Company, BRS, Farallon, Canterbury Mezzanine Capital, L.P. ("Canterbury"), and certain of the members of TSI's management, entered into a Shareholders Agreement, dated as of December 10, 1996 (as amended, the "Shareholders Agreement"). The Shareholders Agreement provides, among other things, for the following: (i) an agreement by all parties to vote their Common Stock so as to cause the Board of Directors of the Company to consist of six members, two of whom shall be selected by BRS (currently, Messrs. Bruckmann and Edwards), one of whom shall be selected by Farallon (currently, Mr. Fish), one of whom shall be the Chief Executive Officer of the Company (currently, Mr. Smith), and two of whom shall be elected by a majority vote of the holders of the Common Stock (currently, Messrs. Arnold and Alessi), (ii) certain restrictions on transfer of the Common Stock, including, but not limited to, provisions providing that (A) the Company and certain holders of the Common Stock will have limited rights of first offer in any proposed third party sale of Common Stock by any of the Company's shareholders, and (B) certain holders of the Common Stock will have limited participation rights in any proposed third party sale of Common Stock by BRS, (iii) certain limited preemptive rights to the Company's shareholders with respect to any issuance or sale of Common Stock by the Company, and (iv) an agreement by all parties that, upon approval of a sale of all Common Stock or a sale of all or substantially all of the Company's assets by the Company's Board of Directors and BRS, such parties will consent to and raise no objections against such sale and sell its Common Stock in such sale, if so required. Messrs. Arnold and Alessi have, subsequent to the Merger, agreed to become bound by the Shareholders Agreement as a party thereto.

REGISTRATION RIGHTS AGREEMENT

    In connection with the Merger, the parties to the Shareholders Agreement contemporaneously entered into a Registration Rights Agreement, dated December 10, 1996 (as amended, the "Shareholder Registration Rights Agreement"). Pursuant to the terms of the Shareholder Registration Rights Agreement, BRS, Farallon, and Canterbury have the right to require the Company, at the expense of the Company and subject to certain limitations, to register under the Securities Act all or part of the shares of Common Stock (the "Registrable Securities") held by them. BRS is entitled to demand up to three long-form registrations at any time and unlimited short-form registrations. Farallon is entitled to demand one long-form registration (but only one year after the Company has consummated an initial registered public offering of its Common Stock) and up to three short-form registrations. Canterbury is entitled to demand up to two short-form registrations.

    All holders of Registrable Securities are entitled to an unlimited number of "piggyback" registrations, with the Company paying all expenses of the offering, whenever the Company proposes to register its Common Stock under the Securities Act. Each such holder is subject to certain pro rata limitations on its ability to participate in such a "piggyback" registration. In addition, pursuant to the Shareholder Registration Rights Agreement, the Company has agreed to indemnify all holders of Registrable Securities against certain liabilities, including certain liabilities under the Securities Act.

PROFESSIONAL SERVICES AGREEMENT AND TRANSACTION FEES

    In connection with the Merger, Bruckmann, Rosser, Sherrill & Co., Inc. ("BRS Co."), an affiliate of BRS, and the Company entered into a Professional Services Agreement, whereby BRS Co. agreed to provide certain advisory and consulting services to the Company. In exchange for such services, BRS Co. receives an annual fee of $0.25 million per calendar year while they own at least 20% of the outstanding Common Stock of the Company. The Company also paid BRS Co. and Farallon transaction fees of $0.6 million and $0.2 million, respectively for investment banking advisory services rendered to the Company in connection with the Merger.

                       DESCRIPTION OF NEW CREDIT FACILITY

    Concurrently with the Initial Offering, TSI amended and restated its Existing Credit Agreement, dated as of December 10, 1996 by and among TSI, Bankers Trust Company, and certain lenders from time to time a party thereto (the "New Credit Facility"). The following is a summary description of the principal terms of the New Credit Facility and is subject to, and qualified in its entirety by reference to, the New Credit Facility, copies of which are available upon request to the Company. See "Available Information".

    STRUCTURE. The New Credit Facility provides for, subject to certain terms and conditions, a $15.0 million revolving credit facility. The New Credit Facility has a final scheduled maturity date of October 15, 2002 and does not require scheduled interim reductions. The New Credit Facility requires, under certain circumstances, TSI to make mandatory prepayments and commitment reductions. In addition, TSI may make optional prepayments and commitment reductions pursuant to the terms of the New Credit Facility.

    SECURITY. The New Credit Facility is collateralized by a pledge of all the capital stock owned by the Company and a first priority security interest in certain property of the Company (including receivables, equipment, owned real estate, inventory, trademark and copyrights).

    INTEREST RATES. Borrowings under the New Credit Facility accrue interest at either the Alternate Base Rate (the "Alternate Base Rate") plus 1.50% or a rate equal to the Eurodollar borrowing rate plus 2.50% at the option of TSI.

    COVENANTS. The New Credit Facility contains certain covenants that, among other things, restrict the ability of TSI and its subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, repay indebtedness or amend debt instruments, pay dividends, create liens on assets, make investments, make acquisitions, engage in mergers or consolidations, or engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities. In addition, the New Credit Facility requires TSI to comply with certain financial ratios and coverage tests.

    EVENTS OF DEFAULT. The New Credit Facility also includes customary events of default. The occurance of any such events of default could result in acceleration of the Company's obligations under the New Credit Facility and foreclosure on the collateral securing such obligations, which could have a material adverse effect on holders of the New Notes.

                              DESCRIPTION OF NOTES

GENERAL

    The form and terms of the New Notes are the same as the form and terms of the Old Notes except that (i) the New Notes will have been registered under the Securities Act and thus will not bear legends restricting their transfer pursuant to the Securities Act and (ii) holders of New Notes will not be entitled to certain rights of holders of the Old Notes under the Registration Rights Agreement which will terminate upon the consummation of the Exchange Offer. The Old Notes have been, and the New Notes are to be, issued under an indenture (the "Indenture"), dated as of October 16, 1997, between the Company and United States Trust Company of New York, as Trustee (the "Trustee"). The following summary of certain provisions of the Indenture and the Notes, copies of which are available upon request to the Company at the address set forth under "Available Information", does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "TIA"), and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the TIA as in effect on the date of the Indenture. As used in this "Description of Notes" section, the "Company" means Town Sports International, Inc. The definitions of certain capitalized terms used in the following summary are set forth below under "--Certain Definitions."

    The Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the Trustee will act as Paying Agent and Registrar for the Notes. The Notes may be presented for registration or transfer and exchange at the offices of the Registrar, which initially will be the Trustee's corporate trust office. The Company may change any Paying Agent and Registrar without notice to holders of the Notes (the "Holders"). The Company will pay principal (and premium, if any) on the Notes at the Trustee's corporate office in New York, New York. At the Company's option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered address of Holders. Any Notes that remain outstanding after the completion of the Exchange Offer, together with the Exchange Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture.

PRINCIPAL, MATURITY AND INTEREST

    The Notes are unsecured senior obligations of the Company and are limited in aggregate principal amount to $125.0 million, of which $85.0 million will be issued in the Offering. The Notes will mature on October 15, 2004. Interest on the Notes will accrue at the rate of 9 3/4% per annum and will be payable semiannually in cash on each April 15 and October 15, commencing on April 15, 1998, to the persons who are registered Holders at the close of business on the April 1 and October 1 immediately preceding the applicable interest payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance.

    The Notes will not be entitled to the benefit of any mandatory sinking fund.

REDEMPTION

    OPTIONAL REDEMPTION. The Notes will be redeemable, at the Company's option, in whole at any time or in part from time to time, on and after October 15, 2001, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on October 15 of the year set forth below, plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption:

YEAR                                                                                    PERCENTAGE
--------------------------------------------------------------------------------------  -----------
2001..................................................................................     104.875%
2002..................................................................................     102.438%
2003 and thereafter...................................................................     100.000%

    Optional Redemption upon Public Equity Offerings. At any time, or from time to time, on or prior to October 15, 2000, the Company may, at its option, use the net cash proceeds of one or more Public Equity Offerings (as defined below) to redeem up to 35% of the Notes issued under the Indenture at a redemption price equal to 109.750% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that at least 65% of the principal amount of Notes issued under the Indenture remains outstanding immediately after any such redemption. In order to effect the foregoing redemption with the proceeds of any Public Equity Offering, the Company shall make such redemption not more than 120 days after the consummation of any such Public Equity Offering.

    As used in the preceding paragraph, "Public Equity Offering" means an underwritten public offering of Qualified Capital Stock of the Company pursuant to a registration statement filed with the Commission in accordance with the Securities Act.

    At any time on or prior to October 15, 2002, the Notes may also be redeemed as a whole but not in part at the option of the Company upon the occurrence of a Change of Control, upon not less than 30 nor more than 60 days' prior notice (but in no event more than 90 days after the occurrence of such Change of Control) mailed by first-class mail to each Holder's registered address, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest, if any, to, the date of redemption (the "Redemption Date") (subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date).

    "Applicable Premium" means, with respect to a Note at any Redemption Date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such time of (1) the redemption price of such Note at October 15, 2002 (such redemption price being described under "-- Optional Redemption") plus (2) all required interest payments (excluding accrued but unpaid interest) due on such Note through October 15, 2002, computed using a discount rate equal to the Treasury Rate plus 75 basis points, over (B) the principal amount of such Note.

    "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15(519) which has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the Redemption Date to October 15, 2002, provided, however, that if the period from the Redemption Date to October 15, 2002 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to October 15, 2002 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

SELECTION AND NOTICE OF REDEMPTION

    In the event that less than all of the Notes are to be redeemed at any time, selection of such Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed or, if such Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Notes of a principal amount of $1,000 or less shall be redeemed in part; provided, further, that if a partial redemption is made with the proceeds of a Public Equity Offering, selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures), unless such method is otherwise prohibited. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

CHANGE OF CONTROL

    The Indenture will provide that upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase.

    Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

    If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

    Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to a Holder's right to redemption upon a Change of Control. Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant liens on its property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders of Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

    The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

CERTAIN COVENANTS

    The Indenture will contain, among others, the following covenants:

    LIMITATION ON INCURRENCE OF ADDITIONAL INDEBTEDNESS. The Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company may incur Indebtedness (including, without limitation, Acquired Indebtedness) if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 2.00 to 1.00.

    The Company will not, directly or indirectly, in any event incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated to any other Indebtedness of the Company unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Notes to the same extent and in the same manner as such Indebtedness is subordinated pursuant to subordination provisions that are most favorable to the holders of any other Indebtedness of the Company.

    LIMITATION ON RESTRICTED PAYMENTS. The Company will not, and will not cause or permit any of the Restricted Subsidiaries to, directly or indirectly, (a) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of the Company's Capital Stock to holders of such Capital Stock, (b) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock, (c) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled or mandatory repayment or scheduled sinking fund payment, any Indebtedness of the Company or its Subsidiaries that is subordinate or junior in right of payment to the Notes, or
(d) make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses (a), (b), (c) and (d) being referred to as a "Restricted Payment"), if at the time of such Restricted Payment or immediately after giving effect thereto, (i) a Default or an Event of Default shall have occurred and be continuing or (ii) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenant described under "-- Limitation on Incurrence of Additional Indebtedness" or (iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined reasonably and in good faith by the Board of Directors of the Company) shall exceed the sum of without duplication:
(w) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to the Issue Date and on or prior to the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus (x) 100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the

Company; plus (y) without duplication of any amounts included in clause (iii)(x) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company's Capital Stock; plus (z) an amount equal to the sum of (1) the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances or other transfers of assets by any Unrestricted Subsidiary to the Company or any Restricted Subsidiary or the receipt of proceeds by the Company or any Restricted Subsidiary from the sale or other disposition of any portion of the Capital Stock of any Unrestricted Subsidiary, in each case occurring subsequent to the Issue Date, and (2) the consolidated net Investments on the date of Revocation made by the Company or any of the Restricted Subsidiaries in any Subsidiary of the Company that has been designated an Unrestricted Subsidiary after the Issue Date upon its redesignation as a Restricted Subsidiary in accordance with the covenant described under "--Limitation on Designations of Unrestricted Subsidiaries."

    Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit: (1) the payment of any dividend or redemption payment within 60 days after the date of declaration of such dividend if the dividend or redemption payment, as the case may be, would have been permitted on the date of declaration; (2) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any shares of Capital Stock of the Company, either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Company) of shares of Qualified Capital Stock of the Company; (3) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any Indebtedness of the Company or a Subsidiary of the Company that is subordinate or junior in right of payment to the Notes either (i) solely in exchange for shares of Qualified Capital Stock of the Company, or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Company) of (A) shares of Qualified Capital Stock of the Company or (B) Refinancing Indebtedness; and (4) so long as no Default or Event of Default shall have occurred and be continuing, repurchases by the Company of Capital Stock of the Company or options to purchase Capital Stock of the Company, stock appreciation rights or any similar equity interest in the Company from directors and employees of the Company or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees, in an aggregate amount not to exceed $0.5 million in any calendar year; and (5) so long as no Default or Event of Default shall have occurred and be continuing, repurchases by the Company of shares of its Series B Preferred Stock held by directors and employees of the Company pursuant to provisions thereof requiring the redemption thereof at the election of the holders thereof at any time following an initial public offering of the Company. In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause
(iii) of the immediately preceding paragraph, amounts expended pursuant to clauses (1), (2)(ii), (3)(ii)(A), (4) and (5) above shall be included in such calculation.

    Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an officers' certificate stating that such Restricted Payment complies with the Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon the Company's latest available internal quarterly financial statements.

    LIMITATION ON ASSET SALES. The Company will not, and will not permit any of the Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company's Board of Directors), (ii) at least 80% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and is received at the time of such disposition; provided, however, that the amount of (A) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or the notes thereto), of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the

Notes) that are assumed by the transferee in such Asset Sale and from which the Company or such Restricted Subsidiary is released and (B) any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are immediately converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), shall be deemed to be cash for the purposes of this provision; and (iii) upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 360 days of receipt thereof either (A) to prepay any Indebtedness ranking at least pari passu with the Notes (including amounts under the Credit Facility) and, in the case of any such Indebtedness under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility, (B) to make an investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets that will be used in the business of the Company and the Restricted Subsidiaries as existing on the Issue Date or in businesses reasonably related thereto ("Replacement Assets"), or (C) a combination of prepayment and investment permitted by the foregoing clauses
(iii)(A) and (iii)(B). On the 361st day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (iii)(A), (iii)(B) and (iii)(C) of the next preceding sentence (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (iii)(A), (iii)(B) and
(iii)(C) of the next preceding sentence (each a "Net Proceeds Offer Amount") shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 45 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all Holders on a pro rata basis, that amount of Notes equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non- cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant. The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $5 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, not just the amount in excess of $5 million, shall be applied as required pursuant to this paragraph).

    In the event of the transfer of substantially all (but not all) of the property and assets of the Company and the Restricted Subsidiaries as an entirety to a Person in a transaction permitted under "--Merger, Consolidation and Sale of Assets," the successor corporation shall be deemed to have sold the properties and assets of the Company and the Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or the Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

    Notwithstanding the two immediately preceding paragraphs, the Company and the Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent (i) at least 80% of the consideration for such Asset Sale constitutes Replacement Assets and (ii) such Asset Sale is for fair market value; provided that any consideration not constituting Replacement Assets received by the Company or any of the Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds subject to the provisions of the two preceding paragraphs.

    Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Notes in an amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

    The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

    LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES. The Company will not, and will not cause or permit any of the Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on or in respect of its Capital Stock; (b) make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary; or (c) transfer any of its property or assets to the Company or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of: (1) applicable law; (2) the Indenture and the Notes; (3) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary; (4) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired (including, but not limited to, such Person's direct and indirect Subsidiaries);
(5) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date; or (6) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (4) or (5) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in its reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause
(2), (4) or (5).

    LIMITATION ON PREFERRED STOCK OF RESTRICTED SUBSIDIARIES. The Company will not permit any of the Restricted Subsidiaries to issue any Preferred Stock (other than to the Company or to a Wholly Owned Restricted Subsidiary) or permit any Person (other than the Company or a Wholly Owned Restricted Subsidiary) to own any Preferred Stock of any Restricted Subsidiary.

    LIMITATION ON LIENS. The Company will not, and will not cause or permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens upon any property or assets of the Company or any of the Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless (i) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Notes, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens and (ii) in all other cases, the Notes are secured on an equal and ratable basis, except for (a) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date; (b) Liens securing Indebtedness under the Credit Facility; (c) Liens securing the Notes; (d) Liens of the Company or a Restricted Subsidiary on assets of any Restricted Subsidiary of the Company; (e) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens (A) are no less favorable to the Holders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced and (B) do not extend to or cover any property or assets of the Company or any of the Restricted Subsidiaries not securing the Indebtedness so Refinanced; (f) Liens in favor of the Company; and
(g) Permitted Liens.

    MERGER, CONSOLIDATION AND SALE OF ASSETS. The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and the Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless: (i) either (1) the Company shall be the surviving or continuing corporation or (2) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Restricted Subsidiaries substantially as an entirety (the "Surviving Entity") (x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, the Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed; (ii) immediately after giving effect to such transaction and the assumption contemplated by clause (i) (2) (y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, (1) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction and (2) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under "--Limitation on Incurrence of Additional Indebtedness"; (iii) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (i) (2) (y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and (iv) the Company or the Surviving Entity shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

    For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

    The Indenture will provide that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such Surviving Entity had been named as such.

    LIMITATIONS ON TRANSACTIONS WITH AFFILIATES. (a) The Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an "Affiliate

Transaction"), other than (x) Affiliate Transactions permitted under paragraph
(b) below and (y) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary. All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $2.5 million shall be approved by the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $10.0 million, the Company or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain an opinion stating that such transaction or series of related transactions are fair to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor.

    (b) The restrictions set forth in clause (a) shall not apply to (i) reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary as determined in good faith by the Company's Board of Directors; (ii) transactions exclusively between or among the Company and any of the Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the Indenture; (iii) Restricted Payments permitted by the Indenture; and (iv) advisory fees pursuant to the Professional Services Agreement between the Company and BRS Group in effect on the issue date.

    LIMITATION OF GUARANTEES BY RESTRICTED SUBSIDIARIES. The Company will not permit any Restricted Subsidiary, directly or indirectly, by way of the pledge of any intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to any Indebtedness of the Company (other than Indebtedness incurred under the Credit Facility) unless, in any such case (a) such Restricted Subsidiary executes and delivers a supplemental indenture to the Indenture, providing a guarantee of payment of the Notes by such Restricted Subsidiary in the form required by the Indenture (the "Guarantee") and (b) if such assumption, guarantee or other liability of such Restricted Subsidiary is provided in respect of Indebtedness that is expressly subordinated to the Notes, the guarantee or other instrument provided by such Restricted Subsidiary in respect of such subordinate Indebtedness shall be subordinated to the Guarantee pursuant to subordination provisions not less favorable to the Holders of the Notes than those contained in the indenture or similar document governing such subordinated Indebtedness.

    Notwithstanding the foregoing, any such Guarantee by a Restricted Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged, without any further action required on the part of the Trustee or any Holder, upon: (i) the unconditional release of such Restricted Subsidiary from its liability in respect of the Indebtedness in connection with which such Guarantee was executed and delivered pursuant to the preceding paragraph; or (ii) any sale or other disposition (by merger or otherwise) to any Person which is not a Restricted Subsidiary of the Company, of all of the Company's Capital Stock in, or all or substantially all of the assets of, such Restricted Subsidiary; provided, however, that (a) such sale or disposition of such Capital Stock or assets is otherwise in compliance with the terms of the Indenture and (b) such assumption, guarantee or other liability of such Restricted Subsidiary has been released by the holders of the other Indebtedness so guaranteed.

    REPORTS TO HOLDERS. The Company will deliver to the Trustee within 15 days after the filing of the same with the Commission, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. The Indenture further provides that, notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the Commission, upon the earlier of the effectiveness of the Exchange Offer Registration

Statement and 150 days following the Issue Date, and provide the Trustee and Holders with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. The Company will also comply with the other provisions of TIA Section 314(a).

    LIMITATION ON DESIGNATIONS OF UNRESTRICTED SUBSIDIARIES. The Company may designate any Subsidiary of the Company (other than a Subsidiary of the Company which owns Capital Stock of a Restricted Subsidiary) as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if:

        (a) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

        (b) the Company would be permitted under the Indenture to make an Investment at the time of Designation (assuming the effectiveness of such Designation) in an amount (the "Designation Amount") equal to the sum of (i) fair market value of the Capital Stock of such Subsidiary owned by the Company and the Restricted Subsidiaries on such date and (ii) the aggregate amount of other Investments of the Company and the Restricted Subsidiaries in such Subsidiary on such date; and

        (c) the Company would be permitted to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under "--Limitation on Incurrence of Additional Indebtedness" at the time of Designation (assuming the effectiveness of such Designation).

    In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant described under "--Limitation on Restricted Payments" for all purposes of the Indenture in the Designation Amount. The Indenture will further provide that the Company shall not, and shall not permit any Restricted Subsidiary to, at any time (x) provide direct or indirect credit support for or a guarantee of any Indebtedness of any Unrestricted Subsidiary (including of any undertaking, agreement or instrument evidencing such Indebtedness), (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary or (z) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary), except, in the case of clause (x) or (y), to the extent permitted under the covenant described under "--Limitation on Restricted Payments."

    The Indenture will further provide that the Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation"), whereupon such Subsidiary shall then constitute a Restricted Subsidiary, if:

        (a) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

        (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture.

    All Designations and Revocations must be evidenced by Board Resolutions of the Company certifying compliance with the foregoing provisions.

EVENTS OF DEFAULT

    The following events are defined in the Indenture as "Events of Default":

        (i) the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 30 days;

        (ii) the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer);

       (iii) a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to the covenant described under "--Certain Covenants--Merger, Consolidation and Sale of Assets," which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

        (iv) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary, or the acceleration of the final stated maturity of any such Indebtedness if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $2.5 million or more at any time;

        (v) one or more judgments in an aggregate amount in excess of $2.5 million shall have been rendered against the Company or any of the Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non- appealable; or

        (vi) certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries.

    If an Event of Default (other than an Event of Default specified in clause
(vi) above relating to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of and accrued interest on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default, and the same shall become immediately due and payable. If an Event of Default specified in clause (vi) above relating to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

    The Indenture will provide that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences (i) if the rescission would not conflict with any judgment or decree, (ii) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration, (iii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (iv) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances and (v) in the event of the cure or waiver of an Event of Default of the type described in clause (vi) of the description above of Events of Default, the Trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

    The Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

    Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

    Under the Indenture, the Company is required to provide an officers' certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Company may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for (i) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments, (iii) the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; (vii) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; (viii) the Company shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (ix) certain other customary conditions precedent are satisfied. Notwithstanding the foregoing, the opinion of counsel required by clauses (ii)(A) and (iii) above need not be delivered if all the Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable on the maturity date within one year, or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by such Trustee in the name, and at the expense, of the Company.

SATISFACTION AND DISCHARGE

    The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (ii) the Company has paid all other sums payable under the Indenture by the Company; and (iii) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

MODIFICATION OF THE INDENTURE

    From time to time, the Company and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the Trustee, adversely affect the rights of any of the Holders in any material respect. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may: (i) reduce the amount of Notes whose Holders must consent to an amendment; (ii) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes; (iii) reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor;
(iv) make any Notes payable in money other than that stated in the Notes; (v) make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default; (vi) amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto; or (vii) modify or change any provision of the Indenture or the related definitions affecting the ranking of the Notes in a manner which adversely affects the Holders.

GOVERNING LAW

    The Indenture will provide that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

THE TRUSTEE

    The Indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

    The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company or of a Subsidiary of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

    Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

    "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Company or any of the Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, merger or consolidation.

    "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

    "Affiliate Transaction" has the meaning set forth under "--Certain Covenants--Limitation on Transactions with Affiliates."

    "Asset Acquisition" means (a) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged with or into the Company or any Restricted Subsidiary, or (b) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person (other than a Restricted Subsidiary) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

    "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of the Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Restricted Subsidiary of (a) any Capital Stock of any Restricted

Subsidiary; or (b) any other property or assets of the Company or any Restricted Subsidiary other than in the ordinary course of business; provided, however, that Asset Sales shall not include (i) a transaction or series of related transactions for which the Company or the Restricted Subsidiaries receive aggregate consideration of less than $1.0 million, (ii) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under "--Certain Covenants--Merger, Consolidation and Sale of Assets," (iii) disposals or replacements of obsolete equipment in the ordinary course of business, (iv) the sale, lease, conveyance, disposition or other transfer by the Company or any Restricted Subsidiary of assets or property to the Company or one or more Restricted Subsidiaries and (v) any Restricted Payment.

    "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

    "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

    "BRS Group" means, Bruckmann, Rosser, Sherill & Co., Inc. and its
Affiliates.

    "Business Day" means a day other than a Saturday, Sunday or other day in which commercial banking institutions (including, without limitation, the Federal Reserve System) are authorized or required by law to close in New York City.

    "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

    "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

    "Cash Equivalents" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's"); (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above.

    "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture); (ii) the approval by the holders of Capital Stock of the

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Company of any plan or proposal for the liquidation or dissolution of the
Company (whether or not otherwise in compliance with the provisions of the Indenture); (iii) any Person or Group, other than a Permitted Holder, shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; or (iv) the replacement of a majority of the Board of Directors of the Company over a two- year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of any such Board of Directors at the beginning of such period or whose election as a member of any such Board of Directors was previously so approved.

    "Change of Control Offer" has the meaning set forth under "--Change of Control."

    "Change of Control Payment Date" has the meaning set forth under "--Change of Control."

    "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

    "Company" means Town Sports International, Inc., a New York corporation.

    "Consolidated EBITDA" means, for any period, the sum (without duplication) of (i) Consolidated Net Income and (ii) to the extent Consolidated Net Income has been reduced thereby, (A) all income taxes of the Company and the Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business), (B) Consolidated Interest Expense and (C) Consolidated Non-cash Charges less any non- cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for the Company and the Restricted Subsidiaries in accordance with GAAP.

    "Consolidated Fixed Charge Coverage Ratio" means the ratio of Consolidated EBITDA during the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act) basis for the period of such calculation to (i) the incurrence or repayment of any Indebtedness of the Company or any of the Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period and (ii) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or one of the Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If the

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Company or any of the Restricted Subsidiaries directly or indirectly guarantees
Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if the Company or any such Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio," (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

    "Consolidated Fixed Charges" means, with respect to the Company for any period, the sum, without duplication, of (i) Consolidated Interest Expense, plus
(ii) the product of (x) the amount of all dividend payments on any series of Preferred Stock of the Company (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times
(y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

    "Consolidated Interest Expense" means, with respect to the Company for any period, the sum of, without duplication: (i) the aggregate of the interest expense of the Company and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation, (a) any amortization of debt discount, (b) the net costs under Interest Swap Obligations, (c) all capitalized interest and (d) the interest portion of any deferred payment obligation; and (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company and the Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

    "Consolidated Net Income" means, with respect to the Company, for any period, the aggregate net income (or loss) of the Company and the Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom (a) after-tax gains or losses from Asset Sales or abandonments or reserves relating thereto, (b) after-tax items classified as extraordinary or nonrecurring gains or losses, (c) the net income (or loss) of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary or is merged or consolidated with the Company or any Restricted Subsidiary, (d) the net income (but not loss) of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise, (e) the net income of any Person, other than the Company or a Restricted Subsidiary, except to the extent of cash dividends or distributions paid to the Company or to a Restricted Subsidiary by such Person, (f) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued) and (g) in the case of a successor to the Company by consolidation or merger or as a transferee of the Company's assets, any net income of the successor corporation prior to such consolidation, merger or transfer of assets.

    "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person; provided that the Consolidated Net Worth of any Person shall exclude the effect of any non-cash charges relating to the acceleration of stock options or similar securities of such Person or another Person with which such Person is merged or consolidated.

    "Consolidated Non-cash Charges" means, with respect to the Company, for any period, the aggregate depreciation, amortization and other non-cash expenses of the Company and the Restricted Subsidiaries reducing Consolidated Net Income of the Company for such period, determined on a consolidated basis in accordance with GAAP (including deferred rent but excluding any such charge which requires an accrual of or a reserve for cash charges for any future period).

    "Covenant Defeasance" has the meaning set forth under "--Legal Defeasance and Covenant Defeasance."

    "Credit Facility" means the amended and restated Credit Agreement dated as of the Issue Date by and among the Company, Bankers Trust Company and certain lenders from time to time a party thereto, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

    "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in currency values.

    "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

    "Designation" has the meaning set forth under "--Certain
Covenants--Limitation on Designations of Unrestricted Subsidiaries."

    "Designation Amount" has the meaning set forth under "--Certain Covenants--Limitation on Designations of Unrestricted Subsidiaries."

    "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof on or prior to the final maturity date of the Notes.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

    "Exchange Offer Registration Statement" means the registration statement filed by the Company pursuant to the Registration Rights Agreement.

    "Farallon" means Farallon Partners, L.L.C. and Affiliates.

    "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to (i) the deduction or amortization of any premiums, fees and expenses incurred in connection with any financings or any other permitted incurrence of Indebtedness and (ii) depreciation, amortization or other expenses recorded as a result of the application of purchase accounting in accordance with Accounting Principles Board Opinion Nos. 16 and 17.

    "incur" has the meaning set forth under "--Certain Covenants--Limitation on Incurrence of Additional Indebtedness."

    "Indebtedness" means with respect to any Person, without duplication, (i) all Obligations of such Person for borrowed money, (ii) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all Capitalized Lease Obligations of such Person, (iv) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 160 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted), (v) all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (vi) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (i) through (v) above and clause (viii) below, (vii) all Obligations of any other Person of the type referred to in clauses (i) through (vi) which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured, (viii) all Obligations under currency agreements and interest swap agreements of such Person and (ix) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the Company. The amount of Indebtedness of any Person at any date shall be the outstanding balance on such date of all unconditional Obligations as described above, and the maximum liability upon the occurrence of the contingency giving rise to the Obligation, on any contingent Obligations at such date; provided, however, that the amount outstanding at any time of any Indebtedness incurred with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP.

    "Independent Financial Advisor" means a firm (i) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company and (ii) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

    "Initial Purchaser" means BT Alex. Brown.

    "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

    "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. "Investment" shall exclude extensions of trade credit by the Company and the Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, it ceases to be a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

    "Issue Date" means the date of original issuance of the Notes.

    "Legal Defeasance" has the meaning set forth under "--Legal Defeasance and Covenant Defeasance."

    "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

    "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of the Restricted Subsidiaries from such Asset Sale net of
(a) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions), (b) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements, (c) repayment of Indebtedness that is required to be repaid in connection with such Asset Sale and (d) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

    "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "Permitted Holder" means any of BRS Group, Farallon and their respective Affiliates.

    "Permitted Indebtedness" means, without duplication, each of the following:

        (i) Indebtedness under the Notes and the Indenture incurred as of the Issue Date;

        (ii) Indebtedness incurred pursuant to the Credit Facility in an aggregate principal amount at any time outstanding not to exceed $25 million, less any required permanent repayments under all revolving credit facilities in accordance with the provisions set forth under "Certain Covenants-- Limitation on Asset Sales" (which are accompanied by a corresponding permanent commitment reduction) thereunder;

       (iii) other Indebtedness (including Capitalized Lease Obligations) of the Company and the Restricted Subsidiaries outstanding on the Issue Date;

        (iv) Purchase Money Indebtedness of the Company and Capitalized Lease Obligations of the Company and, to the extent constituting Acquired Indebtedness, of the Restricted Subsidiaries in an aggregate amount for all Indebtedness incurred pursuant to this subclause (iv) not to exceed $20 million outstanding at any one time;

        (v) Interest Swap Obligations of the Company covering Indebtedness of the Company or any of the Restricted Subsidiaries; provided, however, that such Interest Swap Obligations are entered into to protect the Company and the Restricted Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the Indenture to the extent the notional principal amount of such Interest Swap Obligation does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

        (vi) Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and the Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

       (vii) Indebtedness of a Restricted Subsidiary to the Company or to a Restricted Subsidiary for so long as such Indebtedness is held by the Company or a Restricted Subsidiary, in each case subject to no Lien held by a Person other than the Company or a Restricted Subsidiary; provided that if as of any date any Person other than the Company or a Restricted Subsidiary owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

      (viii) Indebtedness of the Company to a Restricted Subsidiary for so long as such Indebtedness is held by a Restricted Subsidiary, in each case subject to no Lien; provided that (a) any Indebtedness of the Company to any Restricted Subsidiary is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Indenture and the Notes and (b) if as of any date any Person other than a Restricted Subsidiary owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Company;

        (ix) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

        (x) Indebtedness of the Company or any of the Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

        (xi) Refinancing Indebtedness; and

       (xii) additional Indebtedness of the Company in an aggregate principal amount not to exceed $10 million at any one time outstanding.

    "Permitted Investments" means (i) Investments by the Company or any Restricted Subsidiary in any Person that is or will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate into the Company or a Restricted Subsidiary, (ii) Investments in the Company by any Restricted Subsidiary; provided that any Indebtedness incurred by the Company evidencing such Investment by a Restricted Subsidiary is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Notes and the Indenture; (iii) investments in cash and Cash Equivalents;

(iv) loans and advances to employees and officers of the Company and the Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $5.0 million at any one time outstanding; (v) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company's or a Restricted Subsidiary's businesses and otherwise in compliance with the Indenture; (vi) other Investments, including Investments in Unrestricted Subsidiaries not to exceed $5.0 million at any one time outstanding; (vii) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; and (viii) Investments made by the Company or the Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the covenant described under "--Certain Covenants--Limitation on Asset Sales."

    "Permitted Liens" means the following types of Liens:

        (i) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or the Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

        (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

       (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

        (iv) judgment Liens not giving rise to an Event of Default;

        (v) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of the Restricted Subsidiaries;

        (vi) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

       (vii) purchase money Liens to finance property or assets of the Company or any Restricted Subsidiary acquired after the Issue Date; provided, however, that (A) the related purchase money Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Company or any Restricted Subsidiary other than the property and assets so acquired and (B) the Lien securing such Indebtedness shall be created within 90 days of such acquisition;

      (viii) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

        (ix) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

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
        (x) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of the Restricted Subsidiaries, including rights of offset and set-off;

        (xi) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

       (xii) Liens securing Indebtedness under Currency Agreements; and

      (xiii) Liens securing Acquired Indebtedness incurred in accordance with the covenant described under "--Certain Covenants--Limitation on Incurrence of Additional Indebtedness"; provided that (A) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary and (B) such Liens do not extend to or cover any property or assets of the Company or of any of the Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary.

    "Person" means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

    "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

    "Purchase Money Indebtedness" means Indebtedness of the Company or its Restricted Subsidiaries incurred for the purpose of financing all or any part of the purchase price or the cost of installation, construction or improvement of any property.

    "Public Equity Offering" has the meaning set forth under "--Redemption--Optional Redemption Upon Public Equity Offerings."

    "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

    "Reference Date" has the meaning set forth under "--Certain
Covenants--Limitation on Restricted Payments."

    "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

    "Refinancing Indebtedness" means any Refinancing by the Company or any Restricted Subsidiary of Indebtedness incurred in accordance with the covenant described under "--Certain Covenants--Limitation on Incurrence of Additional Indebtedness" (other than pursuant to clause (ii), (iv), (v), (vi), (vii),
(viii), (ix), (x) or (xii) of the definition of Permitted Indebtedness), in each case that does not (1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company or any Restricted Subsidiary in connection with such Refinancing) or (2) create Indebtedness with (A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or (B) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (x) if such Indebtedness being Refinanced is Indebtedness of the Company or a Guarantor, then such Refinancing Indebtedness shall be Indebtedness solely of the

Company or such Guarantor, as the case may be, and (y) if such Indebtedness being Refinanced is subordinate or junior to the Notes, then such Refinancing Indebtedness shall be subordinate to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

    "Registration Rights Agreement" means the Registration Rights Agreement dated as of the Issue Date between the Company and the Initial Purchaser.

    "Replacement Assets" means assets of a kind used or usable in the business of the Company and its Restricted Subsidiaries as conducted on the date of the relevant Asset Sale.

    "Restricted Subsidiary" means any Subsidiary of the Company that has not been designated by the Board of Directors of the Company, by a Board Resolution delivered to the Trustee, as an Unrestricted Subsidiary pursuant to and in compliance with the covenant described under "--Certain Covenants-- Limitation on Designations of Unrestricted Subsidiaries." Any such Designation may be revoked by a Board Resolution of the Company delivered to the Trustee, subject to the provisions of such covenant.

    "Revocation" has the meaning set forth under "--Certain
Covenants--Limitation on Designations of Unrestricted Subsidiaries."

    "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

    "Significant Subsidiary" shall have the meaning set forth in Rule 1.02(w) of Regulation S- X under the Securities Act.

    "Subsidiary", with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

    "Surviving Entity" has the meaning set forth under "--Certain
Covenants--Merger, Consolidation and Sale of Assets."

    "Unrestricted Subsidiary" means any Subsidiary of the Company designated as such pursuant to and in compliance with the covenant described under "--Certain Covenants--Limitation on Designations of Unrestricted Subsidiaries." Any such designation may be revoked by a Board Resolution of the Company delivered to the Trustee, subject to the provisions of such covenant.

    "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

    "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary of which all the outstanding voting securities (other than in the case of a foreign Restricted Subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by the Company or another Wholly Owned Restricted Subsidiary.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD NOTES

    Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept for exchange Old Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration date" means 5:00 P.M., New York City time, on , 1997; PROVIDED, HOWEVER, that if the Company has extended the period of time for which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended.

    As of the date of this Prospectus, $85.0 million aggregate principal amount of the Old Notes are outstanding. This Prospectus, together with the Letter of
Transmittal, is first being sent on or about       1997, to all holders of Old
Notes known to the Company. The Company's obligation to accept Old Notes for exchange pursuant to the Exchange offer is subject to certain conditions as set forth under "--Certain Conditions to the Exchange Offer" below.

    The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for any exchange of any Old Notes, by giving notice of such extension to the holders thereof. During any such extension, all Old Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

    The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified below under "--Certain Conditions to the Exchange Offer." The Company will give notice of any extension, amendment, non-acceptance or termination to the holders of the Old Notes as promptly as practicable, such notice in the case of any extension to be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.

PROCEDURES FOR TENDERING OLD NOTES

    The tender to the Company of Old Notes by a holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to United States Trust Company of New York (the "Exchange Agent") at one of the addresses set forth below under "Exchange Agent" on or prior to the Expiration Date. In addition either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or the holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF OLD NOTES, LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER, IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL

CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY.

    Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant thereto are tendered (i) by registered holder of the Old Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined below). In the event that signatures are required to be guaranteed, such guarantees must be by a firm that is a member or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program or by an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (collectively, "Eligible Institutions"). If Old Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Old Notes surrendered for exchange must be endorsed by or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by, the registered holder with the signature thereon guaranteed by an Eligible Institution.

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date. The interpretation of the terms and conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification. The Exchange Offer is subject to certain customary conditions relating to compliance with any applicable law, or any applicable interpretation by any staff of the Commission, or any order of any governmental agency or court of law. See "--Certain Conditions to the Exchange Offer".

    If the Letter of Transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to do so must be submitted.

    By tendering, each holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the holder and any beneficial holder, that neither the holder nor any such beneficial holder has an arrangement or understanding with any person to participate in the distribution of such New Notes and that neither the holder nor any such person is an "affiliate," as defined under Rule 405 of the Securities Act of the Company. If the holder is a broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer, it must acknowledge that it acquired the Old Notes for its own account as the result of market-making activities or other trading activities, and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

    For each Old Note accepted for exchange, the holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. For purposes of the Exchange Offer, the

Company shall be deemed to have accepted properly tendered Old Notes for exchange when and if the Company has given oral and written notice thereof to the Exchange Agent.

    In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's accountant the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration of the Exchange Offer.

BOOK-ENTRY TRANSFER

    Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under "Exchange Agent" on or prior to the Expiration Date or the guaranteed deliver procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

    If a registered holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be affected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram ,telex, facsimile and transmission, mail or hand delivery), setting forth the name and address of the holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility (a "Book-Entry Confirmation"), as the case may be ,and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL OF TENDERS

    Tenders of Old Notes may be withdrawn at any time prior to 5:00 P.M., New York City time on the Expiration Date. For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amount of such Old Notes), and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial number of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book entry transfer described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "--Procedures for Tendering Old Notes" above at any time on or prior to the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

    Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer if at any time before the Expiration Date, the Company determines that the Exchange Offer violates applicable law, any applicable interpretation of the staff of the Commission or any order of any governmental agency or court of competent jurisdiction.

    The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its reasonable discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

    In addition, the Company will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if prior to the Expiration Date any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the "TIA"). In any such event, the Company is required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

EXCHANGE AGENT

    United States Trust Company of New York has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                           United States Trust

                           Company of New York

                           114 West 47 Street

                           New York, NY 10036

                           Via Facsimile: (212) 852-1626

                           Confirm by Telephone: (212) 852-1614

                           For Information: (212) 858-2103

  DELIVERY OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

    The Company will not make any payments to brokers, dealers or other soliciting acceptances of the Exchange Offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by officers and employees of the Company.

    The expenses to be incurred in connection with the Exchange Officer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs among others.

ACCOUNTING TREATMENT

    The New Notes will be recorded at the same carrying value as the Old Notes, which is the principal amount as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer will be capitalized for accounting purposes.

TRANSFER TAXES

    Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

CONSEQUENCES OF FAILURE TO EXCHANGE; RESALES OF NEW NOTES

    Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of, the Securities Act and applicable state securities law. Old Notes not exchanged pursuant to the Exchange Offer will continue to accrue interest at 11% per annum and will otherwise remain outstanding in accordance with their terms. Holders of Old Notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law in connection with the Exchange Offer. In general, the Old Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. To the extent that Old Notes are exchanged for New Notes, the market for the Old Notes may be adversely affected. The Company does not currently anticipate that it will registered the Old Notes under the Securities Act. However, (i) if the Initial Purchasers so request with respect to Old Notes not eligible to be exchanged for New Notes in the Exchange Offer and held by them following consummation of the Exchange Offer or (ii) if any holder of Old Notes is not eligible to participate in the Exchange Offer, or, in the case of any holder of Old Notes

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
that participates in the Exchange Offer, does not receive freely tradable New Notes in exchange for Old Notes, the Company is obligated to file a Registration Statement on the appropriate form under the Securities Act relating to the Old Notes held by such persons.

    Based on certain interpretive letters issue by the staff of the Commission to third parties in unrelated transactions, it is the Company's view that New Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by holders thereof (other than (i) any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or (ii) any broker-dealer that purchases Notes from the Company to resell pursuant to Rule 144A or any other available exemption) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no intention, or any arrangement or understanding with any person, to participate in the distribution of such New Notes. If any holder has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. A broker-dealer who holds Old Notes that were acquired for its own account as a result of market-making or other trading activities may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of New Notes. Each such broker-dealer that acquired New Notes as a result of market-making activities or other trading activities, must acknowledge in the Letter of Transmittal that it will delivery a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

    In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. The Company has agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to register or qualify the New Notes for offer or sale under the securities or blue sky laws of such jurisdictions as any holder of the Notes reasonably requests in writing.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following is a discussion of certain material United States federal income tax consequences of the acquisition, ownership and disposition of the Notes. Unless otherwise stated, this discussion is limited to the tax consequences to those persons who are original owners of the Notes and who hold such Notes as capital assets. As used in this discussion, a "U.S. Holder" means any beneficial owner of a Note that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States or of any political subdivision thereof or (iii) a person otherwise subject to United States federal income taxation on its worldwide income regardless of the sources of such income. This discussion does not address specific tax consequences that may be relevant to particular persons (including, for example, foreign persons, financial institutions, broker-dealers, insurance companies, tax-exempt organizations, and persons in special situations, such as those who hold Notes as part of a straddle, hedge, conversion transaction, or other integrated investment) except where otherwise specifically stated. This discussion does not address the tax consequences to persons that have a functional currency other than the United States dollar. In addition, this discussion does not address United States federal alternative minimum tax consequences or any aspect of state, local or foreign taxation. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Department regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change, possibly on a retroactive basis.

    PROSPECTIVE TENDERERS OF THE OLD NOTES ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF THE NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

DEBT CHARACTERIZATION AND INTEREST INCOME

    The Company and each Holder will agree to treat the Notes as indebtedness for federal income tax purposes, and the following discussion assumes that such treatment is correct. If the Notes were not respected as debt, they likely would be treated as equity ownership interests in the Company. In such event, the Company would not be entitled to claim a deduction for interest payable on the Notes. As a result, the Company's after-tax cash flow and, consequently, its ability to make payments with respect to the Notes could be reduced.

    A Holder will recognize ordinary income when it receives or accrues interest on the Notes in accordance with such Holder's method of tax accounting. A Holder may be entitled to treat interest income on the Notes as "investment income" for purposes of computing certain limitations concerning the deductibility of investment interest expense.

    The Notes are not expected to be issued with "original issue discount" within the meaning of Section 1273 of the Code ("OID"). A Holder who purchases a Note after the initial distribution thereof at a discount that exceeds a statutorily defined de minimus amount will be subject to the "market discount" rules of the Code, and a Holder who purchases a Note at a premium will be subject to the bond premium amortization rules of the Code.

DISPOSITION OF NOTES

    Upon the sale, exchange or retirement of a Note, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note will be equal to such Holder's cost for the Note, (i) increased by any interest that has accrued on the Note since the last interest payment date, as well as any OID, market discount and gain previously included by such Holder in income with respect to the Note, and (ii) decreased by any bond premium previously amortized and any principal payments previously received by such Holder with respect to such Note. Subject to the market discount rules, any such gain or loss will be capital gain or loss, long- or short-term depending upon whether the U.S. Holder has held the Note for more than one year. Subject to certain limited exceptions, capital losses cannot be used to offset ordinary income.

    A cash basis holder that sells a Note between interest payment dates will be required to treat an amount equal to accrued but unpaid interest through the date of sale as ordinary interest income, and to add such amount to its basis in the Offered Note.

      THE EXCHANGE BY A U.S. HOLDER OF AN OLD NOTE FOR A NEW NOTE PURSUANT
        TO THE EXCHANGE OFFER SHOULD NOT CONSTITUTE A TAXABLE EXCHANGE.

TAX CONSEQUENCES TO FOREIGN HOLDERS

    For purposes of this discussion, a "Foreign Holder" is any beneficial owner that is not a U.S. Holder, and a "Holder" is any U.S. Holder or Foreign Holder.

    A Foreign Holder generally will not be subject to United States federal income taxes on payments of principal or interest on the Notes so long as the Foreign Holder (i) is not actually or constructively a "10 percent shareholder" of the Company or a "controlled foreign corporation" with respect to which the Company is "related" (directly or indirectly) through stock ownership within the meaning of the Code, and (ii) provides an appropriate statement, signed under penalties of perjury, certifying that the beneficial owner of the Note is a foreign person and providing that foreign person's name and address. If the information provided in this statement changes, the foreign person must so inform the Company within 30 days of such change. The statement generally must be provided in the year a payment of principal or interest occurs or in either of the two preceding years. If the foregoing conditions are not satisfied, then interest paid on the Notes will be subject to United States withholding tax at a rate of 30 percent, unless such rate is reduced or eliminated pursuant to an applicable tax treaty.

    Any capital gain a Foreign Holder realizes on the sale, redemption, retirement or other taxable disposition of an Offered Note will be exempt from United States federal income and withholding tax, provided that (i) the gain is not effectively connected with the Foreign Holder's conduct of a trade or business in the United States, and (ii) in the case of a Foreign Holder that is an individual, the Foreign Holder is not present in the United States for 183 days or more in the taxable year.

    If the interest gain or other income a Foreign Holder recognizes on an Offered Note is effectively connected with the Foreign Holder's conduct of a trade or business in the United States, the Foreign Holder (although exempt from the withholding tax previously discussed if an appropriate statement is furnished) generally will be subject to United States federal income tax on the interest, gain or other income at regular federal income tax rates. In addition, if the Foreign Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30 percent of its "effectively connected earnings and profits", as adjusted for certain items, unless it qualifies for a lower rate under an applicable tax treaty.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    The Company will be required to report annually to the IRS and to each Holder of record, the amount of interest paid on the Offered Notes (and the amount of interest withheld for federal income taxes, if any) for each calender year, except as to certain Holders (generally, corporations, tax-exempt organizations, qualified pension and profit-sharing trusts, individual retirement accounts, or nonresident aliens who provide certification as to their status). Each Holder (other than Holders who are not subject to the reporting requirements) will be required to provide to the Company, under penalties of perjury, certain information relating to backup withholding. Should a Holder that is required to provide such information fail to do so, the Company will be required to withhold 31% of the interest otherwise payable to such

Holder and to remit the withheld amount to the IRS as a credit against the Holder's federal income tax liability.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a Prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer to use in connection with any such resale. In
addition, until       , 1998 (90 days after the date of this Prospectus), all
dealers effecting transactions in the New Notes may be required to deliver a Prospectus.

    The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on such resale of New Notes and any commissions or concessions received by any such person may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a Prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to an Broker-Dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including expenses of one counsel for the holders of the Old Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Old Notes (including any Broker-Dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    The validity of the New Notes offered hereby will be passed upon for the Company by Kirkland & Ellis, New York, New York.

                                    EXPERTS

    The consolidated balance sheets as of May 31, 1997 and 1996, the consolidated statements of operations, stockholders' equity (deficit) and cash flows, and the financial statement schedule for each of the three years in the period ended May 31, 1997, included in this Registration Statement, have been included herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (the "Exchange Offer Registration Statement," which term shall encompass all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the New Notes being offered hereby. This Prospectus does not contain all the information set forth in the Exchange Offer Registration Statement. For further information with respect to the Company, and the Exchange Offer, reference is made to the Exchange Offer Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Exchange Offer Registration Statement, reference is made to the exhibit for a more complete description of the document or matter involved, and each such Statement shall be deemed qualified in its entirety by such reference. The Exchange Offer Registration Statement, including the exhibits thereto, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at Seven World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such Web site is: http://www.sec.gov.

    As a result of the Exchange Offer, the Company will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will be required to file periodic reports and other information with the Commission. In the event the Company ceases to be subject to the informational requirements of the Exchange Act, the Company will be required under the Indenture to continue to file with the Commission the annual and quarterly reports, information, documents or other reports, including, without limitation, reports on Forms 10-K, 10-Q and 8-K, which would be required pursuant to the information requirements of the Exchange Act. The Company will also furnish such other reports as may be required by law.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
Report of independent accountants..........................................................................        F-2

Consolidated balance sheets at May 31, 1996 and 1997
  and (unaudited) at August 31, 1997.......................................................................        F-3

Consolidated statements of operations for the years ended
  May 31, 1995, 1996, and 1997.............................................................................        F-4

Consolidated statements of operations (unaudited)
  for the three months ended August 31, 1996, and 1997.....................................................        F-5

Consolidated statements of stockholders' equity (deficit)
  for the years ended May 31, 1995, 1996, and 1997 and
  (unaudited) for the three months ended August 31, 1997...................................................        F-6

Consolidated statements of cash flows for the years
  ended May 31, 1995, 1996 and 1997........................................................................        F-7

Consolidated statements of cash flows (unaudited)
  for the three months ended August 31, 1996, and 1997.....................................................        F-8

Notes to consolidated financial statements.................................................................        F-9

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of

Town Sports International, Inc.:

    We have audited the accompanying consolidated balance sheets of TOWN SPORTS INTERNATIONAL, INC. and SUBSIDIARIES as of May 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended May 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Town Sports International, Inc. and Subsidiaries as of May 31, 1997 and 1996, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended May 31, 1997, in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

New York, New York

July 24, 1997.

                TOWN SPORTS INTERNATIONAL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                   MAY 31, 1996 AND 1997 AND AUGUST 31, 1997
                      ALL FIGURES $'000, EXCEPT SHARE DATA

                                                                                          MAY 31,          AUGUST 31,
                                                                                    --------------------  -------------
                                                                                      1996       1997         1997
                                                                                    ---------  ---------  -------------
                                                                                                           (UNAUDITED)
                                     ASSETS:
Current assets:
  Cash and cash equivalents.......................................................  $     928  $   2,468    $     702
  Accounts receivable.............................................................        485        228          292
  Inventory.......................................................................        288        327          403
  Prepaid expenses................................................................        881        448          715
  Prepaid corporate income taxes..................................................        358        202           --
  Advances and amounts due from affiliated companies..............................        539        129          289
                                                                                    ---------  ---------  -------------
    Total current assets..........................................................      3,479      3,802        2,401

Fixed assets, net.................................................................     23,634     34,214       37,848
Investments in, and amounts due from, affiliated companies........................        350        420           27
Intangible assets, net............................................................        372      4,425        5,079
Deferred tax asset................................................................      3,914      5,972        6,225
Deferred membership costs.........................................................      2,683      3,530        3,835
Other assets......................................................................        373        456          459
                                                                                    ---------  ---------  -------------
    Total assets..................................................................  $  34,805  $  52,819    $  55,874
                                                                                    ---------  ---------  -------------
                                                                                    ---------  ---------  -------------

                            LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT):
Current liabilities:
  Current portion of long-term debt and capital lease obligations.................  $   1,318  $   1,924    $   3,178
  Accounts payable and accrued expenses...........................................      3,207      5,715        4,455
  Deferred revenue................................................................      3,002      4,599        4,889
                                                                                    ---------  ---------  -------------
    Total current liabilities.....................................................      7,527     12,238       12,522

Long-term debt and capital lease obligations......................................      9,135     39,147       40,727
Deferred lease liabilities........................................................      4,989      6,625        7,111
Deferred revenue..................................................................        813      1,036        1,063
Other liabilities.................................................................        746        724          716
                                                                                    ---------  ---------  -------------
    Total liabilities.............................................................     23,210     59,770       62,139
                                                                                    ---------  ---------  -------------
Commitments and contingencies (Notes 6, 7, 8 and 12)
Series B redeemable, convertible, preferred stock, $.01 par value; authorized
  368,333 shares issued and outstanding at May 31, 1996...........................      6,121         --           --
                                                                                    ---------  ---------  -------------
Stockholders' equity (deficit):
Series A preferred stock, $1.00 par value; at liquidation value; authorized
  200,000 shares, 152,455 shares issued and outstanding at May 31 and August 31,
  1997............................................................................         --     16,250       16,784
Series A preferred stock, $.10 par value; $496 liquidation value; 496 shares
  issued and outstanding at May 31, 1996..........................................         --         --           --
Series B preferred stock, $1.00 par value; at liquidation value; authorized
  200,000 shares, 3,857 issued and outstanding at May 31 and August 31, 1997......         --        144          148
Class A voting common stock, $.001 par value; authorized 1,150,000 shares,
  1,010,000 issued and outstanding at May 31 and August 31, 1997..................         --          1            1
Class A voting common stock, $.01 par value; 576,306 shares issued and outstanding
  at May 31, 1996.................................................................          6         --           --
Class B non-voting common stock, $.01 par value; authorized 500,000 shares, none
  issued and outstanding..........................................................         --         --           --
Class B convertible non-voting common stock, $.01 par value; 2,351 shares issued
  and outstanding at May 31, 1996.................................................         --         --           --
Paid-in capital...................................................................      5,126         --          160
Retained earnings (accumulated deficit)...........................................        342    (23,346)     (23,358)
                                                                                    ---------  ---------  -------------
    Total stockholders' equity (deficit)..........................................      5,474     (6,951)      (6,265)
                                                                                    ---------  ---------  -------------
    Total liabilities and stockholders' equity (deficit)..........................  $  34,805  $  52,819    $  55,874
                                                                                    ---------  ---------  -------------
                                                                                    ---------  ---------  -------------

                See notes to consolidated financial statements.

                TOWN SPORTS INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                FOR THE YEARS ENDED MAY 31, 1995, 1996 AND 1997
                      ALL FIGURES $'000, EXCEPT SHARE DATA

                                                                                   1995       1996        1997
                                                                                 ---------  ---------  ----------
Revenues:
  Club operations..............................................................  $  30,438  $  40,796  $   54,164
  Management fees..............................................................      1,810      1,746       1,288
  Rental income................................................................        831        882         936
  Share of net income in affiliated companies..................................        270        331         179
                                                                                 ---------  ---------  ----------
                                                                                    33,349     43,755      56,567
                                                                                 ---------  ---------  ----------
Operating expenses:
  Payroll and related..........................................................     16,105     18,626      23,321
  Compensation expense incurred in connection with stock options...............        635      1,967       5,933
  Club operating...............................................................     11,740     14,542      18,044
  General and administrative...................................................      3,321      3,562       3,774
  Depreciation and amortization................................................      2,168      2,929       4,219
                                                                                 ---------  ---------  ----------
                                                                                    33,969     41,626      55,291
                                                                                 ---------  ---------  ----------
    Operating Income (loss)....................................................       (620)     2,129       1,276
Interest expense, net of interest income of $28 in 1995, $60 in 1996 and $115
  in 1997......................................................................        654        952       2,455
                                                                                 ---------  ---------  ----------
    Income (loss) before provision (benefit) for corporate income taxes........     (1,274)     1,177      (1,179)
Provision (benefit) for corporate income taxes.................................       (541)       628        (243)
                                                                                 ---------  ---------  ----------
    Net income (loss)..........................................................       (733)       549        (936)
Accreted dividends on preferred stock..........................................       (258)      (400)     (1,286)
                                                                                 ---------  ---------  ----------
    Net income (loss) to common stockholders...................................  $    (991) $     149  $   (2,222)
                                                                                 ---------  ---------  ----------
                                                                                 ---------  ---------  ----------
Pro forma per common share data (unaudited):
    Net (loss) per common share................................................                        $    (2.20)
                                                                                                       ----------
                                                                                                       ----------
    Weighted average number of common shares outstanding.......................                         1,010,000
                                                                                                       ----------
                                                                                                       ----------

                See notes to consolidated financial statements.

                TOWN SPORTS INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

              FOR THE THREE MONTHS ENDED AUGUST 31, 1996 AND 1997
                      ALL FIGURES $'000, EXCEPT SHARE DATA

                                                                                                AUGUST 31,
                                                                                         ------------------------
                                                                                            1996         1997
                                                                                         -----------  -----------

                                                                                         (UNAUDITED)  (UNAUDITED)
Revenues:
  Club operations......................................................................   $  11,757    $  16,528
  Management fees......................................................................         327          366
  Rental income........................................................................         220          239
  Share of net income in affiliated companies..........................................          71           65
                                                                                         -----------  -----------
                                                                                             12,375       17,198
                                                                                         -----------  -----------
Operating expenses:
  Payroll and related..................................................................       5,220        7,035
  Compensation expense incurred in connection with stock options.......................         450          160
  Club operating.......................................................................       3,651        5,230
  General and administrative...........................................................       1,023        1,064
  Depreciation and amortization........................................................         889        1,589
                                                                                         -----------  -----------
                                                                                             11,233       15,078
                                                                                         -----------  -----------
    Operating Income...................................................................       1,142        2,120
Interest expense, net of interest income of $19 in 1996 and $29 in 1997................         184        1,144
                                                                                         -----------  -----------
    Income before provision for corporate income taxes.................................         958          976
Provision for corporate income taxes...................................................         475          450
                                                                                         -----------  -----------
Net income.............................................................................         483          526
Accreted dividends on preferred stock..................................................        (100)        (538)
                                                                                         -----------  -----------
    Net income (loss) to common stockholders...........................................   $     383    $     (12)
                                                                                         -----------  -----------
                                                                                         -----------  -----------
Pro forma per common share data:
    Net (loss) per common share........................................................                $    (.01)
                                                                                                      -----------
                                                                                                      -----------
    Weighted average number of common shares outstanding...............................                1,010,000

                See notes to consolidated financial statements.

                TOWN SPORTS INTERNATIONAL, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                      ALL FIGURES $'000, EXCEPT SHARE DATA
   FOR THE YEARS ENDED MAY 31, 1995, 1996 AND 1997 AND THE THREE MONTHS ENDED
                                AUGUST 31, 1997

                                                                                       PREFERRED STOCK
                                                                 -----------------------------------------------------------
                                                                       SERIES A                 SERIES
                                                                     ($1.00 PAR)             A ($.10 PAR)         SERIES B
                                                                 --------------------  ------------------------  -----------
                                                                  SHARES     AMOUNT      SHARES       AMOUNT       SHARES
                                                                 ---------  ---------  -----------  -----------  -----------
Balance at May 31, 1994........................................                               496
Accretion of Series B redeemable convertible preferred stock dividends ($.79 per share)...................................
Increase in stockholders' equity related to compensation
  expense incurred in connection with stock options............
Net loss.......................................................
                                                                 ---------  ---------         ---   -----------       -----
Balance at May 31, 1995........................................                               496
Issuance of Class A Common Stock...............................
Issuance of Class A and B Common Stock.........................
Accretion of Series B redeemable convertible preferred stock dividends ($1.22 per share)..................................
Compensation expense incurred in connection with stock
  options......................................................
Net income.....................................................
                                                                 ---------  ---------         ---   -----------       -----
Balance at May 31, 1996........................................                               496
Liquidation of Series A Preferred Stock for $1,000 per share...                              (496)
Redemption of Series B Preferred and Class A and B Common Stock
  for a cash price of $35 per share............................
Issuance of Series A and B Preferred and Common Stock at cash
  price of $100, $35 and $1, respectively......................    152,455  $  15,245                                 3,857
Warrant exercise at $.01 per share.............................
Original issue discount in connection with the issuance of
  warrants and subordinated debt...............................
Change in equity related to exercise of stock options..........
Compensation expense incurred in connection with stock
  options......................................................
Accretion of Series A and Series B preferred stock dividend
  ($6.59 and $2.32 per share, respectively.)...................                 1,005
Net loss.......................................................
                                                                 ---------  ---------         ---   -----------       -----
Balance at May 31, 1997........................................    152,455     16,250                                 3,857
Compensation expense incurred in connection with stock options
  (unaudited)..................................................
Accretion of Series A and Series B preferred stock dividend
  ($3.50 and $1.04 per share, respectively) (unaudited)........                   534
Net income (unaudited).........................................
                                                                 ---------  ---------         ---   -----------       -----
Balance at August 31, 1997 (unaudited).........................    152,455  $  16,784      --           --            3,857
                                                                 ---------  ---------         ---   -----------       -----
                                                                 ---------  ---------         ---   -----------       -----


                                                                                                COMMON STOCK
                                                                              -------------------------------------------------

                                                                                       CLASS A                  CLASS A
                                                                                     ($.001 PAR)               ($.01 PAR)
                                                                              -------------------------  ----------------------
                                                                   AMOUNT       SHARES       AMOUNT       SHARES      AMOUNT
                                                                 -----------  ----------  -------------  ---------  -----------
Balance at May 31, 1994........................................                                            475,000   $       5
Accretion of Series B redeemable convertible preferred stock dividends ($.79 per share)...................................
Increase in stockholders' equity related to compensation
  expense incurred in connection with stock options............
Net loss.......................................................
                                                                                                   --                       --
                                                                      -----   ----------                 ---------
Balance at May 31, 1995........................................                                            475,000           5
Issuance of Class A Common Stock...............................                                             87,948           1
Issuance of Class A and B Common Stock.........................                                             13,358
Accretion of Series B redeemable convertible preferred stock dividends ($1.22 per share)..................................
Compensation expense incurred in connection with stock
  options......................................................
Net income.....................................................
                                                                                                   --                       --
                                                                      -----   ----------                 ---------
Balance at May 31, 1996........................................                                            576,306           6
Liquidation of Series A Preferred Stock for $1,000 per share...
Redemption of Series B Preferred and Class A and B Common Stock
  for a cash price of $35 per share............................                                           (576,306)         (6)
Issuance of Series A and B Preferred and Common Stock at cash
  price of $100, $35 and $1, respectively......................   $     135    1,000,000    $       1
Warrant exercise at $.01 per share.............................                   10,000
Original issue discount in connection with the issuance of
  warrants and subordinated debt...............................
Change in equity related to exercise of stock options..........
Compensation expense incurred in connection with stock
  options......................................................
Accretion of Series A and Series B preferred stock dividend
  ($6.59 and $2.32 per share, respectively.)...................           9
Net loss.......................................................
                                                                                                   --                       --
                                                                      -----   ----------                 ---------
Balance at May 31, 1997........................................         144    1,010,000            1
Compensation expense incurred in connection with stock options
  (unaudited)..................................................
Accretion of Series A and Series B preferred stock dividend
  ($3.50 and $1.04 per share, respectively) (unaudited)........           4
Net income (unaudited).........................................
                                                                                                   --                       --
                                                                      -----   ----------                 ---------
Balance at August 31, 1997 (unaudited).........................   $     148    1,010,000    $       1       --          --
                                                                                                   --                       --
                                                                                                   --                       --
                                                                      -----   ----------                 ---------
                                                                      -----   ----------                 ---------


                                                                  CLASS B CONVERTIBLE                 RETAINED       TOTAL

                                                                                                      EARNINGS    STOCKHOLDERS'

                                                                 ----------------------   PAID-IN   (ACCUMULATED     EQUITY

                                                                  SHARES      AMOUNT      CAPITAL     DEFICIT)     (DEFICIT)

                                                                 ---------  -----------  ---------  ------------  ------------

Balance at May 31, 1994........................................                          $   1,154   $    1,184    $    2,343

Accretion of Series B redeemable convertible preferred stock
  dividends ($.79 per share)...................................                                            (258)         (258)

Increase in stockholders' equity related to compensation
  expense incurred in connection with stock options............                                634                        634

Net loss.......................................................                                            (733)         (733)

                                                                 ---------         ---   ---------  ------------  ------------

Balance at May 31, 1995........................................                              1,788          193         1,986

Issuance of Class A Common Stock...............................                              1,371                      1,372

Issuance of Class A and B Common Stock.........................      2,351                     144                        144

Accretion of Series B redeemable convertible preferred stock
  dividends ($1.22 per share)..................................                                            (400)         (400)

Compensation expense incurred in connection with stock
  options......................................................                              1,823                      1,823

Net income.....................................................                                             549           549

                                                                 ---------         ---   ---------  ------------  ------------

Balance at May 31, 1996........................................      2,351                   5,126          342         5,474

Liquidation of Series A Preferred Stock for $1,000 per share...                               (496)                      (496)

Redemption of Series B Preferred and Class A and B Common Stock
  for a cash price of $35 per share............................     (2,351)                 (6,553)     (21,466)      (28,025)

Issuance of Series A and B Preferred and Common Stock at cash
  price of $100, $35 and $1, respectively......................                               (226)                    15,155

Warrant exercise at $.01 per share.............................
Original issue discount in connection with the issuance of
  warrants and subordinated debt...............................                                123                        123

Change in equity related to exercise of stock options..........                             (4,179)                    (4,179)

Compensation expense incurred in connection with stock
  options......................................................                              5,933                      5,933

Accretion of Series A and Series B preferred stock dividend
  ($6.59 and $2.32 per share, respectively.)...................                                272       (1,286)
Net loss.......................................................                                            (936)         (936)

                                                                 ---------         ---   ---------  ------------  ------------

Balance at May 31, 1997........................................                                         (23,346)       (6,951)

Compensation expense incurred in connection with stock options
  (unaudited)..................................................                                160                        160

Accretion of Series A and Series B preferred stock dividend
  ($3.50 and $1.04 per share, respectively) (unaudited)........                                            (538)
Net income (unaudited).........................................                                             526           526

                                                                 ---------         ---   ---------  ------------  ------------

Balance at August 31, 1997 (unaudited).........................     --          --       $     160   $  (23,358)   $   (6,265)

                                                                 ---------         ---   ---------  ------------  ------------

                                                                 ---------         ---   ---------  ------------  ------------


                 See notes to consolidated financial statements

                TOWN SPORTS INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                FOR THE YEARS ENDED MAY 31, 1995, 1996 AND 1997
                      ALL FIGURES $'000, EXCEPT SHARE DATA
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                                     1995       1996        1997
                                                                                   ---------  ---------  ----------
Cash flows from operating activities:
      Net income (loss)..........................................................  $    (733) $     549  $     (936)
                                                                                   ---------  ---------  ----------
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
    Depreciation and amortization................................................      2,168      2,929       4,219
    Noncash compensation expense.................................................        635      1,967       5,933
    Noncash rental expense, net of noncash rental income.........................      1,232      1,277       1,620
    Share of net income in affiliated companies..................................       (270)      (331)       (179)
    Amortization of debt issuance costs..........................................         --         --         156
    Change in certain working capital components.................................      1,882      1,454       4,101
    Increase in deferred tax asset...............................................     (1,496)    (1,539)     (2,058)
    Increase in deferred membership costs........................................       (454)      (926)       (847)
    Other........................................................................        319        315          --
                                                                                   ---------  ---------  ----------
      Total adjustments..........................................................      4,016      5,146      12,945
                                                                                   ---------  ---------  ----------
      Net cash provided by operating activities..................................      3,283      5,695      12,009
                                                                                   ---------  ---------  ----------
Cash flows from investing activities:
    Capital expenditures, net of effect of acquired businesses...................     (7,670)    (5,380)    (11,110)
    Acquisition of businesses....................................................         (3)       (35)     (1,888)
    Intangible and other assets..................................................         --        (72)       (280)
                                                                                   ---------  ---------  ----------
      Net cash used in investing activities......................................     (7,673)    (5,487)    (13,278)
                                                                                   ---------  ---------  ----------
Cash flows from financing activities:
    Issuance of stock, net of expenses...........................................      4,835      2,000      15,155
    Redemption and liquidation of stock, including expenses......................         --         --     (38,820)
    Proceeds from borrowings.....................................................      5,938      5,365      42,092
    Repayments of borrowings.....................................................     (7,029)    (7,221)    (13,607)
    Landlord payment for tenant improvements.....................................        500         --          --
    Debt issuance costs..........................................................         --         --      (2,011)
                                                                                   ---------  ---------  ----------
      Net cash provided by financing activities..................................      4,244        144       2,809
                                                                                   ---------  ---------  ----------
      Net increase (decrease) in cash and cash equivalents.......................       (146)       352       1,540
Cash and cash equivalents at beginning of period.................................        722        576         928
                                                                                   ---------  ---------  ----------
Cash and cash equivalents at end of period.......................................  $     576  $     928  $    2,468
                                                                                   ---------  ---------  ----------
                                                                                   ---------  ---------  ----------
Summary of the change in certain working capital components, net of effects of acquired businesses:
    Decrease in accounts receivable..............................................  $     307  $      23  $      257
    Increase in inventory........................................................        (31)      (135)        (39)
    Decrease (increase) in prepaid expenses......................................       (142)      (188)        433
    Decrease in amounts due from affiliated companies............................         61        346         519
    Increase in accounts payable and accrued expenses............................        109        805       1,658
    (Decrease) increase in prepaid corporate income taxes........................        503       (913)        156
    Increase in deferred revenue.................................................      1,075      1,516       1,117
                                                                                   ---------  ---------  ----------
      Net change working capital.................................................  $   1,882  $   1,454  $    4,101
                                                                                   ---------  ---------  ----------
                                                                                   ---------  ---------  ----------

                See notes to consolidated financial statements.

                TOWN SPORTS INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE THREE MONTHS ENDED AUGUST 31, 1996 AND 1997
   ALL FIGURES $'000, EXCEPT SHARE DATA INCREASE (DECREASE) IN CASH AND CASH
                                  EQUIVALENTS

                                                                                                AUGUST 31,
                                                                                         ------------------------
                                                                                            1996         1997
                                                                                         (UNAUDITED)  (UNAUDITED)
                                                                                         -----------  -----------
Cash flows from operating activities:
      Net income.......................................................................   $     483    $     526
                                                                                         -----------  -----------
Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization......................................................         889        1,589
    Noncash compensation expense.......................................................         450          160
    Noncash rental expense, net of noncash rental income...............................         275          486
    Share of net income in affiliated companies........................................         (71)         (65)
    Amortization of debt issuance costs................................................          --           78
    Change in certain working capital components.......................................        (848)      (1,387)
    Increase in deferred tax asset.....................................................        (418)        (253)
    Increase in deferred membership costs..............................................        (286)        (305)
    Other..............................................................................          11          (10)
                                                                                         -----------  -----------
      Total adjustments................................................................           2          293
                                                                                         -----------  -----------
      Net cash provided by operating activities........................................         485          819
                                                                                         -----------  -----------
Cash flows from investing activities:
    Capital expenditures, net of effect of acquired businesses.........................      (1,187)      (1,303)
    Acquisition of businesses..........................................................          --       (2,170)
    Intangible and other assets........................................................         (14)          --
                                                                                         -----------  -----------
      Net cash used in investing activities............................................      (1,201)      (3,473)
                                                                                         -----------  -----------
Cash flows from financing activities:
    Proceeds from borrowings...........................................................       1,412        1,587
    Repayments of borrowings...........................................................      (1,134)        (699)
                                                                                         -----------  -----------
      Net cash provided by financing activities........................................         278          888
                                                                                         -----------  -----------
      Net decrease in cash and cash equivalents........................................        (438)      (1,766)
                                                                                         -----------  -----------
Cash and cash equivalents at beginning of period.......................................         928        2,468
                                                                                         -----------  -----------
      Cash and cash equivalents at end of period.......................................   $     490    $     702
                                                                                         -----------  -----------
                                                                                         -----------  -----------
Summary of the change in certain working capital components, net of effects of acquired businesses:
    Decrease (increase) in accounts receivable.........................................   $     384    $     (64)
    Increase in inventory..............................................................         (23)         (76)
    Decrease (increase) in prepaid expenses............................................          38         (267)
    (Increase) decrease in amounts due from affiliated companies.......................         (33)         298
    Decrease in accounts payable and accrued expenses..................................      (2,147)      (2,198)
    Increase in prepaid corporate income taxes.........................................         513          603
    Increase in deferred revenue.......................................................         420          317
                                                                                         -----------  -----------
      Net change working capital.......................................................   $    (848)   $  (1,387)
                                                                                         -----------  -----------
                                                                                         -----------  -----------

                See notes to consolidated financial statements.

                TOWN SPORTS INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      ALL FIGURES $'000, EXCEPT SHARE DATA

1. NATURE OF BUSINESS:

    Town Sports International, Inc. and Subsidiaries (the "Company") owns and operates twenty-seven fitness clubs ("clubs") and a physical therapy facility in the New York metropolitan market, five clubs in Washington, D.C., one club in Boston, and two clubs in Switzerland. The Company's geographic concentration in the New York metropolitan market may expose the Company to adverse developments related to competition, demographic changes and economic down turns.

    On December 10, 1996 the Company completed a restructuring of its ownership and debt capitalization. The restructuring was accounted for as a leveraged recapitalization which resulted in a reduction of equity of $32,700 to reflect a liquidation, and redemption of stock and stock options outstanding immediately prior to the recapitalization. In addition, 368,333 shares of Series B Redeemable Preferred Stock were redeemed at a cost of $6,121. New and existing investors acquired newly constituted preferred and common stock. Closing fees paid to certain new investors totaled approximately $800. Senior and subordinated debt facilities were obtained to finance the liquidation, redemption and repayment of existing bank facilities.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

A. PRINCIPLES OF CONSOLIDATION:

    The accompanying consolidated financial statements include the accounts of Town Sports International, Inc. and all wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

B. REVENUE RECOGNITION:

    The Company receives a one-time non-refundable initiation fee and monthly dues from its members. Substantially all of the Company's members join on a month-to-month basis and can therefore cancel their membership at any time. Initiation fees and related direct expenses, primarily sales commissions payable to membership consultants, are deferred and recognized, on a straight-line basis, in operations over an estimated membership period of two years. Dues that are received in advance are recognized on a pro-rata basis over the periods in which services are to be provided.

    In connection with advance receipts of fees or dues, the Company is required to maintain surety bonds totaling $650, pursuant to various state consumer protection laws.

    Management fees earned for services rendered are recognized at the time the related services are performed.

C. INVENTORY:

    Inventory consists primarily of athletic equipment and supplies for sale to members and club supplies. Inventories are valued at the lower of cost or market by the first-in, first-out method.

D. FIXED ASSETS:

    Fixed assets are recorded at cost and depreciated on a straight-line basis over the estimated useful lives of the assets, which are thirty years for building and improvements, five years for club equipment, furniture, fixtures and computer equipment, and three years for proprietary computer software. Leasehold

                TOWN SPORTS INTERNATIONAL, INC. AND SUBSIDIARIES

                      ALL FIGURES $'000, EXCEPT SHARE DATA

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) improvements are amortized over the shorter of their estimated useful lives or the remaining period of the lease. Expenditures for maintenance and repairs are charged to operations as incurred. The cost and related accumulated depreciation or amortization of assets retired or sold are removed from the respective accounts and any gain or loss is recognized in operations

E. ADVERTISING AND CLUB PREOPENING COSTS

    Advertising costs and club preopening costs are charged to operations during the period in which they are incurred. Total advertising costs incurred by the Company during the year end May 31, 1995, 1996 and 1997 totaled $1,227, $1,291 and $1,627, respectively.

F. USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

    The most significant assumptions and estimates relate to the useful lives of fixed and intangible assets, deferred income tax valuation and compensation expense incurred in connection with stock options.

G. CORPORATE INCOME TAXES:

    The Company provides for corporate income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined on the basis of the difference between the financial statement and tax bases of assets and liabilities ("temporary differences") at enacted tax rates in effect for the years in which the temporary differences are expected to reverse.

                TOWN SPORTS INTERNATIONAL, INC. AND SUBSIDIARIES

                      ALL FIGURES $'000, EXCEPT SHARE DATA

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
H. STATEMENTS OF CASH FLOWS:

    Supplemental disclosure of cash flow information:

                                                                        MAY 31,                      AUGUST 31
                                                            -------------------------------  --------------------------
                                                              1995       1996       1997         1996          1997
                                                            ---------  ---------  ---------  -------------  -----------

                                                                                              (UNAUDITED)   (UNAUDITED)
Cash paid during the year for:
  Interest (net of amounts capitalized)...................  $     610  $   1,118  $   1,603    $     184     $   1,465
  Taxes...................................................        352      3,080      1,655          310            99
Noncash investing and financing activities:
  Acquisition of fixed assets included in accounts
    payable...............................................        171        293        850          972           536
  Acquisition of equipment financed by suppliers or
    lessors...............................................      1,110      1,475      1,411           19        --
  See Notes 9 and 10 for additional noncash investing and
    financing activities.

I. CASH AND CASH EQUIVALENTS:

    The Company considers all highly liquid debt instruments which have maturities of three months or less when acquired to be cash equivalents. The carrying amounts reported in the balance sheets for cash and cash equivalents approximate fair value.

J. DEFERRED LEASE LIABILITIES AND NONCASH RENTAL EXPENSE:

    The Company recognizes rental expense from leases with scheduled rent increases on the straight-line basis.

K. FOREIGN CURRENCY:

    Transactions denominated in a foreign currency have been translated into U.S. dollars at the rates of exchange at the transaction dates. Assets and liabilities have been translated at the respective year-end exchange rates. During the years ended May 31, 1995 and 1996, the Company recognized foreign exchange gains of $60 and $20, respectively. During the year ended May 31, 1997, the Company recognized a foreign exchange loss of $65. These gains and loss relate to certain management fees earned in Switzerland.

L. INVESTMENTS IN AFFILIATED COMPANIES:

    The Company, through various subsidiaries, has made investments in entities whose operations are similar to, or related to, those of the Company. Ownership interests are accounted for by the equity method.

M. INTANGIBLE ASSETS:

    Intangible assets consist of acquired leasehold rights, membership lists, debt issuance costs, goodwill and organizational expenses. Such intangibles, except debt issuance costs, are stated at amortized cost and are being amortized by the straight-line method over their estimated lives. Debt issuance costs are

                TOWN SPORTS INTERNATIONAL, INC. AND SUBSIDIARIES

                      ALL FIGURES $'000, EXCEPT SHARE DATA

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) amortized using the interest method. The membership lists are being amortized over a three-year period. Goodwill and acquired leasehold rights are being amortized over the remaining lives of the respective leases, five to fifteen years, and debt issuance costs are being amortized over the term of the respective borrowings, six to nine years. Organizational expenses are being amortized over a five-year period. The Company evaluates intangible assets, including goodwill, for impairment at least annually. In completing this evaluation the Company compares its best estimate of undiscounted future cash flows with the carrying value of the respective asset.

N. ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS:

    In the current fiscal year the Company adopted Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", ("SFAS No. 121"). SFAS No. 121 prescribes the accounting for the impairment of long-lived assets, such as property, plant and equipment and intangible assets, as well as the accounting for long-lived assets that are held for disposal. The statement requires that such assets be reviewed when events or circumstances indicate that an impairment might exist. The adoption of SFAS No. 121 in this fiscal year did not have an effect on the results of operations or financial position of the Company.

O. CONCENTRATIONS OF CREDIT RISK:

    Financial instruments which potentially subject the Company to concentrations of credit risk are cash and cash equivalents. Such amounts are held, primarily, in a single commercial bank. The Company holds no collateral for these financial instruments.

P. STOCK-BASED EMPLOYEE COMPENSATION:

    The accompanying financial position and results of operations of the Company have been prepared in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25"). Under APB No. 25, no compensation expense is recognized in the accompanying financial statements in connection with the awarding of stock option grants to employees provided that, as of the grant date, all terms associated with the award are fixed and the fair value of the Company's stock, as of the grant date, is not greater than the amount an employee must pay to acquire the stock as defined; however, to the extent that stock options are granted to employees with variable terms or if the fair value of the Company's stock as of the measurement date is greater than the amount an employee must pay to acquire the stock, then the Company will recognize compensation expense. In addition, the fair value of warrants granted to nonemployees for goods or services are included in operating results as an expense.

    Disclosures required by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"), including pro forma operating results had the Company prepared its financial statements in accordance with the fair value based method of accounting for stock-based compensation, have been included in Note 9.

Q. RECENTLY ISSUED ACCOUNTING STANDARD:

    During February 1997, the Financial Accounting Standards Board issued Financial Accounting Standards No. 128, Earnings Per Share ("SFAS No. 128"). SFAS No. 128 will require the Company to

                TOWN SPORTS INTERNATIONAL, INC. AND SUBSIDIARIES

                      ALL FIGURES $'000, EXCEPT SHARE DATA

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) replace the current presentation of the per share data with "basic" and "diluted" per share. SFAS No. 128 will be adopted by the Company for periods ending after May 31, 1998, and for all periods presented the Company will provide "basic" and "diluted" per share data. Based on management's current estimates, the future adoption of SFAS 128 is not expected to have a material impact on per share data.

R. PRO FORMA PER COMMON SHARE DATA (UNAUDITED):

    The pro forma per common share data included in the statements of operation has been prepared assuming the leveraged recapitalization discussed in Note 1 to the financial statements had occurred on June 1, 1996. Accordingly, the pro forma per common share amounts were computed by dividing the net (loss), after deduction of the preferred stock dividend, by the issued and outstanding shares of Class A Voting Common Stock. Such computation also includes, where dilutive, the weighted average number of shares issuable upon the exercise of outstanding options and warrants. Since the recapitalization noted above occurred during the year ended May 31, 1997, per share data prepared in accordance with Accounting Principles Board Opinion No. 15 Earnings Per Share and SFAS No. 123 has been omitted as such information is not considered meaningful.

3. FIXED ASSETS:

    Fixed assets as of May 31, 1996 and 1997 are shown at cost, less accumulated depreciation and amortization, and are summarized below:

                                                                            1996       1997
                                                                          ---------  ---------
Leasehold improvements..................................................  $  17,551  $  26,309
Club equipment..........................................................      5,895      8,581
Furniture, fixtures and computer equipment..............................      3,237      5,171
Building and improvements...............................................      4,975      4,995
Land....................................................................        986        986
Construction in progress................................................        444      1,284
                                                                          ---------  ---------
                                                                             33,088     47,326
Less, Accumulated depreciation and amortization.........................      9,454     13,112
                                                                          ---------  ---------
                                                                          $  23,634  $  34,214
                                                                          ---------  ---------
                                                                          ---------  ---------

    Depreciation and leasehold amortization expense for the years ended May 31, 1995, 1996 and 1997 was approximately $2,042, $2,813 and $3,824, respectively.

                TOWN SPORTS INTERNATIONAL, INC. AND SUBSIDIARIES

                      ALL FIGURES $'000, EXCEPT SHARE DATA

4. INTANGIBLE ASSETS:

    Intangible assets as of May 31, 1996 and 1997 are shown at cost, less accumulated amortization, and are summarized below:

                                                                                 1996       1997
                                                                               ---------  ---------
Goodwill arising on acquisition of businesses................................  $      31  $   2,223
Debt issuance costs..........................................................        164      2,150
Acquired leasehold rights....................................................        328        549
Organizational expenses......................................................        159        184
Membership lists.............................................................         16        176
                                                                               ---------  ---------
                                                                                     698      5,282
Less, Accumulated amortization...............................................        326        857
                                                                               ---------  ---------
                                                                               $     372  $   4,425
                                                                               ---------  ---------
                                                                               ---------  ---------

    Amortization expense for the years ended May 31, 1995, 1996 and 1997 was approximately $126, $116 and $551, respectively.

5. ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

                                                                     MAY 31,
                                                               --------------------  AUGUST 31,
                                                                 1996       1997        1997
                                                               ---------  ---------  -----------
                                                                                     (UNAUDITED)
Accounts payable.............................................  $   1,062  $   1,698   $   1,142
Accrued payroll..............................................        794      1,882         995
Accrued interest.............................................         29        839         367
Accrued other................................................      1,322      1,296       1,951
                                                               ---------  ---------  -----------
                                                               $   3,207  $   5,715   $   4,455
                                                               ---------  ---------  -----------
                                                               ---------  ---------  -----------

                TOWN SPORTS INTERNATIONAL, INC. AND SUBSIDIARIES

                      ALL FIGURES $'000, EXCEPT SHARE DATA

6. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS:

    Long-term debt and capital lease obligations consist of the following:

                                                                                                1996       1997
                                                                                              ---------  ---------
Term loan--Bank, payable in installments of $300 in 1998 and 1999, $4,400 in 2000, $5,000 in
  2001 and 2002 and $15,000 in 2003.........................................................  $  --      $  30,000
Subordinated note payable--face value of $7,500, payable in installments of $2,500 in 2004,
  2005 and 2006 subordinated to term loan--bank. Note shown net of original issue discount
  arising out of issuance of warrants to buy common stock...................................     --          7,384
First mortgage note payable, due December 22, 1999, interest payable quarterly, at a rate of
  London Interbank Offered Rate ("LIBOR") plus 1.5% as defined, principal payable in monthly
  installments of $15, repaid in year ended May 31, 1997....................................      5,135     --
Notes payable under the line of credit due various dates within fiscal year-end May 31,
  1998, interest payable quarterly, interest accrues at a rate of LIBOR plus 1%, repaid in
  year ended May 31, 1997...................................................................      2,750     --
Capital lease obligations...................................................................      2,153      2,317
Notes payable--face value of $1,200, discounted at a rate of 7%, payable in annual installments of principal and interest of $225 for 1998 and 1999, and $250 for 2000, 2001
  and 2002..................................................................................     --            980
Note payable--face value of $325, discounted at a rate of 6.2% payable in annual
  installments of principal and interest of $175 in 1998 and $150 in 1999...................     --            298
Note payable--face value of $205 discounted at a rate of 6.2%, payable in installments of
  principal and interest of $70 in 1996 and 1997 and $30 in 1998............................        157         92
Installment loan--due December 1, 1996, principal payable in monthly installments, plus
  interest at a rate of 5.8%................................................................        175     --
Notes payable--face value at May 31, 1996 of $19, discounted at a rate of 5.7%, repaid in
  year ended May 31, 1997...................................................................         19     --
Note payable--interest-bearing at 6.8%, payable in annual installments of principal and
  interest of $25 repaid in year ended May 31, 1997.........................................         24     --
Note payable--interest payable monthly at a rate of prime plus 1%, principal payable in
  quarterly installments of $10, repaid in year ended May 31, 1997..........................         40     --
                                                                                              ---------  ---------
                                                                                                 10,453     41,071
    Less, Current portion due within one year...............................................      1,318      1,924
                                                                                              ---------  ---------
      Long-term portion.....................................................................  $   9,135  $  39,147
                                                                                              ---------  ---------
                                                                                              ---------  ---------

                TOWN SPORTS INTERNATIONAL, INC. AND SUBSIDIARIES

                      ALL FIGURES $'000, EXCEPT SHARE DATA

6. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS: (CONTINUED)
    The aggregate long-term debt and capital lease obligations maturing during the next five years is as follows:

YEAR ENDING MAY 31,                                                                AMOUNT DUE
--------------------------------------------------------------------------------  ------------
1998............................................................................   $    1,924
1999............................................................................        1,458
2000............................................................................        4,797
2001............................................................................        5,262
2002............................................................................        5,246
Thereafter......................................................................       22,384
                                                                                  ------------
                                                                                   $   41,071
                                                                                  ------------
                                                                                  ------------

    As of May 31, 1997, the Company has a line of credit with its principal bank for direct borrowings and letters of credit of up to $15,000. The line of credit carries interest at the Company's option based upon the Eurodollar borrowing rate plus 3.00% or the bank's prime rate plus 2.25%, as defined and the Company is required to pay a commitment commission of 0.5% per annum based upon the daily unutilized amount. There were no outstanding borrowings against this line of credit as of May 31, 1997. The utilization of this facility is governed by the leverage ratio as defined. The unutilized portion of the line of credit as of May 31, 1997, was $13,891, of which $10,186 would have been available for direct borrowings. This line of credit matures May 31, 2002.

    The term loan, line of credit and subordinated note payable contain various covenants including interest and fixed charge coverage, a leverage ratio and annual limitations on capital expenditures as well as restrictions on the payment of dividends.

    The term loan and line of credit are collateralized by a mortgage on land, building and equipment, which, as of May 31, 1997, had an aggregate book value of approximately $3,759, and by all other assets of the Company.

    The term loan carries interest based upon Eurodollar borrowing rate plus 3.25%, or the base prime rate plus 2.00%, payable as defined, and was approximately 9.00% at May 31, 1997.

    The subordinated note payable carries interest of 11.5% payable semi-annually.

    As a result of the variable interest charged on the Company's long-term debt, the carrying value of long-term debt approximates fair market value as of May 31, 1996 and 1997.

    The Company's interest expense and capitalized interest related to club facilities under construction are as follows:

                                                                       1995       1996       1997
                                                                     ---------  ---------  ---------
Interest costs expensed............................................  $     682  $   1,012  $   2,570
Interest costs capitalized.........................................         71         46         28
                                                                     ---------  ---------  ---------
                                                                     $     753  $   1,058  $   2,598
                                                                     ---------  ---------  ---------
                                                                     ---------  ---------  ---------

                TOWN SPORTS INTERNATIONAL, INC. AND SUBSIDIARIES

                      ALL FIGURES $'000, EXCEPT SHARE DATA

6. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS: (CONTINUED)
    The Company leases equipment under noncancelable capital leases. Lease terms range from three to five years, after which the Company is required to purchase the equipment at amounts defined by the agreements.

    As of May 31, 1997, minimum rental payments, under all capital leases, including payments to acquire leased equipment, are as follows:

                                                                                    MINIMUM
YEAR ENDING MAY 31,                                                              ANNUAL RENTAL
-------------------------------------------------------------------------------  -------------
1998...........................................................................    $   1,391
1999...........................................................................          875
2000...........................................................................          206
2001...........................................................................           49
2002...........................................................................           13
                                                                                      ------
                                                                                       2,534
  Less, Amounts representing interest..........................................         (217)
                                                                                      ------
  Present value of minimum capital lease payments..............................    $   2,317
                                                                                      ------
                                                                                      ------

    The cost of leased equipment included in club equipment was approximately $2,779 and $4,190 at May 31, 1996 and 1997, respectively; related accumulated depreciation was $559 and $1,283, respectively.

                TOWN SPORTS INTERNATIONAL, INC. AND SUBSIDIARIES

                      ALL FIGURES $'000, EXCEPT SHARE DATA

7. INVESTMENTS IN, AND AMOUNTS DUE FROM, AFFILIATED COMPANIES:

    Investments in, and amounts due from, affiliated companies as of May 31, 1996 and 1997 consist of the following:

                                                                                                           1996       1997
                                                                                                         ---------  ---------
Investments:
  Capitol Hill Squash Club Associates ("CHSCA").............................................             $      35  $      39
  Kalorama Sports Management Associates ("KSMA")............................................                    14        (31)
                                                                                                         ---------        ---
                                                                                                                49          8
Receivables, payables and advances:
  American Fitness Franchise Corp. and its affiliate........................................                --            150
  Great Neck Fitness Club, Ltd. and its affiliate ("GNFC")..................................        (a)        319        212
  Town Squash AG ("TSAG")--management fees receivable, denominated in Swiss francs..........        (b)        296         84
  Mid-Atlantic Fitness Network with interest at 7.5%........................................                   110         76
  Kalorama Sports Management Associates, with interest at prime plus 1.5% (10% at May 31,
    1997)...................................................................................                    40        128
  Note due from stockholder, interest at prime plus 2%......................................                    74     --
  Capitol Hill Squash Club Associates and its affiliate.....................................                     1         (5)
  Bruckmann, Rosser, Sherrill & Co., Inc. ("BRS")...........................................        (c)     --           (104)
                                                                                                         ---------        ---
                                                                                                               889        549
  Less, Current portion due within one year.................................................                   539        129
                                                                                                         ---------        ---
                                                                                                         $     350  $     420
                                                                                                         ---------        ---
                                                                                                         ---------        ---

    Summarized selected data of the investees is as follows:

                                                                                                               COMPANY'S SHARE
                          INVESTEE DATA AS OF AND FOR THE YEAR ENDED MAY 31, 1997                              OF NET INCOME IN
------------------------------------------------------------------------------------------------------------      AFFILIATED
                                             THE COMPANY'S                                                        COMPANIES
                                               OWNERSHIP     TOTAL                                             ----------------
INVESTEE                          SEE NOTE    PERCENTAGE     ASSETS  TOTAL LIABILITIES   EQUITY   NET INCOME   1995  1996  1997
--------------------------------  --------   -------------   ------  -----------------   ------   ----------   ----  ----  ----
CHSCA...........................  (d),(e)         20%        $  508       $   68          $440       $426      $ 56  $ 71  $ 86
KSMA............................      (d)         42%         1,624        1,313           311        288       214   260    93
                                                                                                               ----  ----  ----
                                                                                                               $270  $331  $179
                                                                                                               ----  ----  ----
                                                                                                               ----  ----  ----

------------------------

(a) The Company entered into a management agreement with GNFC. The Company together with the shareholders of GNFC, is liable to fund shortfalls in operating cash flows, as defined.

   The terms of the agreement provide for the Company to fund a maximum amount of $250, which is non-interest-bearing and will be repaid out of future operating cash flows, as defined.

   Management fees earned during the year ended May 31, 1996 amounted to approximately $75. No management fees were recognized as income during the year ended May 31, 1995 and 1997.

(b) The Company entered into a management agreement with TSAG. The Company, together with the shareholders of TSAG, is contingently liable to fund shortfalls in operating cash flow, as defined.

                TOWN SPORTS INTERNATIONAL, INC. AND SUBSIDIARIES

                      ALL FIGURES $'000, EXCEPT SHARE DATA

7. INVESTMENTS IN, AND AMOUNTS DUE FROM, AFFILIATED COMPANIES: (CONTINUED)
   The terms of the agreement provide for the Company to fund a maximum amount of operating cash flow of approximately $140 ("Advances"). As of May 31, 1996 and 1997, the Company had no outstanding Advances to TSAG. Amounts due the Company at May 31, 1996 and 1997 represented earned management fees payable after year-end.

   Management fees earned during the years ended May 31, 1995, 1996 and 1997 amounted to approximately $482, $695 and $223, respectively.

(c) The Company entered into a professional service agreement with BRS, for strategic and financial advisory services on December 10, 1996. Fees for such services are $250 per annum, and are payable while BRS owns 20% or more of the outstanding common stock of the Company.

(d) Income and loss allocations to the Company are based on terms defined within the partnership agreements and may not equal ownership percentages.

(e) Investee earnings exclude management fees earned during each of the years ended May 31, 1995, 1996 and 1997, which amounted to approximately $67, $67 and $66, respectively.

8. LEASES:

    The Company leases office, warehouse and multi-recreational facilities and certain equipment under noncancelable operating leases. In addition to base rent, the facility leases generally provide for additional rent based on increases in real estate taxes and other costs. Certain leases provide for additional rent based upon defined formulas of revenue, cash flow or operating results of the respective facilities. Under the provisions of certain of these leases, the Company is required to maintain irrevocable letters of credit, which total $1,109.

    The leases expire at various times through May 31, 2019, and some may be extended at the Company's option.

    Future minimum rental payments under noncancelable operating leases are as follows:

YEAR ENDING MAY 31,                                                     MINIMUM ANNUAL RENTAL
---------------------------------------------------------------------  -----------------------
1998.................................................................        $     8,142
1999.................................................................              9,083
2000.................................................................              9,340
2001.................................................................              9,416
2002.................................................................              9,460
Aggregate thereafter.................................................             79,004

                                                                       -----------------------
                                                                             $   124,445
                                                                       -----------------------
                                                                       -----------------------

    Rent expense, including deferred lease liabilities, for the years ended May 31, 1995, 1996 and 1997 was approximately $7,108, $8,653 and $10,169, respectively. Such amounts include additional rent of $1,726, $1,863 and $2,136, respectively.

    The Company, as landlord, leases space under noncancelable operating leases. In addition to base rent, certain leases provide for additional rent based on increases in real estate taxes, indexation, utilities

                TOWN SPORTS INTERNATIONAL, INC. AND SUBSIDIARIES

                      ALL FIGURES $'000, EXCEPT SHARE DATA

8. LEASES: (CONTINUED)
and defined amounts based on the operating results of the lessee. The leases expire at various times through May 31, 2005. Future minimum rentals receivable under noncancelable leases are as follows:

YEAR ENDING MAY 31,                                                     MINIMUM ANNUAL RENTAL
---------------------------------------------------------------------  -----------------------
1998.................................................................         $     527
1999.................................................................               466
2000.................................................................               375
2001.................................................................               375
2002.................................................................               338
Aggregate thereafter.................................................               650
                                                                                 ------
                                                                              $   2,731
                                                                                 ------
                                                                                 ------

    Rental income, including noncash rental income, for the years ended May 31, 1995, 1996 and 1997, was approximately $831, $882 and $936, respectively. Such amounts included additional rental charges above the base rent of $499, $570 and $620, respectively.

9. STOCKHOLDERS' EQUITY:

A. CAPITALIZATION:

    The Company's certificate of incorporation, as amended on December 10, 1996, provides for the issuance of up to 2,050,000 shares of capital stock, consisting of 1,150,000 shares of Class A Voting Common Stock ("Class A"), par value $0.001 per share; 500,000 shares of Class B Non-voting Common Stock ("Class B"), par value of $0.01 per share, (Class A and Class B are collectively referred to herein as "Common Stock") and 200,000 shares of Series A Preferred Stock, ("Series A") par value $1.00 per share, and 200,000 shares of Series B Preferred Stock ("Series B") par value $1.00 per share.

    All stockholders have preemptive rights to purchase a pro-rata share of any future sales of securities, as defined.

    PREFERRED STOCK

    The Preferred Stock has liquidation preferences over Common Stock. The Company's Series A and Series B stock have no conversion features or voting rights except as required by law, and rank PARI PASSU.

    Series A stock has a liquidation value of $100 per share plus cumulative unpaid dividends of $1,005 as of May 31, 1997. Series A stockholders are entitled to a cumulative 14% annual dividend based upon the per share price of $100.

    Series B stock has a liquidation value of $35 per share plus cumulative unpaid dividends of $9 as of May 31, 1997. Series B stockholders are entitled to a cumulative 14% annual dividend based upon the per share price of $35.

    Accrued dividends on all Series of Preferred Stock are payable upon certain defined events which include: the dissolution, liquidation or winding up of the Company; the redemption of such shares; or the sale of substantially all of the assets of the Company.

                TOWN SPORTS INTERNATIONAL, INC. AND SUBSIDIARIES

                      ALL FIGURES $'000, EXCEPT SHARE DATA

9. STOCKHOLDERS' EQUITY: (CONTINUED)
    COMMON STOCK

    Class A stock and Class B stock each have identical terms with the exception that Class A stock is entitled to one vote per share, while Class B stock has no voting rights, except as required by law. In addition, Class B stock is convertible into an equal number of Class A shares, at the option of the holder of the majority of the Class B stockholders.

B. STOCK OPTIONS AND WARRANTS:

    The following table summarizes the stock option activity for the years ended May 31, 1995, 1996 and 1997:

                                          CLASS A COMMON                                   SERIES B
                                            ($0.01 PAR      CLASS A COMMON     CLASS B    REDEEMABLE    SERIES B
STOCK OPTIONS                                 VALUE)       ($.001 PAR VALUE)    COMMON     PREFERRED    PREFERRED
---------------------------------------  ----------------  -----------------  ----------  -----------  -----------
Number of shares under option:
  Outstanding at June 1, 1994..........        150,000                           121,000
  Options granted......................        150,000                            --          21,251
  Options exercised....................
  Options cancelled....................       (150,000)                           --          --

                                         ----------------                     ----------  -----------
  Outstanding at May 31, 1995..........        150,000                           121,000      21,251
  Options exercised....................        (13,358)                           (2,351)     --
  Options cancelled....................         (6,642)                             (349)     --
                                         ----------------                     ----------  -----------
  Outstanding at May 31, 1996..........        130,000                           118,300      21,251
  Options granted......................         --                57,142(a)       20,000(b)     --        164,783(b)
  Options exercised....................       (130,000)           --            (138,300)    (21,251)      --
                                         ----------------  -----------------  ----------  -----------  -----------
  Outstanding at May 31, 1997..........         --                57,142          --          --          164,783
                                         ----------------  -----------------  ----------  -----------  -----------
                                         ----------------  -----------------  ----------  -----------  -----------
Weighted average exercise price:
  Outstanding at June 1, 1994..........     $     3.00                        $    10.00
  Options granted......................           3.40                            --       $    3.00
  Options cancelled....................           3.00                            --          --
                                         ----------------                     ----------  -----------
  Outstanding at May 31, 1995..........           3.40                             10.00        3.00
  Options exercised....................           2.40                              9.89      --
  Options cancelled....................           2.40                              9.89      --
                                         ----------------                     ----------  -----------
  Outstanding at May 31, 1996..........           3.55                             10.06        3.00
  Options granted......................         --             $    1.00            6.00      --        $   10.00
  Options exercised....................           3.55            --                9.47        3.00       --
                                         ----------------  -----------------  ----------  -----------  -----------
  Outstanding at May 31, 1997..........         --             $    1.00          --          --        $   10.00
                                         ----------------  -----------------  ----------  -----------  -----------
                                         ----------------  -----------------  ----------  -----------  -----------

------------------------

(a) Option exercise price equal to market price on the grant date.

(b) Option exercise price less than market price on the grant date.

                TOWN SPORTS INTERNATIONAL, INC. AND SUBSIDIARIES

                      ALL FIGURES $'000, EXCEPT SHARE DATA

9. STOCKHOLDERS' EQUITY: (CONTINUED)
    The following table summarizes stock option information as of May 31, 1997:

                                                         OPTIONS OUTSTANDING
                                           ------------------------------------------------
                                                           WEIGHTED-                              OPTIONS EXERCISABLE
                                                            AVERAGE           WEIGHTED-      ------------------------------
                              EXERCISE       NUMBER        REMAINING           AVERAGE         NUMBER     WEIGHTED- AVERAGE
                                PRICE      OUTSTANDING  CONTRACTUAL LIFE   EXCERCISE PRICE   EXERCISABLE   EXERCISE PRICE
                            -------------  -----------  ----------------  -----------------  -----------  -----------------
Class A Common ($.001 par
  value)..................    $    1.00        57,142        114 months       $    1.00          11,428       $    1.00
Series B Preferred........    $   10.00       164,783        294 months       $   10.00         164,783       $   10.00

    CLASS A COMMON STOCK ($.001 PAR VALUE) OPTIONS:

    Options vest based upon achievement of annual equity value attributable to Common stockholders over five years, as defined. There are no option shares reserved for future issuance.

    SERIES B PREFERRED STOCK OPTIONS:

    During the period between the grant date, December 10, 1996, and the exercise date, the option agreements contain provisions whereby the options exercise price will be reduced or in certain cases, the optionholder will receive cash in accordance with a formula as defined. There are no option shares reserved for future issuance.

    During the years ended May 31, 1995, 1996 and 1997, in connection with the granting of Series B Preferred Stock Options and Class A and Class B Common Stock Options, the Company recognized a noncash compensation charge of approximately $635, $1,967 and $5,933, respectively. The Company applied APB Opinion No. 25 in accounting for its plans. Such charges represented the difference between the exercise price of the respective options and the fair market value as determined by the Board of Directors of the underlying securities.

    The following table summarizes the pro forma operating results of the Company had compensation costs for the outstanding options been determined in accordance with the fair value based method of accounting for stock-based compensation as prescribed in SFAS No. 123. There were no options granted during the year ended May 31, 1996 and since option grants awarded during the year ended May 31, 1997 vest over several years, the pro forma results noted below are not likely to be representative of the effects on future years of the application of the fair value based method.

                                                                                                            1997
                                                                                                          ---------
Pro forma net (loss) to common stockholders prepared in accordance with SFAS No. 123....................  $  (1,826)
                                                                                                          ---------
                                                                                                          ---------

    For the purposes of the above pro forma information, the fair value of each option granted was estimated on the date of grant using the Black-Scholes option pricing model. The weighted-average fair value of the options was $26.80. The following weighted-average assumptions were used in computing the fair value of options grants: expected volatility of 60%; risk-free interest rate of approximately 6.5%; expected lives of five years; and a zero dividend yield.

                TOWN SPORTS INTERNATIONAL, INC. AND SUBSIDIARIES

                      ALL FIGURES $'000, EXCEPT SHARE DATA

9. STOCKHOLDERS' EQUITY: (CONTINUED)
    WARRANTS TO BUY COMMON STOCK:

    In connection with the issuance of the Subordinated note payable on December 10, 1996 warrants to buy 124,022 Class A Common Shares were issued at an exercise price of $0.01 per share. Original issue discount arising upon this issue, totaled approximately $123 and 10,000 warrants were exercised on December 10, 1996 with the remaining warrants outstanding and fully exercisable until expiration on December 10, 2006.

10. ASSET ACQUISITIONS:

    During the year ended May 31, 1997, the Company acquired the assets of three separate fitness clubs. The purchase prices totaled $4,138 which included $1,888 payable at closing and the issuance, or assumption of notes payable totaling $2,250.

    During the year ended May 31, 1996, the Company acquired the assets of a fitness club. The purchase price totaled $304, which included $35 payable at closing and the issuance, or assumption of notes payable totaling $269.

    During the year ended May 31, 1995, the Company acquired the stock of a fitness club which had been managed by the Company. The purchase price totaled $311, which included $95 payable at closing and the issuance of notes payable totaling $216. In addition, the Company also acquired all of the assets and liabilities of a health and fitness club for nominal consideration, canceled the pre-existing management agreement, entered into a noncancelable operating lease for the space previously occupied by former owner and assumed operation of the club. The fair value of the net assets acquired, which included cash of $67, exceeded the total consideration paid by approximately $80. Such difference has been accounted for as a lease incentive and is included in other liabilities.

    For financial reporting purposes, these acquisitions have been accounted for under the purchase method and, accordingly, the purchase price has been assigned to the assets acquired on the basis of their respective fair values on the dates of acquisition. The results of operations of the clubs have been included in the Company's consolidated financial statements from the respective dates of acquisition and the impact of these acquisitions on the respective consolidated financial statements of the Company was not material.

                TOWN SPORTS INTERNATIONAL, INC. AND SUBSIDIARIES

                      ALL FIGURES $'000, EXCEPT SHARE DATA

11. CORPORATE INCOME TAXES:

    The (benefit) provision for income taxes for the years ended May 31, 1995, 1996 and 1997 consists of the following:

                                                                             1995
                                                           -----------------------------------------
                                                             FEDERAL     STATE AND LOCAL     TOTAL
                                                           -----------  -----------------  ---------
Current..................................................   $     442       $     364      $     806
Deferred.................................................        (818)           (529)        (1,347)
                                                                -----           -----      ---------
                                                            $    (376)      $    (165)     $    (541)
                                                                -----           -----      ---------
                                                                -----           -----      ---------

                                                                          1996
                                                          -------------------------------------
                                                           FEDERAL   STATE AND LOCAL    TOTAL
                                                          ---------  ---------------  ---------
Current.................................................  $   1,256     $     911     $   2,167
Deferred................................................       (964)         (575)       (1,539)
                                                          ---------         -----     ---------
                                                          $     292     $     336     $     628
                                                          ---------         -----     ---------
                                                          ---------         -----     ---------

                                                                          1997
                                                          -------------------------------------
                                                           FEDERAL   STATE AND LOCAL    TOTAL
                                                          ---------  ---------------  ---------
Current.................................................  $   1,053     $     762     $   1,815
Deferred................................................     (1,226)         (832)       (2,058)
                                                          ---------         -----     ---------
                                                          $    (173)    $     (70)    $    (243)
                                                          ---------         -----     ---------
                                                          ---------         -----     ---------

                TOWN SPORTS INTERNATIONAL, INC. AND SUBSIDIARIES

                      ALL FIGURES $'000, EXCEPT SHARE DATA

11. CORPORATE INCOME TAXES: (CONTINUED)
    The components of the net deferred tax asset as of May 31, 1996 and 1997 are summarized below:

                                                                             1996       1997
                                                                           ---------  ---------
Deferred tax assets:
  Deferred lease liabilities.............................................  $   2,226  $   2,966
  Stock compensation.....................................................      1,060      1,846
  Fixed assets...........................................................        781      1,153
  State net operating loss carry-forwards................................        123        100
  Investment in affiliated companies.....................................     --             33
  Deferred income........................................................      1,431      1,835
                                                                           ---------  ---------
                                                                               5,621      7,933
                                                                           ---------  ---------
                                                                           ---------  ---------
Deferred tax liabilities:
  Accruals...............................................................       (152)      (153)
  Investment in affiliated companies.....................................        (37)    --
  Deferred charges.......................................................     (1,234)    (1,624)
                                                                           ---------  ---------
                                                                              (1,423)    (1,777)
                                                                           ---------  ---------
  Net deferred tax asset, prior to valuation allowance...................      4,198      6,156
Valuation allowance......................................................       (284)      (184)
                                                                           ---------  ---------
  Net deferred tax asset.................................................  $   3,914  $   5,972
                                                                           ---------  ---------
                                                                           ---------  ---------

    As of May 31, 1997, the Company has state net operating loss carry-forwards of approximately $1,178. Such amounts expire between May 31, 2006 and May 31, 2009.

    The following table accounts for the differences between the actual provision and the amounts obtained by applying the statutory U.S. Federal income tax rate of 34% to the income (loss) before provision (benefit) for corporate income taxes:

                                                                            1995         1996         1997
                                                                            -----        -----        -----
Federal statutory tax rate.............................................         (34)%         34%         (34)%
State and local income taxes, net of federal tax benefit...............          (9)          19           (6)
Reduction in valuation allowance.......................................      --           --               (8)
Adjustment of prior year's tax refund..................................      --           --               25
Other..................................................................           1       --                2
                                                                                 --           --           --
                                                                                (42)%         53%         (21)%
                                                                                 --           --           --
                                                                                 --           --           --

12. CONTINGENCIES:

    The Company is a party to various lawsuits arising in the normal course of business. Management believes that the ultimate outcome of these matters will not have a material effect on the Company's consolidated financial position, results of operations and cash flows.

                TOWN SPORTS INTERNATIONAL, INC. AND SUBSIDIARIES

                      ALL FIGURES $'000, EXCEPT SHARE DATA

13. EMPLOYEE BENEFIT PLAN:

    During April 1996, the Company implemented a 401(k) salary deferral plan (the "Plan") which is available to eligible employees, as defined. The Plan provides for the Company to make discretionary contributions, however, the Company elected not to make contributions for the years ended May 31, 1996 and 1997.

14. SUBSEQUENT EVENTS:

    During June 1997, the Company acquired the assets of three fitness clubs. The purchase prices totaled $4,116 which included $1,590 payable at closing, the issuance, or assumption of notes payable totaling $1,946 and the utilization of amounts paid under a purchase option agreement of $580. In addition, the Company has entered into noncancelable operating leases which expire at various times through May 31, 2013. Future minimum rental payments required under these leases total approximately $11,600.

15. NOTES TO INTERIM FINANCIAL STATEMENTS (UNAUDITED)

A. BASIS OF PRESENTATION:

    The consolidated financial statements as of August 31, 1997 and for the three months ended August 31, 1996 and 1997 are unaudited. In the opinion of management, these unaudited consolidated financial statements reflect all adjustments necessary (which are of a normal recurring nature) to present fairly the financial position and results of operations and cash flows for the interim periods, but are not necessarily indicative of the results of operations for a full fiscal year.

B. ACQUISITION:

    During September 1997, the Company acquired the assets of a fitness club. The purchase price totaled $2,184 which included $1,900 payable at closing and the issuance of a note payable totaling $284. In addition, the Company has entered into a noncancelable operating lease which expires May 31, 2003. Future minimum rental payments required under this lease totals approximately $2,900.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS REGISTRATION STATEMENT IN CONNECTION WITH THE OFFER MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE INITIAL PURCHASERS. NEITHER THE DELIVERY OF THIS REGISTRATION STATEMENT NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE AS OF WHICH INFORMATION IS GIVEN IN THIS REGISTRATION STATEMENT. THIS REGISTRATION STATEMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                  ---------
Summary.........................................          3
Risk Factors....................................         15
Use of Proceeds.................................         19
Capitalization..................................         20
Selected Historical Consolidated Financial
  Data..........................................         21
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations....................................         23
Business........................................         27
Management......................................         36
Security Ownership..............................         41
Certain Relationships and Related
  Transactions..................................         43
Description of New Credit Facility..............         44
Description of Notes............................         45
The Exchange Offer..............................         69
Certain Federal Income Tax Considerations.......         75
Plan of Distribution............................         77
Legal Matters...................................         77
Experts.........................................         77
Available Information...........................         77
Index to Consolidated Financial Statements......        F-1

$85,000,000

TOWN SPORTS
INTERNATIONAL, INC.

SERIES B
9 3/4% SENIOR NOTES
DUE 2004

REGISTRATION STATEMENT

DATED            , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Reference is made to Sections 721 to 725 of the New York Business Corporation Law ("NYBCL") which provide for indemnification of directors and officers. Pursuant to Section 721 of the NYBCL, no indemnification shall be made to or on behalf of a director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the results of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. Section 402(b) of the NYBCL permits a certificate of incorporation to set forth a provision limiting or eliminating the personal liability of directors to a corporation or its shareholders for damages for any breach of duty in such capacity, provided that no such provision shall eliminate or limit the liability of a director (i) if a judgment or other final adjudication adverse to him or her establishes that his or her acts were in bad faith or involved intentional misconduct or a knowing violation of law or
(ii) that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, or (iii) in certain other cases specified in Section 719 of the NYBCL.

    Article Eighth of Registrant's Restated Certificate of Incorporation provides that, except to the extent limitation of liability or indemnification is not permitted by applicable law: (i) a director or officer of the Registrant shall not be liable to the Registrant or any of its shareholders for damages for any breach of duty in such capacity, and (ii) the Registrant shall fully indemnify any person made, or threatened to be made a party to an action or proceeding, whether civil or criminal, including an investigative, administrative or legislative proceeding, and including an action by or in the right of the Registrant or any other enterprise, by reason of the fact that the person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant any other enterprise as a director, officer or in any other capacity, against any and all damages incurred as a result of or in connection with such action or proceeding or any appeal thereof.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) EXHIBITS.

      2.1  Agreement and Plan of Merger dated as of November 8, 1996 by and among Town Sports
           International, Inc., various Sellers and Option Holders and TSI Merger Sub, Inc.

      2.2  Amendment to Agreement and Plan of Merger dated as of December 10, 1996 among TSI
           Merger Sub, Inc., Town Sports International, Inc. and various sellers and Option
           Holders of the Company.

      3.1  Certificate of Incorporation of Town Sports International, Inc.*

      3.2  By-Laws of Town Sports International, Inc.

      4.1  Indenture dated as of October 16, 1997 between Town Sports International, Inc. and
           United States Trust Company of New York.

      4.2  Purchase Agreement dated as of October 9, 1997 among Town Sports International,
           Inc. and BT Alex. Brown, Inc.

      4.3  Registration Rights Agreement dated as of October 16, 1997 among Town Sports
           International, Inc., and BT Alex. Brown, Inc.

      5.1  Opinion and consent of Kirkland & Ellis.

     10.1  Amended and Restated Credit Agreement among Town Sports International, Inc.,
           Various Lending Institutions, and Bankers Trust Company, as Administrative Agent
           dated as of October 16, 1997.

     10.2  Registration Rights Agreement dated as of December 10, 1996 by and among Town
           Sports International, Inc., Bruckmann, Rosser, Sherrill & Co., L.P. and various investors, Farallon Capital Partners, L.P., Farallon Capital Institutional
           Partners, L.P., RR Capital Partners, L.P., Farallon Capital Institutional Partners
           II, L.P., Canterbury Mezzanine Capital, L.P., and certain TSI shareholders.

     10.3  Shareholders Agreement dated as of December 10, 1996 by and among Town Sports
           International, Inc., Bruckmann, Rosser, Sherrill & Co., L.P. and various investors,
           Farallon Capital Partners, L.P., Farallon Capital Institutional Partners, L.P., RR
           Capital Partners, L.P., Farallon Capital Institutional Partners II, L.P.,
           Canterbury Mezzanine Capital, L.P., and certain TSI shareholders.

     11.1  Statement of Computation of Per Share Data

     12.1  Statement of Computation of Ratios of Earnings to Fixed Charges.

     21.1  Subsidiaries of Town Sports International, Inc.

     23.1  Consent of Coopers & Lybrand L.L.P., independent accountants.

     23.2  Consent of Kirkland & Ellis (included in Exhibit 5.1).

     24.1  Powers of Attorney (included in signature page).

     25.1  Statement of Eligibility of Trustee on Form T-1.

     27.1  Financial Data Schedule.

     99.1  Form of Letter of Transmittal.

     99.2  Form of Notice of Guaranteed Delivery.

     99.3  Form of Tender Instructions.

------------------------

*   To be filed by amendment.

    (b) Financial Statement Schedules

        Schedule II--Valuation and Qualifications Accounts

ITEM 22. UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered therein, and the offering of such Securities at the time shall be deemed to be the initial BONA FIDE offering thereof;

    (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering; and

    (4) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (5) That for the purpose of determining liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (6) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (7) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    In so far as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under
Item 20 or otherwise, the registrant has been advised that in the opinion of the Securities and exchange Commission such indemnification is against public policy as expressed in the Securities At and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on November 24, 1997.

                                TOWN SPORTS INTERNATIONAL, INC.

                                By               /s/ MARK A. SMITH
                                     -----------------------------------------
                                            CHIEF EXECUTIVE OFFICER AND
                                               CHAIRMAN OF THE BOARD

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark Smith, Richard Pyle and Alexander Alimanestianu, his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer of Town Sports International, Inc.) to sign any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement anad power of attorney have been signed by the following persons on November 24, 1997 in the capacities indicated:

                                By               /s/ MARK A. SMITH
                                     -----------------------------------------
                                                   Mark A. Smith
                                      CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF
                                      THE BOARD (PRINCIPAL EXECUTIVE OFFICER)

                                By                /s/ RICHARD PYLE
                                     -----------------------------------------
                                                    Richard Pyle
                                            EXECUTIVE VICE PRESIDENT AND
                                         CHIEF FINANCIAL OFFICER (PRINCIPAL
                                         FINANCIAL AND ACCOUNTING OFFICER)

                                By                /s/ KEITH ALESSI
                                     -----------------------------------------
                                                    Keith Alessi
                                                      DIRECTOR

                                By                /s/ PAUL ARNOLD
                                     -----------------------------------------
                                                    Paul Arnold
                                                      DIRECTOR

                                By              /s/ BRUCE BRUCKMANN
                                     -----------------------------------------
                                                  Bruce Bruckmann
                                                      DIRECTOR

                                By              /s/ STEPHEN EDWARDS
                                     -----------------------------------------
                                                  Stephen Edwards
                                                      DIRECTOR

                                By                 /s/ JASON FISH
                                     -----------------------------------------
                                                     Jason Fish
                                                      DIRECTOR

                     INDEX TO FINANCIAL STATEMENT SCHEDULE

                                                                                                                PAGE
                                                                                                                -----
Report of independent accountants..........................................................................         S-2
Schedule II, valuation and qualifying accounts.............................................................         S-3

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Town Sports International, Inc.

    Our report on the consolidated financial statements of Town Sports International, Inc. and Subsidiaries is included on page F-2 of the Form S-4. In connection with our audits of such financial statements, we have also audited the related financial statement schedule listed in the index on page S-1 of this Form S-4.

    In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.

                                          Coopers & Lybrand, L.L.P.

New York, New York
July 24, 1997

                TOWN SPORTS INTERNATIONAL, INC. AND SUBSIDIARIES

                 SCHEDULE II, VALUATION AND QUALIFYING ACCOUNTS
            FOR EACH OF THE YEARS ENDED MAY 31, 1995, 1996 AND 1997

                                                                               COL. C
                                                                             ADDITIONS
                                                       COL. B      ------------------------------                    COL. E
                                                    -------------        (1)             (2)                      -------------
COL A.                                               BALANCE AT      CHARGED TO      CHARGED TO       COL. D       BALANCE AT
--------------------------------------------------    BEGINNING       COSTS AND         OTHER      -------------       END
DESCRIPTION                                            OF YEAR        EXPENSES        ACCOUNTS      DEDUCTIONS       OF YEAR
--------------------------------------------------  -------------  ---------------  -------------  -------------  -------------
Deferred tax valuation
  allowance:
1995..............................................    $     284                                                     $     284
1996..............................................          284                                                           284
1997..............................................          284                                (1)   $    (100)           184

------------------------

(1) Reduction of valuation allowance from the utilization of state net operating loss carryforward which were no longer required.

                                 EXHIBIT INDEX

      2.1  Agreement and Plan of Merger dated as of November 8, 1996 by and among Town Sports
           International, Inc., various Sellers and Option Holders and TSI Merger Sub, Inc.
      2.2  Amendment to Agreement and Plan of Merger dated as of December 10, 1996 among TSI
           Merger Sub, Inc., Town Sports International, Inc. and Various Sellers and Option
           Holders of the Company.
      3.1  Certificate of Incorporation of Town Sports International, Inc.*
      3.2  By-Laws of Town Sports International, Inc.
      4.1  Indenture dated as of October 16, 1997 between Town Sports International, Inc. and
           United States Trust Company of New York.
      4.2  Purchase Agreement dated as of October 9, 1997 among Town Sports International, Inc.
           and BT Alex. Brown, Incorporated.
      4.3  Registration Rights Agreement dated as of October 16, 1997 among Town Sports
           International, Inc., and BT Alex. Brown, Incorporated.
      5.1  Opinion and consent of Kirkland & Ellis.
     10.1  Amended and Restated Credit Agreement among Town Sports International, Inc., Various
           Lending Institutions, and Bankers Trust Company, as Administrative Agent dated as of
           October 16, 1997.
     10.2  Registration Rights Agreement dated as of December 10, 1996 by and among Town Sports
           International, Inc., Bruckmann, Rosser, Sherrill & Co., L.P. and various investors,
           Farallon Capital Partners, L.P., Farallon Capital Institutional Partners, L.P., RR
           Capital Partners, L.P., Farallon Capital Institutional Partners II, L.P., Canterbury
           Mezzanine Capital, L.P., and certain TSI shareholders.
     10.3  Shareholders Agreement dated as of December 10, 1996 by and among Town Sports
           International, Inc., Bruckmann, Rosser, Sherrill & Co., L.P. and various investors,
           Farallon Capital Partners, L.P., Farallon Capital Institutional Partners, L.P., RR
           Capital Partners, L.P., Farallon Capital Institutional Partners II, L.P., Canterbury
           Mezzanine Capital, L.P., and certain TSI shareholders.
     11.1  Statement of Computation of Per Share Data.
     12.1  Statement of Computation of Ratios of Earnings to Fixed Charges.
     21.1  Subsidiaries of Town Sports International, Inc.
     23.1  Consent of Coopers & Lybrand L.L.P., independent accountants.
     23.2  Consent of Kirkland & Ellis (included in Exhibit 5.1).
     24.1  Powers of Attorney (included in signature page).
     25.1  Statement of Eligibility of Trustee on Form T-1
     27.1  Financial Data Schedule.
     99.1  Form of Letter of Transmittal.
     99.2  Form of Notice of Guaranteed Delivery.
     99.3  Form of Tender Instructions.

------------------------

*   To be filed by amendment.